As filed with the Securities and Exchange Commission on August 30, 2004

Registration No. 333-117642

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

(Name of small business issuer in its charter)

South Carolina	7373	57-0910139
(State or jurisdiction of incorporation	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
or organization)	Classification Code Number)

1601 Shop Road
Suite E
Columbia, South Carolina 29201
(803) 736-5595 (Telephone)
(803) 736-5639 (Facsimile)
(Address and telephone number of principal executive offices and principal place of business)

George E. Mendenhall
Chief Executive Officer
Integrated Business Systems and Services, Inc.
1601 Shop Road
Suite E
Columbia, South Carolina 29201
(803) 736-5595 (Telephone)
(803) 736-5639 (Facsimile)
(Name, address and telephone number of agent for service)

Copy to:

R. Douglas Harmon, Esq.
Parker, Poe, Adams & Bernstein L.L.P.
Suite 3000
Three Wachovia Center
401 South Tryon Street
Charlotte, North Carolina 28202
(704) 335-9020 (Telephone)
(704) 335-4485 (Facsimile)

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED August 30, 2004.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

23,733,930 Shares of Common Stock

     This prospectus relates to the sale of up to 18,258,930 shares of our common stock which are being offered by Fusion Capital Fund II, LLC, including 937,500 shares of common stock issued or issuable upon the exercise of warrants. This prospectus also relates to the sale of up to 5,475,000 shares of our common stock which are being offered by certain other persons who are, or will become, selling stockholders of the Company. Fusion Capital and such other persons are sometimes referred to in this prospectus as the selling stockholders. The prices at which Fusion Capital and other selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders will not receive proceeds from the sale of our shares by Fusion Capital.

     Our common stock is quoted on the Over-the-counter Bulletin Board Market under the symbol “IBSS”. On August 26, 2004, the last reported sale price for our common stock as reported on the Over-the-counter Bulletin Board Market was $.25 per share.

     Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 5 for a discussion of these risks.

     Fusion Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    .

FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

PROSPECTUS SUMMARY

     This prospectus summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you in deciding whether to invest in the Company. You should read the entire prospectus carefully, including the documents incorporated by reference into this prospectus and the other documents to which this prospectus refers. As used in this prospectus, all references to the “Company,” “IBSS,” “we,” “our,” “us,” and similar references shall refer to Integrated Business Systems and Services, Inc.

     Integrated Business Systems and Services, Inc.

     Integrated Business Systems and Services, Inc., which was incorporated in 1990, is a Columbia, South Carolina-based national provider of Synapse™, a ground-breaking new software technology. Synapse™ is a complete framework and methodology used to create, implement and manage a wide variety of dynamic, distributed, networked, and real-time enterprise applications, quickly and efficiently. Global enterprises utilizing Synapse™ leverage the power of its single, flexible framework to enjoy tremendous time and cost advantages in the development, deployment, and on-going management of customized applications.

     Enabled by Synapse™ to take competitive advantage of cutting-edge technologies such as wireless networking, mobile computing and radio frequency identification (“RFID”), IBSS brings solutions to customers for mission-critical applications in manufacturing, distribution, healthcare, finance, insurance, retail, education, and government.

     IBSS’ objective is to become the vendor-of-choice among organizations seeking the most advanced and cost-effective solutions for tracking, automated data collection and integration. Currently, IBSS applies its software to bring real-time visibility to manufacturing processes and to our customer’s front office and supply chain execution. Our applications offer a high degree of flexibility, rapid implementation, and scalability across virtually any operating system and hardware platform. In addition to our software, we provide our customers with a variety of services, including custom design, implementation assistance, project planning and training.

     IBSS’ emphasis as a company is on helping businesses mitigate risk as they introduce new software products, extend their existing software applications and systems, or improve the way they do business. The IBSS value proposition provides three valuable assets to our customers:

•	proven expertise in integration, on-line transaction processing and wireless communications-based solutions;

•	a unique Synapse™ methodology that lets businesses quickly and economically prototype, test drive, validate and deploy new ideas; and

•	IBSS’ proprietary Synapse™ technology, which gives customers a powerful, secure enterprise framework. Further, IBSS’ proprietary Synapse™ technology brings better security in not being susceptible to the same activities related to viruses which currently plague the commodity technology providers like Microsoft. By owning and controlling our own technology with which to create on-line applications, IBSS can offer its customers the ultimate flexibility in a business relationship that can include custom extensions of the base technology, unique licensing arrangements and certain exclusivities for use in the customers’ chosen vertical market.

     The Company’s above described value-based proposition enables the Company to carefully tailor its services and software to a customer’s unique set of needs and to rapidly produce solutions specific to those needs. This value-based proposition has been and will continue to be the Company’s most important competitive advantage. This advantage would not have been possible if it were not for the Company’s key asset - Synapse™, a platform and framework for dynamic, distributed, real-time software applications.

The Offering

     On June 28, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”), pursuant to which Fusion Capital has purchased $250,000 of our common stock (“Common Stock”) and has agreed to purchase, on each trading day, at least $12,500 of our Common Stock up to an aggregate, under certain conditions, of $6,000,000 in addition to the $250,000 already purchased by Fusion Capital. In our discretion, we may elect to sell more of our Common Stock to Fusion Capital than the minimum daily amount. Fusion Capital, one of the selling stockholders under this prospectus, is offering for sale up to 18,258,930 shares of our Common Stock.

     As of June 30, 2004, there were 32,530,146 shares of Common Stock outstanding, including 1,250,000 shares purchased by Fusion Capital and 510,715 shares that we issued to Fusion Capital as compensation for its purchase commitment, but excluding the remaining 16,498,215 shares offered by Fusion Capital pursuant to this prospectus. The selling stockholders, including Fusion Capital, are offering 23,733,930 shares of our Common Stock, including 4,137,500 shares upon the exercise of warrants. The number of shares of Common Stock offered by this prospectus represents 72.95% of the total common stock outstanding as of June 30, 2004. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

     In addition, certain other persons who are, or will become, shareholders of the Company and are listed in the section below entitled “Selling Shareholders”, intend to sell up to 5,475,000 shares of Common Stock purchased from the Company in private offerings. The shares include up to 3,200,000 shares of Common Stock that may be issued upon the exercise of outstanding warrants.

Corporate Information

     Our Common Stock is listed on the OTCBB under the symbol “IBSS”.

     Our principal executive offices are located at 1601 Shop Road, Suite E, Columbia, South Carolina 29201. Our telephone number is (803) 736-5595.

RISK FACTORS

     An investment in shares of our Common Stock offered herein represents a high degree of risk. There are a number of risk factors, including those specified below, which may, either now or anytime in the future, have an adverse effect on our business, operating results and financial condition. As such, you should carefully consider the risk factors below in evaluating our Company and its business and the offering outlined herein. An investment in these securities should only be considered by a person who can assume such risks, as well as the risk of loosing all or a portion of their investment. As a consequence of these risk factors, the other information contained in this registration statement, and the risks discussed in our other periodic filings with the Commission, our actual results could differ materially from those contemplated by any forward-looking statements contained in this registration statement.

RISKS RELATED TO OUR COMPANY

     We have substantial existing debt, are highly leveraged and are in default under one of our notes.

     All of our assets are pledged as collateral under all of our debt arrangements. At June 30, 2004, we had approximately $3.7 million in outstanding debt under convertible debentures and notes that we issued in 2001 and 2002. These debtholders have a security interest in all of our assets, including our proprietary technologies. Of this amount, approximately $3.2 million is long term non-interest bearing and non-convertible debt mostly due on December 31, 2006. This debt has 38,035,426 warrants attached to it that can begin to be exercised on or after October 1, 2004. The principal and interest on the remaining amount (approximately $500,000) is currently due and is in default status.

     In the event that we are unable to satisfy our repayment obligations under our secured debt, the holders of this debt may seek to foreclose their security interests and liens on our assets. In such event, if we are unable to reach a pay out arrangement satisfactory to the holders of this secured debt or seek satisfactory debt relief under federal bankruptcy laws, we believe that the Company would no longer be able to operate. In that event, we believe that it is most likely that the Company’s assets would be sold and that the proceeds from such sale would not be sufficient to satisfy the liens of our secured creditors. This would leave no funds for the payment of any of our unsecured obligations to third parties, including any judgment creditors that might arise. In addition, this would leave no funds or assets available for distribution to our shareholders.

     We have a large accumulated deficit, we expect future losses to continue for the foreseeable future, and we may never achieve or maintain profitability.

     We have historically experienced operating losses in each of our fiscal years since January 1, 1995. We have incurred annual losses from operations of $149,780, $1,231,523 and $7,673,218, respectively, for each of the three years ended December 31, 2003, 2002 and 2001, respectively. We have incurred net losses of $11,256,202, $3,154,767 and $847,321, respectively, for each of the three years ended December 31, 2003. At June 30, 2004, we had an accumulated deficit of $25,036,452.

     Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the continued successful commercialization of our new and existing software products. No assurances can be given that this commercialization will continue or exist for new software products in the future or that we will ever become profitable.

     In addition, since 1997, we have continued to allocate a substantial proportion of our internal resources to activities associated with the development, marketing and sale of our current suite of new software products. During the last three years, we have also undertaken a complete restructuring of our sales and marketing organization and have commenced several new customer acquisition strategies. This strategy of increased emphasis on new product development and the suspension of much of our traditional sales activities while we began implementing our sales team reorganization resulted in a substantial reduction in our traditional service revenues during the affected periods. Despite our history of losses, we believe it is vital to our future success that we continue to allocate working capital toward our sales and marketing strategies, although at a lower percentage of revenue than our allocation of working capital in this area during our most recent fiscal years.

     Our most recent financial statements include a going concern paragraph.

     Our independent accountant’s report for our 2003 audit and the notes to our audited financial statements included in this prospectus for the year ended December 31, 2003 identify factors that, in the opinion of our independent accountants, raise substantial doubts about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. For additional information regarding this report, please refer to Note 1 to our audited financial statements included in this prospectus.

     We will require additional financing to sustain our operations and without it we will not be able to continue operations.

     At June 30, 2004, we had a working capital deficit of $762,973. The independent accountant’s report for the year ended December 31, 2003 includes an explanatory paragraph to their audit opinion stating that our 2003 net loss, accumulated deficit and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had an operating cash flow deficit of $5,217,128 and $783,059 in 2001 and 2002, an operating cash flow surplus of $60,239 in 2003, and an operating cash flow deficit of $595,130 for the six months ended June 30, 2004. We do not currently have sufficient financial resources to fund our operations. Therefore, we need additional funds to continue these operations.

     We only have the right to receive $12,500 per trading day under the common stock purchase agreement with Fusion Capital unless the price per share of our Common Stock equals or exceeds $0.60, in which case the daily amount may be increased under certain conditions as the price of our Common Stock increases. Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any trading days that the market price of our Common Stock is less than $0.20. Because we are registering 15,000,000 shares of our Common Stock that could be purchased by Fusion Capital pursuant to the common stock purchase agreement, the selling price of our Common Stock to Fusion Capital will have to average at least $.40 per share for us to receive, in addition to the $250,000 we have already received from Fusion Capital, the maximum proceeds of $6,000,000 without registering additional shares of Common Stock. Assuming a purchase price of $0.25 per share (the closing sale price of a share of Common Stock on August 26, 2004) and the purchase by Fusion Capital of the full 15,000,000 shares under the common stock purchase agreement, proceeds to us would only be $3,750,000 unless we choose to register more than 15,000,000 shares, which we have the right, but not the obligation, to do.

     The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize and sell our new and existing software products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $6,000,000 under the common stock purchase agreement (in addition to the $250,000 we have already received), we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects.

     Substantially all of our revenue is associated with only one customer, the loss of whom would severely jeopardize our ability to maintain our operations.

     In 2003, our largest customer accounted for more than 93% of our revenue, and our second largest customer accounted for 4% of our revenue. Consequently, the loss of our largest customer would have a material adverse effect on our revenue and would likely result in the cessation of our operations if we are not otherwise able to expand our revenue base. Even if we are successful in growing the size and depth of our customer base, we have historically generated substantially all of our revenue from a limited number of customers, substantially all of which are in the manufacturing industry. We remain focused on expanding our sales and marketing efforts toward companies in other industries and other vertical markets, particularly for business-to-business integration and more extensive efforts in mobile computing and RFID technology tracking opportunities. Nevertheless, we expect that a small number of customers in the manufacturing industry will continue to account for a substantial portion of our revenue for the near term. Any significant decline in the demand for, and market acceptance of, our software in the manufacturing industry would have a material adverse effect on our ability to execute our business plan in the short-term. Even if we expand our customer base, we believe that our current customers will continue to provide a substantial portion of our revenue through additional license, implementation services and maintenance fees. Moreover, if we successfully market our products in new vertical markets, we expect that customers in some of those new vertical markets are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. Any failure by us to successfully address any new vertical markets will have an adverse effect on our results of operations.

     If expenditures related to our sales and marketing activities are not accompanied or shortly followed by increased revenue, our quarterly and annual operating losses could be greater than expected until we are able to delay or reduce expenditures.

     Many factors, including the factors described in this prospectus, may result in our incurring losses for 2004. We need to increase our quarterly revenues and control our quarterly expenses in order to obtain profitability.

     If we do not retain our key management personnel and attract and retain other highly skilled employees, our business will suffer.

     Our future success depends on the skills, experience and performance of our senior management team, other key personnel and advisors, and their ability to operate effectively, both individually and as a group. Each of our key employees is bound by an employment agreement with the Company. Although we maintain “key man” insurance in the amount of $1,000,000 on the lives of each of George E. Mendenhall, Ph.D., Chairman and Chief Executive Officer, and Stuart E. Massey, Executive Vice President, recovery under such insurance may not be adequate to compensate us for the full impact resulting from the death of either of these officers. If any of our existing senior management or other key research, engineering and development or sales and marketing personnel were to leave the Company, it would be difficult to replace them, and our business would be materially harmed. If we are able to achieve our anticipated sales growth, our success will also depend on our ability to recruit, retain and motivate additional highly skilled sales, marketing and engineering personnel. We believe we will face significant competition for individuals with the skills required to develop, market and support our products and services. If we fail to recruit and retain sufficient numbers of these highly skilled employees our ability to compete will be significantly harmed, and our business will suffer.

     If we do not effectively compete with new and existing competitors, our revenues and operating margins will decline.

     The market for our products is intensely competitive, evolving, and subject to rapid technological change. We expect the intensity of competition to increase in the future. As a result of increased competition, we may have to reduce the prices of our products and services, and we may experience reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues and operating results. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, as well as better name recognition and larger customer bases than we do. These competitors may be able to develop products comparable or superior to those offered by us, or adapt more quickly than we can to new technologies, evolving industry trends or customer requirements. They are also positioned to devote greater resources to the development, promotion and sale of their products than we are. Accordingly, we may not be able to compete effectively in our markets, and competition may intensify and harm our business and its operating results. If we are not successful in developing enhancements to existing products and new products in a timely manner, garnering customer acceptance or generating average licensing prices, our gross margins may decline and cause our business and operating results to suffer

     Variations in the time it takes us to sell our products may cause fluctuations in our operating results.

     Our customers generally consider a wide range of factors before committing to purchase our products, including product benefits, the ability to operate with existing and future computer systems, the ability to accommodate increased transaction volumes, and product reliability. Some of our customers are addressing these factors for the first time when they consider whether to buy our products and services. As a result, we or other parties must educate potential customers on the use and benefits of our products and services. In addition, the purchase of our products generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products, and approval at a number of management levels within a customer’s organization.

     The length of our sales cycles may vary based on the industry in which the potential customer operates, and is difficult to predict for any particular license transaction. Because of the number of factors influencing our sales process, the period between our initial contact with a new customer and the time when we are able to recognize revenue from that customer varies widely in length. Our sales cycles typically range from one to six months. For larger opportunities with new customers, however, these cycles may be longer. The length and variability of our sales cycles makes it difficult to predict whether particular sales will be concluded in any given quarter. If one or more of our license transactions are not consummated in a given quarter, our results of operations for that quarter may be below our expectations and the expectations of analysts and investors which would be likely to cause a decline in our stock price.

     Significant unanticipated fluctuations in our actual or anticipated quarterly revenues and operating results may cause us not to meet securities analysts’ or investors’ expectations and may result in a decline in our stock price.

     Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. Moreover, as a result of the evolving nature of the markets in which we compete, it is difficult to accurately forecast our revenue in any given period. Accordingly, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and should not be relied upon as indications of sustainable trends or other future performance. If our revenues, operating results or earnings are below the levels expected by investors or securities analysts, our stock price is likely to decline.

     In addition, we expect to experience significant fluctuations in our future quarterly revenues and operating results as a result of many factors specific to our operations, including:

•	the difficulty in predicting the size and timing of our customer orders;

•	the mix of our products and services sold and the mix of our distribution channels;

•	the lengthy sales cycle for some of our products;

•	the market acceptance of our products;

•	the terms and timing of our financing activities;

•	whether we are able to successfully expand our sales and marketing programs; and

•	the possible loss of any of our key personnel.

     Our revenues and operating results depend upon the volume and timing of customer orders and payments, and the date of product delivery. New software licensing, service and maintenance contracts may not result in revenues in the quarter in which the contracts are signed, and we may not be able to predict accurately when revenues from these contracts will be recognized. We realize substantially higher gross margins on our license revenues as compared to our services and maintenance revenues. Consequently, our profit margins for any particular quarter will be highly dependent on the mix of license, service and maintenance revenues in that quarter. If we cannot generate new customer orders, or our customers delay or cancel their orders in a particular quarter, these factors will have a material adverse effect on our revenues, and more significantly on a percentage basis, on our net income or loss in that quarter.

     Defects in our software products could diminish demand for our products and expose us to costly liability that would adversely affect our operating results.

     The Synapse™ software products we offer are internally complex. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Although we have not experienced any material software defects to date, any errors or defects that may be discovered could result in:

•	loss of revenue;

•	product returns or order cancellations;

•	delay in market acceptance of our products;

•	diversion of our development resources;

•	distraction of our management;

•	damage to our customer relationships and our reputation;

•	increased service and warranty costs; and

•	costly litigation defense.

     In addition, our license and service agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license and service agreements may not be effective as a result of existing or future federal, state or local laws, ordinances or judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of our customers’ use of many of our products in mission-critical applications. We do not maintain product liability insurance. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO OUR INDUSTRY

     If we fail to adapt to the rapid technological change that characterizes our markets, we could lose market share, or our products could become obsolete.

     The market for our software products and services is characterized by:

•	rapid and constant technological change;

•	frequent new product introductions and enhancements;

•	uncertain product life cycles;

•	changing customer requirements; and

•	evolving industry standards.

     The introduction of products embodying new technologies, the emergence of new industry standards, or changes in customer requirements could render some or all of our existing products obsolete and unmarketable. Moreover, decreases in the cost of existing competing products or services could enable our current or potential customers to fulfill their own needs for transaction processing and integration systems and services in a more cost-efficient manner than through the purchase of our products and services. As a result, our success depends upon our ability to respond to changing customer requirements and to enhance existing products and services to keep pace with technological developments and emerging industry standards. We have invested significantly in technology, and we anticipate that it will be necessary for us to continue to do so. Failure to develop and introduce enhancements to our existing products and services in a timely manner in response to changing market conditions or customer requirements will materially and adversely affect our business, results of operations and financial condition.

     If we fail to adequately protect our proprietary rights, we may lose these rights and our business may be seriously harmed.

     Our success depends upon our proprietary technology. To establish and protect our proprietary rights, we rely primarily on a combination of:

•	patent law;

•	copyright law;

•	trademark and trade secret laws;

•	confidentiality procedures and agreements;

•	licensing arrangements; and

•	the complex nature of our technologies.

     As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees upon hiring them, and with our customers and strategic partners when we enter into license, service and maintenance agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technologies without authorization, or develop similar technologies independently. It is difficult for us to police unauthorized use of our products. Because of this difficulty in determining the extent to which piracy of our software products may exist, software piracy remains a persistent problem. Expensive litigation may be necessary in the future to enforce our intellectual property rights. Moreover, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. While we believe that our products and technologies are protected against infringement, as a practical matter, existing laws may afford only limited protection. Consequently, the protection of our proprietary rights may not be adequate, and our competitors could independently develop similar technologies, duplicate our products, reverse-engineer, or design around the intellectual property rights we hold.

     Our products may infringe upon the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

     The commercial success of our business depends upon our products not infringing any intellectual property rights of others and upon no claims for infringement being made against us. We have conducted periodic patent searches to determine whether or not we may be infringing the patent or trademark rights of any third parties. We have also applied for patent protection of our proprietary Synapse™ software. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications of which we are not aware may have been filed which are similar to our software products. Consequently, we may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming, and could divert our management’s attention away from running our business. If we were to discover that any of our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial re-engineering. We might not be able to obtain the necessary licenses on acceptable terms or at all. If we could not obtain such licenses, we might not be able to re-engineer our products successfully or in a timely manner. We believe that we are not infringing any intellectual property rights of third parties, but there can be no assurance that such infringement will not occur. If we fail to address any infringement issues successfully, we will be forced to incur significant costs and could be prevented from selling our products.

OTHER RISKS

     The price of our Common Stock may fluctuate significantly and may be negatively affected by factors beyond our ability to control or predict.

     The price of our Common Stock is subject to the volatility generally associated with Internet, middleware, software, and technology stocks in general, and may also be affected by broader market trends unrelated to our or our competitors’ operating performances. Our stock price and the stock prices of many other companies in the technology and emerging growth sectors have historically experienced wide fluctuations, including rapid rises and declines in stock prices that have often been unrelated to the operating performance of such companies. These downward trends and fluctuations are typically the result of the combination of general economic, political and market conditions, most recently including recessions, the threat of terrorist activities, and concerns over the accuracy of financial reporting by several large publicly traded corporations. These factors are beyond our ability to control or predict. We can provide no assurance that these downward trends and the events giving rise to them will not continue for the foreseeable future, or that they will not materially adversely affect the market price of our Common Stock.

     The number of our shares of Common Stock that are or may become eligible for sale in the near future may cause the market price for our Common Stock to decline significantly, even if our business is doing well.

     Trading in our Common Stock has historically been very limited and has made the market price of our Common Stock vulnerable to significant fluctuations. At July 29, 2004, we had 31,530,146 issued and outstanding shares of Common Stock, 20,909,909 additional shares currently issuable upon the exercise of employee stock options and Common Stock purchase warrants, 38,035,426 additional shares issuable after October 1, 2004 upon exercise of warrants, and an additional 9,500,000 stock options that will begin vesting in October 2004. After giving effect to this offering and assuming all of the outstanding options and warrants were fully exercised, the Company’s fully diluted shares outstanding would be 116,486,196.

     Of the issued and outstanding shares of Common Stock, 2,006,460 shares were held by members of management as of June 30, 2004 and may be publicly sold only pursuant to the volume and manner of sale restrictions of Rule 144 under the Securities Act. Of these issued and outstanding shares held by management, 150,000 shares have been registered pursuant to a prior registration statement of the Company on Form SB-2 declared effective by the Commission on May 4, 2004. Once the restricted shares, or the shares issued pursuant to outstanding options, warrants and convertible debt, become eligible for resale under Rule 144, or their resale is otherwise registered by us with the Commission, if the holders of these shares sell substantial amounts of their shares into the public market during a short period of time, or if those shareholders are perceived by the market as intending to sell them, our stock price may decline significantly. The issuance of the shares being offered hereunder will also result in dilution to our shareholders, and may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we deem appropriate.

     Our Common Stock is thinly traded and you may be unable to sell any shares of our Common Stock that you acquire.

     Our Common Stock historically has been sporadically or “thinly-traded” on the OTCBB Market, meaning that the number of persons interested in purchasing shares of our Common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for shares of our Common Stock will develop or be sustained, or that current trading levels will be sustained.

     The sale of our Common Stock to Fusion Capital may cause dilution and the sale of the shares of Common Stock acquired by Fusion Capital could cause the price of our Common Stock to decline.

     The purchase price for Common Stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our Common Stock. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares of Common Stock purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 24 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares by Fusion Capital under this offering at any given time could cause the trading price of our Common Stock to decline. The sale of a substantial number of shares of our Common Stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

     Subject to our right to suspend purchases by Fusion Capital at any time and our right to terminate the common stock purchase agreement with Fusion Capital at any time, Fusion Capital is obligated to purchase each trading day during the term of the agreement $12,500 of our Common Stock. Fusion Capital may not purchase shares of our Common Stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 4.9% (or at our election 9.9%) of our Common Stock outstanding at the time of the purchase by Fusion Capital. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the limitation. Therefore, we believe that Fusion Capital will sell shares of our Common Stock at any time that their beneficial ownership approximates the limitation, and we do not believe that Fusion Capital will ever reach the limitation. The market for our Common Stock is thinly traded and a sale of shares by Fusion Capital under this offering at any given time could cause the trading price of our Common Stock to decline.

     Our Common Stock is deemed to be “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

     Our Common Stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. These requirements may reduce the potential market for our Common Stock by reducing the number of potential investors. This may make it more difficult for investors in our Common Stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That is not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the National Association of Securities Dealers (“NASD”) Automated Quotation System (“Nasdaq”) (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

•	In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

     Failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenues.

     Even if we are successful in realizing our 2004 objectives, and even if we obtain the full $6,000,000 under the common stock purchase agreement with Fusion Capital, we expect that we will still require additional third party financing in the future to implement our growth strategies and achieve our long-term objectives. In light of the recent downward trends experienced by the capital markets, we cannot be certain that we will be able to obtain additional debt or equity financing on favorable terms, or at all. If we obtain additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per share value of our Common Stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness or that force us to maintain specified liquidity or other ratios, any of which could harm our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop or enhance our products and services;

•	continue to implement our sales and marketing strategies;

•	acquire complementary technologies, products or businesses;

•	expand operations, in the United States or internationally;

•	hire, train and retain employees; and

•	respond to competitive pressures or unanticipated working capital requirements.

     Our failure to do any of these things could result in lower revenues and could seriously harm or result in the discontinuation of our operations.

     Anti-takeover provisions in our Articles and state corporate laws could discourage or prevent a takeover, even if an acquisition of our company would be beneficial to our shareholders.

     In many cases, shareholders receive a premium for their shares when a company is purchased by another enterprise. Various provisions in our Articles, our Bylaws and in the South Carolina corporation statutes could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction involving the Company without approval of our board of directors (“Board of Directors”), even if the transaction would be beneficial to our shareholders. These anti-takeover provisions make it less likely that a change in control will occur and tend to perpetuate existing management. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over market prices. The Company’s current anti-takeover provisions currently include:

•	provisions in our Articles establishing three classes of directors with staggered terms, which means that only one-third of the members of the Board of Directors is elected each year, and each director serves for a term of three years;

•	provisions in our Articles authorizing the Board of Directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us;

•	provisions in our Articles prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

•	provisions in our Bylaws relating to meetings of shareholders which limit who may call a meeting and what matters may be voted upon;

•	provisions in our Bylaws establishing advance notice requirements for nominations for election to the Board of Directors and for proposing matters that can be acted upon by shareholders at shareholder meetings; and

•	state law provisions that require two-thirds of the shareholders to approve mergers and similar transactions and amendments to our articles of incorporation.

     In addition, the South Carolina Business Combination Act, the South Carolina Control Share Acquisition Act and the vesting terms of our stock option plans may discourage, delay or prevent a change in control of our company.

USE OF PROCEEDS

     This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of Common Stock in this offering. However, we may receive up to $6,000,000 in proceeds from the sale of our Common Stock to Fusion Capital in addition to the $250,000 of proceeds we already received in connection with the Common Stock already purchased by Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.

THE FUSION TRANSACTION

     General

     On June 28, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which we sold to Fusion Capital 1,250,000 shares of our Common Stock and warrants to purchase 937,500 shares of Common Stock for $250,000. Under the common stock purchase agreement, Fusion Capital also agreed to purchase on each trading day during the term of the agreement, $12,500 of our Common Stock or an aggregate of $6,000,000 in addition to the $250,000 already purchased by Fusion Capital. The $6,000,000 of Common Stock is to be purchased over a 24 month period. The purchase price of the shares of Common Stock will be equal to a price based upon the future market price of the Common Stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our Common Stock in the event that the price of our Common Stock is less than $0.20.

     We have sold 1,250,000 shares of our Common Stock to Fusion Capital and we have authorized the sale and issuance of up to an additional 15,000,000 shares of our Common Stock to Fusion Capital under the common stock purchase agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement (in addition to the 1,250,000 shares already purchased) will be 15,000,000 shares assuming Fusion Capital purchases all $6,000,000 of Common Stock.

     Purchase Of Shares Under The Common Stock Purchase Agreement

     Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our Common Stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $12,500 of our Common Stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time; provided, however, we may not increase the daily purchase amount above $12,500 unless our stock price is above $0.60 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our Common Stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our Common Stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

     The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our Common Stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our Common Stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our Common Stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $12,500 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

     The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our Common Stock offered by this prospectus at varying purchase prices:

			Proceeds from the Sale of
Assumed		Percentage Outstanding	Shares to Fusion Capital
Average		After Giving Effect to the	Under
Purchase	Number of Shares to be	Issuance to Fusion	the Common Stock Purchase
Price	Issued if Full Purchase	Capital(1)	Agreement(2)
$0.20	15,000,000	30.1%	$3,000,000
$0.25 (3)	15,000,000	30.1%	$3,750,000
$0.50	12,000,000	26.3%	$6,000,000
$0.75	8,000,000	19.2%	$6,000,000
$1.00	6,000,000	15.2%	$6,000,000

     (1) Based on 32,530,146 total shares of the Company’s Common Stock issued and outstanding as of June 30, 2004, including the issuance of 1,250,000 shares of Common Stock purchased by Fusion Capital and 510,715 commitment shares issued or issuable to Fusion Capital as a commitment fee. Percentage outstanding after giving effect to issuance to Fusion Capital includes the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column, together with the additional commitment shares issuable to Fusion Capital upon full purchase of the $6,000,000 of Common Stock.

     (2) Excludes the $250,000 in proceeds already received by the Company in connection with the prior sale of 1,250,000 shares to Fusion Capital.

     (3) Closing sale price of our Common Stock on August 26, 2004.

     We estimate that we will issue no more than 18,258,930 shares to Fusion Capital under the common stock purchase agreement, including the 1,250,000 shares of Common Stock sold to Fusion Capital, 50,000 shares issued as a diligence fee, warrants to purchase 937,500 shares and the 1,021,430 shares issued or issuable as a commitment fee, all of which are included in this offering. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that more than 18,258,930 shares are issuable to Fusion Capital under the common stock purchase agreement.

     Minimum Purchase Price

     We have the right to set a minimum purchase price (“floor price”) at any time. Currently, the floor price is $0.35. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price cannot be less than $0.20. Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock in the event that the purchase price is less than the then applicable floor price.

     Our Right To Suspend Purchases

     We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day’s notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

     Our Right To Increase and Decrease the Daily Purchase Amount

     Under the common stock purchase agreement Fusion Capital has agreed to purchase on each trading day during the 24 month term of the agreement, $12,500 of our Common Stock or an aggregate of $6,000,000 in addition to the $250,000 previously purchased by Fusion Capital under the common stock purchase agreement. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day’s notice. In our discretion, we may elect to sell more of our Common Stock to Fusion Capital than the minimum daily amount.

     We also have the right to increase the daily purchase amount as the market price of our Common Stock increases. Specifically, for every $0.10 increase in Threshold Price above $0.50, the Company shall have the right to increase the daily purchase amount by up to an additional $2,500. For example, if the Threshold Price is $0.80 we would have the right to increase the daily purchase amount to up to an aggregate of $20,000. The “Threshold Price” is the lowest sale price of our Common Stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our Common Stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

     Our Termination Rights

     We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

     Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

     All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of Common Stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of Common Stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our Common Stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the Common Stock by Fusion Capital and (3) terminate the common stock purchase agreement.

     No Short-Selling or Hedging by Fusion Capital

     Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

     Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•	the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

•	suspension by our principal market of our Common Stock from trading for a period of three consecutive trading days;

•	the de-listing of our Common Stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent’s failure for five trading days to issue to Fusion Capital shares of our Common Stock which Fusion Capital is entitled to under the common stock purchase agreement;

•	any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

•	a default by us of any payment obligation in excess of $1,000,000; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

     Commitment Shares Issued to Fusion Capital

     Under the terms of the common stock purchase agreement Fusion Capital has received 510,715 shares of our Common Stock as a commitment fee. In connection with each subsequent purchase of our Common Stock by Fusion Capital, we will issue up to an aggregate of 510,715 additional shares of Common Stock to Fusion Capital as an additional commitment fee. These additional shares will be issued pro rata based on the proportion that a dollar amount purchased by Fusion Capital bears to the $6,000,000 aggregate amount under the common stock purchase agreement with Fusion Capital. Unless an event of default occurs, these shares must be held by Fusion Capital until 24 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

     No Variable Priced Financings

     Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital’s prior written consent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Shares of our Common Stock are traded on the OTCBB under the symbol “IBSS”. The following table sets forth the high and low bid price per share of our Common Stock for the indicated periods.

	High	Low
2002
First Quarter	$1.44	$0.87
Second Quarter	$0.91	$0.45
Third Quarter	$0.53	$0.30
Fourth Quarter	$0.44	$0.17
2003
First Quarter	$0.23	$0.13
Second Quarter	$0.21	$0.14
Third Quarter	$0.21	$0.11
Fourth Quarter	$1.20	$0.13
2004
First Quarter	$0.58	$0.30
Second Quarter	$0.40	$0.22
Third Quarter (through August 26, 2004)	$0.39	$0.18

     The foregoing quotations reflect inter-dealer prices without retail markup or commissions and may not necessarily reflect actual transactions.

     As of June 30, 2004, we had 128 holders of record of our Common Stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our Common Stock is Pacific Corporate Trust Company, which is located at 625 Howe Street, 10th Floor, Vancouver, British Columbia V6C 3B8. Because many of the shares of Common Stock are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

     We have never declared or paid any cash dividends. We do not expect to pay any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the growth of our business. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our Board of Directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Overview

     IBSS’ emphasis is on helping businesses mitigate risk as they introduce new software products, extend their existing software applications and systems, or improve the way they do business. The IBSS value proposition provides three valuable assets to corporate clients:

•	proven expertise in integration, on-line transaction processing and wireless communications-based solutions;

•	a unique Synapse™ methodology that lets businesses quickly and economically prototype, test drive, validate and deploy new ideas; and

•	IBSS’ proprietary Synapse™ technology, which gives customers a powerful, secure enterprise framework.

     IBSS’ proprietary Synapse™ technology enables better security because it is not susceptible to the same hacker activities related to viruses which currently plague today’s commodity technologies. In addition to a new level of control and security, IBSS, by owning and controlling its own technology with which it creates on-line applications, can offer its customers a flexible business relationship that can entertain custom extensions, unique licensing arrangements and certain exclusivities in a customer’s vertical market.

     The above described value proposition enables IBSS to respond to a customer’s unique set of needs and allows IBSS working with the customer to rapidly produce solutions specific to those needs. This is the Company’s primary advantage that has allowed it to succeed over the years where other technology companies have failed. This advantage would not be possible if it were not for the Company’s key asset - Synapse™, a platform and framework for dynamic, distributed, real-time software applications.

     With Synapse™, IBSS creates customer specific solutions quickly and easily without the need to rely on any other vendors’ technologies, thus dramatically lowering the risks and costs of providing these solutions and eliminating dependence on third-party software technology components or licensing to support development, integration and deployment of these solutions.

     The fact that IBSS does not have to rely on vendors like Microsoft, Oracle, IBM, or others for the development architecture and framework, or pay run-time license fees for deployment of its applications, gives IBSS a unique competitive advantage in the market place by virtue of increased business leverage and control, added financial security and licensing and pricing flexibility.

     IBSS will continue to invest in research and development of its Synapse™ technology and the associated Synapse™ project management methodology. The objective of this continuous improvement is to create ever increasing efficiency, effectiveness and ease of use for the benefit of internal IBSS productivity, competitive advantage, and flexibility for our customers and partners.

     Since restructuring most of our short and long-term debt in December, 2001 and paying off or converting a significant portion of the same in 2002 and 2003, we have devoted substantial effort in 2002 and 2003, and continue to devote substantial effort, to developing our business plan, enhancing our management team and Board of Directors, and focusing our growth and marketing plan.

     For the near-term, the Company’s marketing of its Synapse™ products is aimed primarily at wireless mobile computing applications (radio frequency terminals, PDA’s, wearable computers, laptops, Pocket PCs and tablet computers) and automatic-radio frequency identification, electronic tagging, bar-code data collection, and other on-line real time machine-to-machine (“M2M”) applications in manufacturing, healthcare, government, distribution and other vertical markets. The move of businesses to RFID is being facilitated by widespread adoption of electronic product codes that permits tagged objects to be tracked via the Internet. Synapse™ has the unique ability to track, analyze and share information on the movement of e-tagged objects across multiple locations, technologies, computer operating systems and networks, giving managers total visibility and the knowledge to more efficiently reach their objectives.

     Our objective is to become the nation’s vendor-of-choice among businesses seeking the most advanced and cost-effective solutions for tracking, automated data collection and integration. We currently apply our software to bring real-time visibility to manufacturing processes and to both the corporation’s front office and supply chain execution. Our applications offer a high degree of flexibility, rapid granular implementation, and scalability across virtually any operating system and hardware platform. In addition to our software, we provide our customers with a variety of services, including custom design, implementation assistance, project planning and training.

     We will also consider opportunities for joint ventures, strategic partnerships, and acquisitions to better leverage our existing market base and expand and improve the capabilities of our current software architecture. For example, at year-end 2003 IBSS entered into a strategic partnership with Xybernaut Corporation, a leader in the wearable computer industry. Using Synapse™ in combination with Xybernaut hardware and software solutions, both companies and their value-added resellers can offer unique bundled solutions for tracking, analyzing and sharing information about the movement of RFID e-tagged objects across multiple locations, technologies, computer operating systems and networks. IBSS also entered into a technology partner/reseller agreement in January 2004, with Midnight Auto, Inc., parent company and franchisor of All Night Auto® full-service automotive repair and maintenance shops. That company is building a national service franchise system involving many parts suppliers operating on a wide range of unique and proprietary software platforms. Midnight Auto, Inc. also needed to flow real-time information to and from its franchisees — concerning inventory, deliveries, billing and training. Midnight Auto, Inc. is both using our technology and services, and preparing to deploy the resulting solution to their supply chain.

     Selected financial operations information is as follows for the fiscal years ended December 31, 2003, 2002, and 2001 and for the six months ended June 30, 2004 and 2003:

				Six Months Ended
	Years Ended December 31,			June
	2003	2002	2001	2004	2003
				(unaudited, condensed)
Operating Revenues:
Services	$3,133,796	$2,728,355	$1,994,653	$1,109,985	$1,532,101
Software Licensing	55,937	506,590	153,750	16,000	—
Maintenance and Support	82,040	67,799	102,671	56,855	17,052
Hardware Sales (Third Party)	38,970	84,802	1,406,208	80,679	25,024

Total Revenues	3,310,743	3,387,546	3,657,282	1,263,519	1,574,177

Cost of Revenues
Services	912,175	1,023,634	1,239,215	361,830	408,227
Software Licensing	191,394	190,023	225,103	46,751	89,059
Maintenance	110,714	87,623	96,402	85,281	39,178
Hardware Sales	26,764	66,280	1,091,531	65,449	13,353

Total Cost of Revenues	1,241,047	1,367,560	2,652,251	559,311	549,817

Operating Expenses
General and Administrative	1,693,122	2,512,321	4,161,730	774,699	917,483
Sales and Marketing	311,010	311,402	1,707,415	433,822	184,434
Research and Development Costs	193,574	376,660	$735,540	306,760	101,618
Restructuring and Impairment Charges	—	—	1,841,272	—	—
Bad Debt Expense	21,770	51,126	232,292	—	—

Total Operating Expenses	2,219,476	3,251,509	8,678,249	1,515,281	1,203,535

Loss from Operations	(149,780)	(1,231,523)	(7,673,218)	(811,073)	(179,175)

Other Income and Expenses
Loss on Disposal of Equipment	(15,500)	(11,999)	(5,151)	—	(15,465)
Other Income (Expense)	39,363	128,050	83	(10,497)	16,367
Interest Income	5,250	4,442	32,912	—	—
Interest Expense	(726,654)	(1,196,384)	(3,800,341)	(78,627)	(400,444)
Loss on Equity Investment	—	—	(657,840)	—	—
Non-Controlling Interest in Loss (Gain).	—	(847,353)	847,353	—	—

Net Loss	$(847,321)	$(3,154,767)	$(11,256,202)	$(900,197)	$(578,717)

Basic Weighted Average Shares Outstanding
Basic Loss Per Share	($0.04)	($0.17)	($0.71)	(0.03)	(0.03)
Diluted Loss Per Share	($0.04)	($0.17)	($0.71)	(0.03)	(0.03)

     Results of Operations

     Three Months Ended June 30, 2004 Compared to Three Months Ended June 30, 2003.

     Revenues. Our total operating revenues decreased by $276,124 (or approximately 36%) to $497,839 in the three months ended June 30, 2004, from $773,963 in the comparable prior year period. This decrease was primarily attributable to decreased service revenue due in part to a reduction in project related activities and continued marketing efforts by production staff related to the development of new customer relationships as well as non-billable time devoted to the continued development of the Company’s Synapse™ suite of products. This decrease in service revenues was partially offset by increases in revenues from the sale of licenses, maintenance and support contracts and hardware sales. The Company has experienced what it believes to be a temporary decline in revenues from its largest customer without a corresponding increase in revenues from other sources. While the Company expects that revenues from this customer as well as new sources will increase over the near term, without this increase or an additional capital infusion, or both, the Company will not be able to meet its current and future financial obligations.

     Cost of Revenues. Our total cost of revenues decreased $10,206 (or approximately 4%) to $278,158 in the three months ended June 30, 2004, from $288,364 in the comparable prior year period. This small change relative to the change in period to period revenues is primarily attributable to maintaining staffing at minimum levels sufficient to adequately service existing customer relationships.

     Gross Profit and Margins. Our gross profit decreased $265,918 (or approximately 55%) to $219,681 in the three months ended June 30, 2004, from $485,599 in the comparable prior year period. We experienced a corresponding gross margin decrease to approximately 44% for the three months ended June 30, 2004 from approximately 63% for the comparable prior year period. This decrease was attributable to the reduction in service revenues in the second quarter of 2004 while maintaining staff at minimum levels.

     General and Administrative Expenses. Our general and administrative expenses increased $18,550 (or approximately 5%) to $393,032 in the three months ended June 30, 2004, from $374,482 in the comparable prior year period. As a percentage of our quarterly revenues, general and administrative expenses in the second quarter of this year increased to 79% from 48% in the comparable quarter of last year. The increase for the second quarter of this year was primarily attributable to an increase in professional fees associated with several securities filings combined with a reduction in the Company’s overall revenues.

     Sales and Marketing Expenses. Our sales and marketing expenses increased $122,647 (or approximately 150%) to $204,653 in the three months ended June 30, 2004, from $82,006 in the comparable prior year period. As a percentage of our quarterly revenues, sales and marketing expenses in the second quarter of this year increased to approximately 41% from approximately 11% for the comparable prior year period. This increase reflects our continued investment in our focused growth strategy.

     Research and Development Expenses. Our research and development expenses increased $119,508 (or approximately 272%) to $163,381 in the three months ended June 30, 2004, from $43,873 in the comparable prior year period. As a percentage of our total quarterly revenues, research and development expenses in the second quarter of 2004 increased to 33% from 6% in the comparable prior year quarter. The increase for the second quarter of this year was primarily attributable to the relatively larger allocation of human resources in the second quarter of this year to completing the development of our Synapse™ suite of products.

     Non-Operating Items. Other income and expenses decreased $139,057 (or approximately 79%) to $36,611 in the three months ended June 30, 2004, from $175,668 in the comparable prior year period. The largest expense in this category is interest expense. Interest expense decreased $144,350 (or approximately 79%) to $37,570 in the three months ended June 30, 2004 as compared to $181,920 in the comparable prior year period. This decrease was primarily attributable to certain note holders agreeing to discontinue the receipt of interest on their notes beginning in the fourth quarter of 2003.

     Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

     Revenues. Our total operating revenues decreased by $310,568 (or approximately 20%) to $1,263,519 in the six months ended June 30, 2004, from $1,574,177 in the comparable prior year period. This decrease was primarily attributable to decreased service revenues due in part to a short-term reduction in project related activities as well as continued marketing efforts by production staff related to the development of new customer relationships and non-billable time devoted to the continued development of the Company’s Synapse™ suite of products. This decrease in service revenues was partially offset by increases in revenues from the sale of licenses, maintenance and support contracts and hardware sales. The Company has experienced what it believes to be a temporary decline in revenues from its largest customer without a corresponding increase in revenues from other sources. While the Company expects that revenues from this customer as well as new sources will increase over the near term, without this increase or an additional capital infusion, or both, the Company will not be able to meet its current and future financial obligations.

     Cost of Revenues. Our total cost of revenues increased $9,494 (or approximately 2%) to $559,311 in the six months ended June 30, 2004, from $549,817 in the comparable prior year period. This small change relative to the change in period to period revenues is primarily attributable to maintaining staffing at minimum levels sufficient to adequately service existing customer relationships.

     Gross Profit and Margins. Our gross profit decreased $320,152 (or approximately 31%) to $704,208 in the six months ended June 30, 2004, from $1,024,360 in the comparable prior year period. We experienced a corresponding gross margin decrease to approximately 56% for the six months ended June 30, 2004 from approximately 65% for the comparable prior year period. This decrease was primarily attributable to the decrease in both overall revenues as well as the decrease in the proportion of service revenues, where we generate some of our highest margins, to gross revenues.

     General and Administrative Expenses. Our general and administrative expenses decreased $142,784 (or approximately 16%) to $774,699 in the six months ended June 30, 2004, from $917,483 in the comparable prior year period. This decrease was primarily attributable to the Company’s cost control program initiated during last year partially offset by additional professional fees incurred in connection with several securities filings. As a percentage of our revenues, general and administrative expenses in the first six months of this year increased to 61% from 58%

for the comparable prior year period. The increase was primarily attributable to a reduction of the Company’s overall revenues for the period.

     Sales and Marketing Expenses. Our sales and marketing expenses increased $249,388 (or approximately 135%) to $433,822 in the six months ended June 30, 2004, from $184,434 in the comparable prior year period. As a percentage of our revenues, sales and marketing expenses for the first six months of this year increased to 34% from 12% in the comparable prior year period. Sales and marketing expenses increased primarily as a result of a significant increase in the Company’s sales team and selling activities in developing new vertical markets and customer relationships.

     Research and Development Expenses. Our research and development expenses increased $205,142 (or approximately 202%) to $306,760 in the six months ended June 30, 2004, from $101,618 in the comparable prior year period. As a percentage of our total revenues, research and development expenses in the first six months of this year increased to 24% from 7% for the comparable prior year period. This increase was primarily attributable to an increase in the Company’s research and development staff and continued development of the Company’s Synapse™ suite of products.

     Non-Operating Items. Other income and expenses decreased $310,418 (or approximately 78%) to $89,124 in the six months ended June 30, 2004, from $399,542 in the comparable prior year period, primarily as a consequence of a decrease in interest expense. The largest expense in this category is interest expense. Interest expense decreased $321,817 (or approximately 80%) to $78,627 in the six months ended June 30, 2004 as compared to $400,444 in the comparable prior year period. This decrease was primarily attributable to certain note holders agreeing to discontinue the receipt of interest on their notes beginning in the fourth quarter of 2003.

     Fiscal Year Ended December 31, 2003 Compared to Fiscal Year Ended December 31, 2002

     Revenues

     Our total revenues decreased by $76,803 (approximately 2%) from 2002. This decrease was primarily attributable to the significant decrease of $450,653 (approximately 89%) in software licensing revenues. Substantially all of this decrease was due to our increased focus on expanding the functionality of existing licenses and licensed users, rather than expanding the number of licensed sites. In addition, our revenues from the sales of third party hardware decreased by $45,832 (approximately 54%) from 2002. This decrease in hardware revenue was attributable primarily to the fact that hardware sales to our largest customer were significantly lower than in the prior year.

     The decrease in total revenues was offset significantly by an increase of $405,441 (approximately 15%) in our service revenues from 2002. Substantially all of this increase was attributable to our increased focus on expanding the functionality of existing licenses. Also, revenues from software maintenance fees increased by $14,241 (approximately 21%) from 2002. This increase was a consequence of applying the licensed software across more functionality, more sites and more users per the normal maintenance contract terms.

     Cost of Revenues

     Cost of revenues decreased by $126,513 (approximately 9%) from 2002. This decrease was attributable primarily to a decrease of $111,459 (approximately 11%) in direct services labor costs from 2002. This decrease was also attributable to our ongoing restructuring and cost control programs, but was offset by additional human resource costs required for certain customer projects. Our gross margin for services for 2003 increased to approximately 71%, as compared to 62% in 2002, due in part to our increased Synapse™ tool efficiency and increased staff utilization efficiency.

     Our cost from the sales of third party hardware also decreased by $39,516 (approximately 60%) from 2002. This decrease in hardware sales and subsequent hardware costs was associated primarily with more software intensive, rather than hardware intensive, projects. Our gross margin for hardware sales for 2003 was approximately 31%, as compared with 22% in 2002.

     The decrease in cost of revenues was offset somewhat by immaterial increases in the cost of licensing our Synapse™ -based products and of maintenance.

     Gross Margin

     Gross margin was $2,069,696 in 2003, representing an increase of $49,710 (approximately 2%) over gross margin in 2002. This increase was due to the factors described above.

     Operating Expenses

     Total operating expenses decreased by $1,032,033 (approximately 32%) due to substantial cost reductions in 2003 in employee salaries, rent, and directors and officers and employee health insurance premiums and in research and development costs.

     General and administrative expenses decreased by $819,199 (approximately 33%) from 2002. Also, as a percentage of total revenues, general and administrative expenses decreased to approximately 51% in 2003 from approximately 74% in 2002. Substantially all of the decrease in general and administrative expenses was attributable to our cost control program. Our cost control program focused both on leasehold costs (reducing it to 20% of the prior cost), administrative and executive salary costs, and miscellaneous professional costs. Reductions in these areas accounted for approximately 70% of the aggregate cost savings.

     Research and development costs decreased by $183,086 (approximately 49%) from 2002. This decrease was primarily associated with a staff reduction and charging a larger portion of the research and development team with production billable tasks. Research and development expenses represented approximately 6% and 11% of total revenues for 2003 and 2002, respectively. We expect research and development expenses to increase in absolute dollars in the foreseeable future as we continue our product development activities, although we anticipate that these expenses as a percentage of total revenues to remain approximately the same in 2004.

     Bad debt expense decreased $29,356 (approximately 57%) from 2002, while sales and marketing expenses remained approximately unchanged.

     Non-operating Items.

     Non-controlling interest in an affiliated company decreased to $0 in 2003 from $847,353 in 2002. This decrease was attributable to a one-time write off in 2002 of the Company’s accounts receivable due from this affiliate.

     Interest expense decreased $469,730 (approximately 39%) from 2002. This decrease was due to the note holders agreeing to discontinue the receipt of interest on their notes beginning in the fourth quarter of 2003.

     Other income decreased $88,687 (approximately 69%) from 2002. This decrease was due to a one-time recovery in 2002 of a previously recorded payroll expense for a former executive.

     Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001

     Revenues

     Our total revenues decreased by $269,735 (approximately 7%) from 2001. This decrease was primarily attributable to the significant decrease in 2002 in our hardware sales to Fruit of the Loom, which accounted for approximately 3% and 38%, of our total revenues for 2002 and 2001, respectively. This decrease was offset partially by an increase in service revenue and an increase in license sales.

     Our service revenues increased by $773,703 (approximately 37%) from 2001. Substantially all of this increase was attributable to the increase in the service revenues associated with Fruit of the Loom.

     Our revenues from the licensing of Synapse™-based products increased by $352,840 (approximately 229%) from 2002. Substantially all of this increase was due to additional licenses that were sold to Fruit of the Loom.

     Our revenues from software maintenance fees decreased by $34,872 (approximately 34%) from 2001. This decrease was a consequence of the suspension of operations of WilCam Systems, LLC late in 2001.

     Our revenues from the sales of third party hardware decreased by $1,321,406 (approximately 94%) from 2001. As noted above, this decrease in hardware revenue was attributable primarily to the fact that hardware sales to our largest customer were significantly lower than in the prior year.

     Cost of Revenue

     Cost of revenues decreased by $1,284,691 (approximately 48%) from 2001. This decrease was attributable to several factors, including the decrease in the cost of hardware sales due to the reduction in 2001 of hardware sales to third parties and a decrease in the human resource costs to support our maintenance obligations associated with our license agreements. The reduction of these human resource costs was primarily attributable to the increase in efficiencies in our overall customer support operations.

     Our cost of services decreased by $215,581 (approximately 17%) from 2001. This decrease was attributable to our ongoing restructuring and cost control programs but was offset by additional human resource costs required for certain customer projects. Our gross margin for services for 2002 was approximately 62%, representing a significant increase over our 38% gross margin for services in 2001.

     Our cost from the licensing of our Synapse™-based products decreased by $35,080 (approximately 16%) from 2001. Substantially all of this decrease was attributable to reduced legal expenses associated with our license negotiations. Our gross margin for software licenses for 2002 was 62%, representing an increase from our negative 46% gross margin for software licenses in 2001. This increase was attributable primarily to additional license sales increasing while the yearly amortization cost of our capitalized software remained constant.

     Our cost of maintenance decreased by $8,779 (approximately 9%) from 2001. Our gross margin for maintenance for 2002 was a negative 29%, representing a decrease from our 6% gross margin for maintenance in 2001. This decrease was attributable primarily to the lower maintenance revenues as noted above with only slight reductions in costs.

     Our cost from the sales of third party hardware decreased by $1,025,251 (approximately 94%) from 2001. This decrease was associated solely with the concurrent decrease in the sales of hardware in connection with the implementations of our contracts. Our gross margin for hardware sales for 2002 was approximately 22%, remaining constant with our 22% gross margin for hardware sales in 2001.

     Gross Margin

     Gross margin increased $1,014,955 (approximately 101%) over gross profit in 2001. This increase was associated with the successful execution of our comprehensive cost control program, combined with the increase of service revenues as a proportion of gross revenues and the decrease in hardware sales where we experienced lower margins.

     Operating Expenses

     Research and development costs decreased by $358,880 (approximately 49%) from 2001. This decrease was primarily associated with the decrease in resources allocated in 2002 toward product development. Research and development expenses represented approximately 11% and 20% of total revenues for 2001 and 2002, respectively. We do expect research and development expenses will increase in absolute dollars in the foreseeable future as we continue our product development activities, although we anticipate that these expenses as a percentage of total revenues will not decrease.

     General and administrative expenses decreased by $1,649,409 (approximately 40%) from 2001. Also, as a percentage of total revenues, general and administrative expenses decreased from approximately 114% in 2001 to approximately 74% in 2002. Substantially all of the decrease in general and administrative expenses was attributable to the cost control program that the Company has implemented as detailed below.

     Sales and marketing expenses decreased by $1,396,013 (approximately 82%) from 2001. This decrease was primarily attributable to the reduction of our direct sales team during the last quarter of 2001, as well as a decrease in the cost of our third party public relations and investor relations resources. Sales and marketing expense as a percentage of total revenues decreased from approximately 47% in 2001 to approximately 9% in 2002. Although we expect that our sales and marketing expenses will begin to increase in absolute dollars as we implement our market share growth strategies, we anticipate that these expenses will continue to decrease as a percentage of total revenues.

     Impairment and restructuring charges decreased to zero in 2002 from approximately $1.842 million in 2001. These 2001 impairment charges were solely related to the December 13, 2001 spin-off by our affiliate, WilCam

Systems, LLC, of certain of its material assets associated with Synapse™ HR into our majority-controlled subsidiary, Synamco, L.L.C. These assets consisted entirely of software that had been capitalized by WilCam Systems, LLC. At the time of the transfer of these assets to Synamco, L.L.C., we elected to write down the assets to their fair value using the guidance of Statement of Financial Accounting Standards No. 86, resulting in an aggregate impairment and restructuring charge for 2001.

     Bad debt expense decreased to $51,126 from $232,292 in 2001. During our spinoff of WilCam Systems, LLC, as detailed above, we elected to increase the reserve applied to the note receivable from WilCam Systems, LLC, resulting in a charge to bad debt expense of $232,292 in 2001 and an additional $50,000 in 2002.

     Non-operating Items

     Other income increased $127,967 from $83 in 2001 to $128,050 in 2002. This increase was due to the forfeiture, by the former Chief Executive Officer of the Company, of a severance package. This amount had been expensed in 2001 and was forfeited in 2002 and included in other income.

     Interest expense decreased $2,603,957 (approximately 69%) from 2001. Substantially all (approximately 68% and 95% in 2002 and 2001, respectively) of this expense was related to the intrinsic value approach that was applied to both the common stock purchase warrants and the conversion features of our private placements of convertible debt in 2001 and 2002, all as required by the application of Accounting Principles Board Opinion No. 14, Emerging Issues Task Force (“EITF”) Issue No. 98-5 and EITF Issue No. 00-27. The directive of these accounting policies is to attribute an appropriate value to the conversion feature imbedded in convertible debt where the conversion price is either below the market price of the common stock at the commitment date, or where such price may adjust during the life of the debt to a price that is below the market price of the common stock at the time of the adjustment. The entire value of the imbedded conversion feature is charged to interest expense and credited to additional paid in capital at the time of the commitment. These accounting policies also require recognition of the fair value of any warrants issued in connection with debt financing. The fair value is charged to a debt discount that is amortized to interest expense over the life of the related debt instrument, and an equal amount is credited to additional paid in capital.

     Non-controlling interest in an affiliated company increased to $847,353 in 2002 from a gain in 2001 of $847,353. This gain was attributable to the write off of IBSS’s accounts receivable from this affiliate. This write-off created a gain on the affiliated company’s books and is reflected on our consolidated statements. This line item represents the non-controlling interest gain.

     Liquidity and Capital Resources

     Historical Sources of Liquidity. Prior to 1997, we financed our operations primarily through our revenues from operations, including funded research and development revenues, and occasional short-term loans from our principals, their families and other individuals and entities. Since the middle of 1997, we have financed our operations primarily through private and public offerings of common stock and convertible debt, and to a lesser extent from operating revenues and through borrowings from third parties.

     On December 31, 2001, the Company restructured all of its short-term and long-term debt into convertible debentures and notes. Under the restructured debt instruments as originally in effect, approximately 80% of the entire principal balance of the restructured debt was not payable until January 1, 2004. Substantially all of the remaining 20% was payable during January 2003. Effective January 1, 2003, the holders of substantially all of that remaining 20% agreed to extend the January 2003 maturity date until January 2004.

     On October 1, 2003, the Company restructured substantially all of its short-term investor debt. Under the restructured debt instruments, approximately 90% of the principal balance is not payable until the fourth quarter of 2006. Also during 2003, there continued to be some conversion and satisfaction of our existing debt and the major portion (86%) of this debt was renegotiated on October 1, 2003 and the notes representing this portion of the debt were converted to non-interest bearing and non-convertible notes and extended to December 31, 2006. Thirteen percent (13%) of the debt became short-term debt on January 1, 2004. The holder of this short-term debt has elected to leave these notes (which are currently $501,546 in outstanding principal and accrued interest) as callable notes until paid. These notes are considered to currently be in default and accrue interest at 22% per annum.

     During the fourth quarter of 2003, the Company raised an additional $230,000 in working capital from other private investors through the sale to such investors of 900,000 shares of common stock and 450,000 common stock warrants with an exercise price of $0.40 per share. These sales to private investors continued into the first and second quarters of 2004, during which time the Company raised an additional $455,000 in working capital through the sale of 2,275,000 shares of Common Stock and 1,137,500 Common Stock warrants with an exercise price of $0.40 and a term of five years.

     On December 31, 2003, the Company sold 1,250,000 shares of Common Stock and 1,000,000 Common Stock purchase warrants to Generation Capital Associates, Inc. (“GCA”). In exchange, GCA paid $250,000 to the Company, which has been used as short-term operating capital.

     In January 2004, the Company signed an investment agreement dated January 21, 2004, and a registration rights agreement dated January 21, 2004 with Dutchess Private Equities Fund, L.P. (“Dutchess”) for an equity line of credit. This agreement was terminated on June 28, 2004. No shares were issued or sold under this agreement.

     In addition, during the first quarter of 2004 the Company secured an agreement with two current investors who had a significant number of the Company’s outstanding common stock warrants that could be exercised in 2004 to delay their right to exercise such warrants until 2005. This was accomplished using an aggregate of 2,000,000 cashless common stock warrants (1,000,000 for each investor) that expire in three years from the date of grant.

     During the second quarter of 2004, the Company advanced $75,000 to a company involved with the development of a patented directional RFID tag tracking and reporting process. These advances are evidenced by promissory notes that are collateralized by exclusive rights to certain patents, bear interest at the prime rate plus 2% and are due to be repaid no later than May 31, 2005. The Company believes that this investment is an important element of its growth strategy in the area of RFID systems and wireless applications.

     On June 28, 2004, the Company entered a common stock purchase agreement with Fusion Capital pursuant to which we sold 1,250,000 shares of Common Stock and 937,500 Common Stock Purchase warrants for $250,000 and Fusion Capital agreed to purchase up to an additional $6,000,000 over a 24 month period. An additional 560,710 shares of Common Stock were issued in connection with this agreement as an inducement to enter into this commitment. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement, in addition to the shares already issued, will be 15,000,000 shares assuming Fusion Capital purchases all $6,000,000 of Common Stock. We have the right to control the amount and timing of sales of our Common Stock to Fusion Capital under the common stock purchase agreement.

     In late July and early August 2004, the Company received an aggregate of $250,000 in proceeds from several of its existing shareholders. The Company is currently using these proceeds as short term cash advances for working capital. Although definitive terms for repayment of these cash advances have yet to be agreed upon, the Company is to repay the proceeds out of future financings, if and when such financings occur. The Company is currently not paying any interest on the proceeds from the cash advances.

     With respect to our trade accounts payable, where permitted under securities laws, we have satisfied and expect to continue to satisfy certain of our unsecured obligations to third parties through restricted stock grants.

     Need for Additional Liquidity. At June 30, 2004, we had a working capital deficit of $762,973. The independent accountant’s report for the year ended December 31, 2003 includes an explanatory paragraph to their audit opinion stating that our 2003 net loss, accumulated deficit and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We incurred an operating cash flow deficit of $595,130 in the six months ended June 30, 2004. The Company has experienced what it believes to be a temporary decline in revenues from its largest customer without a corresponding increase in revenues from other sources. We do not currently have sufficient financial resources to fund our operations. While the Company expects that revenues from this customer as well as new sources will increase over the near term, without this increase or an additional capital infusion, or both, the Company will not be able to meet its current and future financial obligations.

     We will seek to raise additional funds from the private placement of additional debt, equity or equity-linked securities. Because of several factors, including the operating, market and industry risks associated with an investment in our common stock; the inclusion of a going concern paragraph in our annual report; the fact that our common stock is traded on the OTCBB; the continued weakness in the capital markets in general and the technology sectors in particular; and the other factors described in Exhibit 99.1 of our Annual Report on Form 10-KSB for the

year ended December 31, 2003, we may experience difficulty in obtaining additional financing until our operating results or overall market conditions reflect sustained improvement. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects, which may include the discontinuance of operations.

     Capital Commitments. During the first quarter of 2003, we signed a $130,000 note payable for the leasehold improvements associated with our new office space. This note is amortized over 10 years and carries an annual interest rate of 10%. We currently do not have any commitments or budgeted needs during 2004 for any material capital expenditures, including purchases of furniture, fixtures or equipment. In the absence of any substantial infusion of growth capital or an unexpected increase in our expected gross margin for 2004, we do not expect our capital expenditure plans for 2004 to change.

     Critical Accounting Policies and Accounting Estimates

     We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2003. We consider these accounting policies to be critical accounting policies. Certain accounting policies involve significant judgments and assumptions by us, but do not have a material impact on the carrying value of our assets and liabilities and results of operations.

     The judgments and assumptions we use are based on historical experience and other factors that which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and from estimates which could have an impact on our carrying values of assets and liabilities and our results of operations.

     Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected. The critical accounting policies and the most sensitive accounting estimates affecting the financial statements were: (i) bad debt reserves to record accounts receivable at their net realizable value; (ii) valuation of net deferred tax assets; (iii) valuation of stock options; and (iv) revenue recognition policies. Each of these policies and estimates are discussed in greater detail below.

     Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its clients and generally does not require collateral. Management reviews accounts receivable on a regular basis to determine if any receivables will potentially be uncollectible. Any accounts receivable balances that are determined to be uncollectible are included in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, management believes all accounts receivable are fully collectable and, therefore, has not established a bad debt reserve or allowance as of June 30, 2004. However, actual write-offs may occur on the outstanding accounts receivable balances.

     Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in future periods based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Because of our significant continuing net operating losses and our accumulated deficit, we have fully reserved the net deferred tax asset.

     The Company applies Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for its stock-based compensation plans and applies the disclosure-only provisions of SFAS 123, as amended by SFAS 148. We recognize stock-based compensation expense for stock options granted to employees and non-employee directors if the quoted market price of the stock at the date of the grant or award exceeds the price, if any, to be paid by an employee for the exercise of the stock.

     IBSS recognizes revenues in accordance with the guidance of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” SAB No. 104, “Revenue Recognition,” Statement of Position 97-2,

“Software Revenue Recognition,” and related interpretations. IBSS recognizes revenue for products sold at the time delivery occurs, collection of the resulting receivable is deemed probable, the price is fixed and determinable, and evidence of an arrangement exists. Existing customers may purchase product enhancements and upgrades after such enhancements or upgrades are developed by IBSS based on a standard price list in effect at the time such product enhancements and upgrades are purchased. IBSS generally has no significant performance obligations to customers after the date that products, product enhancements and upgrades are delivered.

     IBSS allocates revenue on arrangements involving multiple elements to each element based on the relative fair value of each element. IBSS’s determination of fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). IBSS limits its assessment of VSOE for each element to the price charged when the same element is sold separately. IBSS has analyzed all of the elements included in its multiple-element arrangements and determined that it has sufficient VSOE to allocate revenue to each of the multiple-elements.

     IBSS recognizes service revenues from installation, enhancements, and change order services based on the standard price list in effect when such services are provided to customers. Installation is not essential to the functionality of the products sold and is inconsequential or perfunctory to the sale of the products. Revenues derived from contractual post-contract support services are recognized ratably over the contract support period.

     IBSS’s revenue recognition policy is significant because its revenue is a key component of IBSS’s results of operations. In addition, the recognition of revenue determines the timing of certain expenses, such as commissions and royalties. Although IBSS follows specific and detailed guidelines in measuring revenue, certain judgments affect the application of its revenue policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause IBSS’s operating results to vary significantly from quarter to quarter and could result in future operating losses.

     Off-Balance Sheet Arrangements

     The Company does not have any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

     General Overview

     Founded in 1990 in Columbia, South Carolina, Integrated Business Systems and Services, Inc. (“IBSS” or the “Company”) originated as a systems integrator for automatic data collection systems used in manufacturing and for specialty on line transaction processing in the credit card industry. Over the past ten years, IBSS has enjoyed success in a number of different market segments and opportunities. IBSS has used its proprietary core technology, Synapse™, its experience, along with its proven methodology to develop, market and sell custom solutions for a variety of customer specific needs in a number of vertical markets.

     IBSS’ emphasis is on helping businesses mitigate risk as they introduce new software products, extend their existing software applications and systems, or improve the way they do business. The IBSS value proposition provides three valuable assets to corporate clients:

•	proven expertise in integration, on-line transaction processing and wireless communications-based solutions;

•	the Synapse™ methodology, which lets businesses quickly and economically prototype, test drive, validate and deploy new ideas; and

•	the proprietary Synapse™ technology, which gives customers a powerful, secure enterprise framework.

     Further, IBSS’ proprietary Synapse™ technology reduces customer vulnerability to the types of hacker and virus threats to which more ubiquitous, commodity technologies are prone. By owning and controlling its own technology with which to create on-line applications, IBSS can offer its customers a flexible business relationship that can entertain custom extensions, unique licensing arrangements and certain exclusivities in the customers’ vertical market.

     The value-based proposition, described above, enables IBSS to carefully tailor its services and software to respond to a customer’s unique set of needs and to rapidly produce solutions specific to those needs. This is IBSS’s main competitive advantage, allowing it to succeed over the years where other technology companies have failed. This advantage would not have been possible if it were not for the Company’s key asset — Synapse™ a platform and framework for dynamic, distributed, real-time software applications.

     With Synapse™, IBSS creates customer specific solutions quickly and easily without the need to rely on any other vendors’ technologies, thus dramatically lowering the risks and costs of providing these solutions. In addition, Synapse™ also eliminates dependence on third-party software technology components or licensing to support development, integration and deployment of these solutions.

     The fact that IBSS does not have to rely on vendors like Microsoft, Oracle, IBM, or others for the development architecture and framework, or pay run-time license fees for deployment of its applications, gives IBSS an advantage in the market place by virtue of increased business leverage and control, added financial security and licensing and pricing flexibility.

     IBSS’ principal asset continues to be Synapse™ and the Synapse™ application development methodology created by IBSS. Over the years, Synapse™ has matured and broadened, gaining refinements and extensions that make it a comprehensive framework with broad application for the development and deployment of integrated enterprise wireless computing and radio frequency identification (“RFID”) solutions, as well as many other transaction-centric applications.

     Synapse™ provides a framework and methodology for creating, implementing and managing a wide variety of dynamic distributed, networked and real-time enterprise applications, quickly and efficiently, across multiple locations (such as headquarters and field offices). This flexible, connectable, logical IBSS software platform is especially valuable when automating transaction oriented business processes. The Synapse™ framework combined with IBSS’ methodology greatly simplifies the integration of disparate systems and the incorporation of emerging technologies, like wireless and auto-ID, where a lack of standards or protocols and the constant introduction of new devices are the norm. Synapse™ delivers time and cost savings in the development, deployment and on-going management of customized applications. IBSS continues to enhance the product, most recently introducing Synapse™ Composer, a powerful, simplified management tool, and Synapse™ Thin Web, a powerful, high performance thin client which can be configured from within Synapse™.

     For now, the Company’s marketing of the Synapse™ suite of products is primarily aimed at wireless mobile computing applications (which includes radio frequency (“RF”) terminals, personal device assistants (“PDAs”), wearable computers, laptops, Pocket personal computers (“PCs”) and tablet computers), RFID, electronic tagging, bar-code data collection, and other on-line real time machine-to-machine (“M2M”) applications in manufacturing, healthcare, government, distribution and other vertical markets.

     The move of businesses to RFID is being facilitated by widespread adoption of electronic product codes (“EPC”) that permits tagged objects to be tracked via the Internet. Synapse™ has the unique ability to track, analyze and share information on the movement of e-tagged objects across multiple locations, technologies, computer operating systems and networks, giving managers total visibility and the knowledge to more efficiently reach their objectives.

     IBSS’ objective is to become the nation’s vendor-of-choice among businesses seeking the most advanced and cost-effective solutions for tracking, automated data collection and integration. We currently apply our software to bring real-time visibility to manufacturing processes as well as to both the corporation’s front office and supply chain execution. Our applications offer a high degree of flexibility, rapid granular implementation, and scalability across virtually any operating system and hardware platform. In addition to our software, we provide our customers with a variety of services, including custom design, implementation assistance, project planning and training.

     The Synapse™ Technology

     The Synapse™ platform and framework is designed to be the glue in heterogeneous environments, easily interacting with and extending disparate and best-of-breed applications and operating environments, database management systems, and legacy applications. The Company believes that one of the greatest challenges for information technology (“IT”) organizations is the fact that today’s technologies do not adequately address the complexity inherent in aggregating applications from distributed systems, networks, and devices. Software developers describe how their applications are distributed directly within the Synapse™ model, and never have to resort to another language or tool.

     Synapse™ has been designed to provide a complete integrated development and implementation platform that reacts in business process terms, not procedural language-based programmer terms – an environment capable of defining and maintaining the entire enterprise’s topology in business process terms. Synapse™ has been designed to extend the functionality of legacy systems, integrate rapidly, and extend business functionality, allowing the customer to quickly embrace and deploy new standards as they emerge without starting over or re-creating applications.

     Synapse™Advantages

     Synapse™-based applications provide the following advantages to organizations in monitoring, maintaining and integrating their business systems, applications and processes, both internally and with their external electronic relationships:

     • Incrementally Deployed. Synapse™’s incremental deployment feature allows for the solving of point specific solutions now, while providing for easy expansion later, overtime. This lets the user quickly solve problems today and facilitates additional enhancements in a rapidly changing environment. Application deployment can be planned and executed in manageable increments. This allows real cost savings and productivity enhancements to begin accruing to the benefit of the customer much more quickly than is possible with the traditional database model.

     • Completely Self-Contained. By being fully self-contained, Synapse™ enables organizations to describe any distributed application without the use of other third party supporting software. In addition, no third party programming tool is needed to modify or extend Synapse™ functionality in order to deliver the desired application.

     • Real-Time Distributed. By possessing a real-time and naturally distributed architecture, Synapse™ has been designed to allow any business to instantaneously update its entire system through any Synapse™ node on the enterprise network, thereby eliminating a business’s reliance on a central critical server, while maintaining efficient management of logic between systems. It is also designed to take advantage of an organization’s existing investments in information technologies by working with and connecting to multiple financial, human resource and enterprise resource planning systems. As a result, application development is greatly simplified and Synapse™ enables businesses to extend the life and functionality of their existing system applications.

     Existing Synapse™ Licensed Offerings

     As noted above, our objective is to become the nation’s vendor-of-choice among businesses seeking the most advanced and cost-effective systems tracking and integration solutions. We are currently focusing our marketing of our Synapse™-based offerings through the following three modules:

     Synapse for Manufacturing™

     Synapse for Manufacturing™ bundles the integration capability of the Synapse™ architecture with the application modules capable of fully automating the manufacturing plant. Synapse™ for Manufacturing, first released in September 2000, is a powerful manufacturing execution management system (“MES”) that enables the sharing of real-time information with the manufacturing plant, the manufacturer’s customers, the supply chain and the manufacturer’s corporate headquarters.

     Synapse for Manufacturing™ provides on-line process management for manufacturing shop floor environments. This application utilizes our proprietary on-line transaction processing configuration environment to provide maximum configurability, maintainability and efficiency for our customers’ systems. The system is designed so that a manufacturing or industrial analyst can configure the unique processes and process requirements of a manufacturing facility without the typical costs and development time associated with the application programming required of competing MES applications.

     Synapse for Manufacturing™ is based on a “bill of operations” concept and can be configured to provide detailed shop floor management for any specific manufacturing facility, in many cases without requiring the customer to modify its manufacturing shop floor methodologies or procedures. As a result, customers are able to achieve a return on their IT investment more quickly than by using other MES systems. Other MES applications are based on current application development tools to achieve “configurable” shop floor applications specific to individual manufacturing industries such as electronics, food processing or pharmaceuticals. Synapse for Manufacturing™ is designed to allow a manufacturing industrial analyst to configure MES applications for any manufacturing industry, effectively eliminating the need to also involve traditional computer programmers for custom software development.

     Synapse Integrated Development Environment™ with The Synapse Composer™

     The Synapse Integrated Development Environment™ provides a complete framework for the efficient creation, execution, integration and management of wireless on line transaction processing applications. It handles all of an organization’s wireless and automatic identification software needs within a single productive framework.

     Synapse Composer™ is a next generation software application development tool. Synapse Composer™ enables the developer to see all of the functional components of the customer’s software applications in a single view. Armed with this unified view of the customer’s entire system, the customer can use Synapse Composer™ in one unified and complete development environment to create, troubleshoot and modify every dimension of its software applications, all in real time, and all while the customer’s systems are up and running.

     Synapse Composer™‘s functionality includes the ability to create, define and control complete software applications - spanning browser, web server, application server, database server, and integration with other systems - within a single, stable and complete environment.

     Synapse Enterprise Application Server™

     The Synapse Enterprise Application Server™ provides a complete runtime framework for the efficient execution, integration and management of wireless on line transaction processing applications. It is capable of performing all of an organization’s wireless and automatic identification software functions within one productive framework.

     The Synapse Enterprise Application Server™ is a platform on which customers deploy their particular Synapse™ based solutions for their wireless, mobile data, and automatic identification and tracking application needs. Synapse Enterprise Application Server ™ provides operating platform, database, network, and device services all within a single integrated framework. This allows customers the maximum capability to manage all of their enterprise wireless and other on-line transaction processing (“OLTP”) needs from within a single software framework, assuring maximum efficiency when creating applications for dynamic, distributed, OLTP solutions.

     Customer Support

     Customer support is provided for all of our maintenance customers. IBSS customer support is staffed by experienced IBSS professionals focused on resolving problems and assuring that our customers are satisfied. Our Customer Support Center is available 24 hours a day, 7 days a week.

     Consulting Services and the Synapse™ Methodology

     IBSS offers a variety of consulting services to our customers and to third-party integrators, including: implementation assistance, project planning, process design, system configuration and implementation. IBSS professionals can provide these services directly to provide the customer with a full range of business process re-engineering, customization, implementation, project management, and on-going support services.

     Synapse™ Methodology Overview – Services and Deliverables

     IBSS has developed an optimized methodology for applying the Synapse™ technology. This methodology allows for rapid prototyping and validation throughout the development and deployment of the new solution. At the heart of the Synapse™ Methodology is the overall ability to describe any distributed application with only IBSS and Synapse™. When combined with open source tools like Linux, Synapse™ and IBSS become an extremely cost effective development situation. The Synapse™ methodology emphasizes rapid prototyping at every stage of the project to validate assumptions and mitigate the risk of not meeting the original desired results as reflected in function, cost, and time to market of the proposed project. The key components of this methodology are as follows:

     Project scope

•	Key functional Processes and efforts

•	Business Entities included in the Project

•	Services and Deliverables

     Business Requirements Analysis

•	Hardware Requirement

•	User Interface Requirements (New application)

•	Third Party System Integration (Application)

•	Data Preservation

•	Support Requirements

•	Server Types and Locations (across business entities)

•	Business Requirements Sign Off

     Application Design

•	Network and Hardware

•	Business Functional Flow

•	Design Sign Off

     Application Development and Configuration

•	Server Application

•	Device Applications

•	System Interfaces supporting Server and Device Applications

•	System Testing and Quality Assurance

•	Documentation

     Implementation

•	Production Installation

•	Hardware Preparation and Implementation

•	Go-Live Support

•	On Site Training

•	Implementation and Project Sign-off

     Project Management

•	Project Estimating Work Sheet

     Customer Education and Training

     We offer comprehensive training courses for our customers and partners with the goal of ensuring each customer’s success with our software applications. Training is also available for third-party consultants. Services include project team training classes, end-user training classes and consulting services.

     Sales and Marketing

     IBSS is focused on marketing its proprietary Synapse™ software licenses to a broad array of commercial and governmental entities, primarily through newly enabled as well as established third-party resellers. Synapse™ cuts costs by efficiently integrating data from myriad collection devices, processing systems and branded software products, giving field personnel and headquarters managers “see-through” vision to track products, people and information across divisions and around the world.

     The Company is seeking to build a cadre of indirect resellers made up of businesses that dominate specific vertical market niches or specialize in targeted vertical or horizontal end user markets. Indirect channel vertical market targets include manufacturing/supply chain; healthcare and hospitals; distribution; mobile field service and asset tracking.

     The Company also offers a range of licensing packages, including server licensing, concurrent user licensing, and licenses for vertical and advanced option components and offers both OEM (Synapse™ Inside) and reseller relationships

     The Company markets and licenses its software products in North America primarily through its direct sales and marketing and business development organization. Our growth strategy focuses on working with businesses that will not only use our technology and services in new and profitable ways, but will also be deploying the resulting solution to their supply chain or for resale to their vertical market.

     Our Sales and Growth Strategies

     Expand and Leverage Strategic Relationships. We intend to access new markets and distribution channels by continuing to establish and leverage business relationships customers who bring new vertical market expertise, where IBSS can help them build and deploy a new product for their use and for resale in their vertical market where they have expertise. As a result, we expect to enhance our customer base, cultivate additional market expertise, and achieve our growth objectives more quickly and cost-effectively.

     Target Vertical Markets with Industry Focused Solutions. We believe that we have a competitive edge in providing e-business solutions to organizations requiring the rapid creation of new applications or more efficient handling of the frequent changes or adjustments to their existing systems and applications, as well as the integration of those systems and applications. Our belief is a function of the demonstrated ability of Synapse™ to provide these dynamic solutions more quickly and at a lower cost than our competition.

     We have currently developed and have implemented these solutions for organizations in such diverse marketplaces as textile and apparel manufacturing, airport special services, furniture manufacturing, commercial printing, and automotive. Accordingly, we have specifically focused our business development efforts in these targeted industries where we believe our Synapse™ products provide us with the greatest competitive advantages. We expect to benefit significantly from the vertical market potential offered by each of these targeted industries, and we intend to dedicate more sales and marketing resources to establish more strategic alliances to penetrate these industries.

     Enhance the Synapse™ Product and Technology Leadership. We believe that in Synapse™ and its related suite of products, we have developed the broadest, most comprehensive and most cost-effective e-business solution to address the needs of an organization in a dynamic business environment. We have filed a patent application on our basic Synapse™ technology. We intend to continue investing in research and development to enhance the capability of Synapse™ to provide solutions that will enable our customers’ operations to be more efficient and extend their organizations more rapidly and cost effectively. Currently, our development efforts are focused on continuing to enhance the performance and configuration productivity capabilities of Synapse™.

     Consistent with revenue growth, our objective is to expand upon our experienced team of developers and engineers and further enhance our corporate culture to foster innovation in the product development, application configuration and design areas. Furthermore, we are constantly assessing available opportunities to achieve synergies through the acquisition of complementary technologies or businesses that we believe will further our growth strategy.

     Leverage Customer Base through Network Effect. We intend to provide the best possible service to our installed base of customers in order to expand the use of our Synapse™ products within our customers’ organizations. The strategic importance of the Synapse™ products to our customers is expected to provide what we believe will become the foundation for our preferred access to additional projects within their organizations. This visibility to our customers’ senior management, combined with our focused implementation and service approach, is expected to facilitate the rapid adoption and deployment of the Synapse products throughout the customer’s enterprise.

     Furthermore, as our customers deploy the use of the Synapse™ products throughout their extended organizations, including their supply chains and electronic markets, their customers, suppliers and partners will be exposed to the robust scope of the functionality provided by the Synapse™ products in the context of the exchange of mission-critical business information. We believe that this exposure, which will allow non-customer participants in the supply chain to benefit from the Synapse™ solution first-hand, should enable us to create a powerful network effect in the acceleration of industry recognition and adoption of our Synapse™ products. Therefore, we are focused on this positioning to leverage our opportunities across multiple target markets in order to grow our revenue base.

     Research and Development

     Over the past two years, we have focused our research and development efforts primarily on expanding the core capabilities of Synapse™. We plan to continue to devote design and research resources to continue to enhance the base Synapse™ products, develop more industry-specific applications, and add functionality to our existing applications.

     Intellectual Property

     We regard certain aspects of our internal operations, products and documentation as proprietary. We rely primarily on a combination of patent, copyright, trademark and trade secret laws, and other measures to protect our proprietary rights. We also rely on contractual restrictions in our agreements with customers, employees and others to protect our intellectual property rights. However, there can be no assurances that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known. Our ability to compete and succeed is dependent, in part, upon our patent-pending technology; and we are in the process of obtaining all related patent rights to our core technology, the Synapse™ model, in the United States and internationally.

     Competition and Markets

     While there are many companies offering solutions to the myriad individual problems that Synapse™ addresses, we believe that none offer a single solution to address all of the development, implementation, integration, and management issues at once. Further, there are additional technical and business barriers to entry into the Company’s market. To sustain these barriers, the Company is concentrating on protecting its valuable intellectual property and first-to-market advantage. The Company is building a patent portfolio covering its technology, and is moving aggressively to establish Synapse™ as the standard for integrating and managing wireless networking, mobile computing, ADC and RFID within a single development and implementation framework.

     During the last ten years, businesses have invested heavily in enterprise applications to automate and improve the efficiency of their internal business processes. In parallel, there has been a shift from in-house custom development of mission-critical applications to the purchase of packaged applications and related services from third-party vendors. These applications have spread throughout the business world addressing many highly strategic business functions, including resource planning, supply chain management, customer relationship management, sales force automation, business decision support and e-commerce. In this new corporate environment, a single business process can require access to data and information from many distinct applications, none of which is designed to communicate seamlessly and in real-time with the others.

     In the last three years, global competition and difficult economic times have intensified the competitive environment for all businesses dramatically. This has caused businesses to seek new ways to generate sustainable competitive advantages. As competition has increased and markets have become more dynamic, companies have begun to recognize that they must coordinate more closely every aspect of their business. In order to achieve a more efficient working process while taking advantage of the enormous investment in the broad range of package and custom software applications, it has become critical that these applications be efficiently integrated. The complexity of this integration challenge has historically required time-consuming, expensive, custom developed solutions. In response, the market for third-party enterprise application integration software providers has emerged to deliver this integration capability as a packaged solution.

     The market for our Synapse™ platform is extremely broad and could be considered competitive with any provider of transaction processing or real time data. However, we do not plan, nor do we have the resources, to market the product as a software platform. Instead, we are focused on enabling new vertical solutions to meet the needs of specific industry segments. These segments to date include wireless on line transaction processing in manufacturing, transportation and distribution. We will continue to develop applications for solving problems where real time information and data collection are needed, from automated procurement, inventory management and distribution management to order processing, integrated customer support and collaborative planning.

     The markets in which we operate are highly competitive. Our competitors are diverse and offer a variety of solutions targeting various segments of the industry sectors for which we have developed or will develop our applications. Some competitors compete with suites of applications designed to offer out-of-the-box integration, while the majority offer point solutions designed specifically to target particular functions or industries. IBSS competes with these other companies with our breakthrough Synapse™ architecture and industry-specific applications. Our value proposition consists of our experience in wireless on line transaction processing, our efficient Synapse™ methodology, and the power and flexibility of our Synapse™ platform and framework.

     In some cases, we compete with a subset of the functionality found in the organization’s other integrated business systems. These business systems may include large monolithic software packages which are commonly referred to as enterprise resource planning (“ERP”) software, supply chain management (“SCM”) software packages, and large, supply chain and collaborative product management software firms that provide MES software packages. Competitors who supply these package business software products include large ERP software vendors, such as Microsoft, Oracle, PeopleSoft, SAP and others that have added or are attempting to add capabilities for supply chain planning or business-to-business collaboration to their transaction system products; companies such as I2, Adexa, Manugistics, Manhattan Associates and others that compete principally in supply chain management applications; companies such as Agile, Commerce One and others that compete principally with our supplier relationship management applications; and companies such as Apriso, CamStar, Datasweep, and others that compete in the collaborative production management market place.

     In summary, we believe that the primary competitive factors which affect the market for our products and services include product function and features; quality of service offered; performance and cost; ease of implementation; the “time-to-benefit” factor (the time period from identification of technology need or “fix” to delivery of the application solution); quality of customer support services; customer training and documentation; a project and implementation methodology which mitigates risk and product reputation. The relative weight of each of these factors is customer-specific. Although we believe that our products and services carry a unique value proposition, with respect to each of these factors, we must continue to invest in our business to maintain our position against current and future competition.

     Employees

     As of June 30, 2004 the Company had a total of 28 full-time employees and no part-time employees.

DESCRIPTION OF PROPERTY

     The Company does not own any real property. With regards to leased real property, the Company is party to an office lease agreement for the lease of its corporate headquarters. Under that certain lease agreement dated October 8, 2002 (“Lease”) with Pinebelt, LLC, a South Carolina limited liability company (“Landlord”), the Company leases 7,400 useable square feet of office space at the Ten Oaks Office Center, a 57,000 square foot office center located in Columbia, South Carolina. The Company leases the office space for a period of 120 calendar months and the current term of the Lease will expire on January 31, 2013. Under the terms of the Lease, the Company obligated to pay to Landlord base rental of $36,000 per calendar year, payable in equal monthly installments of $3,000 each. The Lease provides for common area maintenance (“CAM”) charges, which the Company is obligated to pay its pro-rata share of CAM charges are adjustable and are currently at least $1.00 per annual gross square foot of the leased property (or $0.083 per monthly gross square footage). The Lease also provided for a $50,000 security deposit, the first $10,000 of which was payable on or before December 15, 2002, the second $10,000 of which was payable on or before January 15, 2003, and four installments of $7,500 each were due every 30 calendar days after January 15, 2003. The Company is obligated to indemnify Landlord for usual and customary costs and liabilities, including claims arising from the Company’s use of the leased property and breach or default in performances by the Company of any of its obligations under the Lease.

MANAGEMENT

     The executive officers and directors of the Company, and their respective ages and positions as of June 30, 2004, are as follows:

		Term As
Name	Age	Director	Position
George E. Mendenhall, Ph.D.	66	1995-current	Chief Executive Officer and Chairman of the Board

Michael P. Bernard	49	—	Chief Financial Officer

Donald R. Futch	54	—	Vice President – Business Development

Stuart E. Massey	45	1991-current	Executive Vice President, Director, and Secretary

Carl Joseph Berger, Jr.	68	1998-current	Director

Richard D. Pulford	58	2002-current	Director

     George E. Mendenhall, Ph.D., 66, has served as Chairman of the Board and Chief Executive Officer of the Company since September 2001. Prior to that time, he had served since January 1998 as Vice President of Application Development of the Company and since May 1995 as Executive Vice President of the Company. He initially became an employee of the Company in February 1994, serving as the Director of Industrial Consulting. He has served as a director of the Company since May 1995. Dr. Mendenhall has conducted academic research and taught economics and other courses at Indiana University and Indiana Institute of Technology. In addition, he has published articles concerning research and evaluation techniques, and has been quoted in such periodicals as Computer World and Industry Week. Before joining the Company, Dr. Mendenhall provided consulting services and computer systems to various large manufacturing companies on an independent basis and, from 1990 through February 1994, provided consulting services to the Company. From 1984 until 1989, Dr. Mendenhall was the President of Synergistic Business Infrastructures Corporation, a computer systems integrator based in Fort Wayne, Indiana that specialized, among other things, in the conceptualization, design and implementation of manufacturing shop floor systems, data collection systems and material tracking systems. Dr. Mendenhall received a Bachelor of Science degree in Economics from Manchester College in 1960 and a Master of Arts degree and a Ph.D. from Indiana University in 1968 and 1978, respectively.

     Mr. Bernard, 49, has served as Chief Financial Officer of the Company since April 2004. He served from January 2003 to April 2004 as Treasurer of Guilford Mills, Inc., a major manufacturer of automotive textile products. From April 2002 to December 2003, Mr. Bernard was self-employed. From September 1999 to March of 2002, Mr. Bernard served as a senior executive in positions that included President and Chief Financial Officer for Unifi Technology Group, Inc./Cimtec Automation, Inc., a manufacturer of systems integration and distribution of advanced factory automation equipment. For two years prior to that, Mr. Bernard served as Chief Financial Officer of CORDA Medical Care, Inc., a physician practice management company. Mr. Bernard has over 25 years of financial management experience in a variety of industries including healthcare, personnel staffing and information technology, with 14 of those years employed by Ernst & Young LLP, one of the world’s largest registered public accounting firms. Mr. Bernard graduated from the University of South Florida with a Bachelor of Arts degree in 1978 in business administration, majoring in accounting, and he has been a certified public accountant since 1980.

     Donald R. Futch, 54, has served as Vice President of Business Development of the Company since April 13, 1999. Prior to that date, he served as Vice President of Operations since joining the Company in January 1998. Mr. Futch is responsible for developing corporate strategic relationships and indirect distribution channels. Mr. Futch has over 20 years of marketing and technical management experience in the computer technology industry working with companies including Electronic Merchant Services, Telequest and Unysis. Prior to joining the Company, Mr. Futch was employed with AT&T as a regional data specialist and data sales executive. He has extensive experience in product development in the transaction processing industry and holds a patent in transaction processing for telecommunications based home banking. Mr. Futch has a Masters of Business Administration degree with an emphasis in Marketing Research from the University of South Carolina.

     Stuart E. Massey, 45, has served as Executive Vice President of the Company since September 2001 and as a director of the Company since April of 1991. Prior to that time, he had served as Vice President of Engineering. Mr. Massey also serves as Secretary of the Company. His responsibilities include the day-to-day management and coordination of large projects, including the continuing maintenance of the Synapse™ software configuration tool. Before joining the Company, among other things, Mr. Massey managed the implementation of an inter-bank financial transaction switch for automated teller machine and point-of-sale systems and assisted in the design of financial transaction processing software products for Applied Communications, Inc. Mr. Massey’s experience in the industrial automation industry includes the design of a variety of computer control systems, such as airport lighting, industrial machine tool control, inventory control and shop floor control systems. Mr. Massey received a Bachelor of Science degree in Electrical and Computer Engineering from the University of South Carolina in 1986.

     Carl Joseph Berger, Jr., 68, has served as a director of the Company since June 1998. He retired in 1997 from Springs Industries, Inc., a leading manufacturer and marketer of home furnishings, after serving for eight years as Corporate Director for Electronic Data Interchange. During his thirty years with Springs Industries, Inc., Mr. Berger served the company in various positions, including Director of Distribution. Prior to his service with Springs Industries, Inc., he worked in various positions with Milliken and Company and M. Lowenstein Corporation where he served as General Product Manager with Wamsutta Mills in New York. He has served on numerous boards and committees, including the District Three School Board in Rock Hill, South Carolina, where he served for eleven years as Board Treasurer. Mr. Berger received his Masters of Business Administration degree from Winthrop University and a Bachelor of Arts degree from the University of Georgia majoring in accounting.

     Richard D. Pulford, 58, has served as a director of the Company since October 3, 2002. He has served as President of Corporate Strategies, Inc., (“CSI”), since he founded CSI in 1981. CSI provides investment banking services in the Great Lakes region of the United States. The primary focus of CSI has been in the technology arena. Under Mr. Pulford’s direction, CSI has been a contributor in equity capital fund-raising endeavors for technology start-up companies. Mr. Pulford also operates in a sales consultant capacity in the automotive industry for a variety of technology companies, and has provided such services in the past for the Company. Prior to forming CSI, Mr. Pulford owned and operated a consulting practice specializing in financing acquisition transactions for operating companies. Mr. Pulford also held positions in the marketing field after receiving his Masters of Business Administration degree in Finance. CSI and Mr. Pulford are parties to a sales representative and marketing agreement dated September 16, 2003 with the Company that provides for certain payments to Mr. Pulford for his services as a sales representative of the Company. See the section of this prospectus below entitled “Certain Related Party Transactions.”

     The Board of Directors currently is comprised of seven director seats that are divided into three classes serving staggered terms, generally three years in duration. The four persons named above currently serve as members of the Board of Directors, and there are three vacancies. There are no family relationships between any of the directors and executive officers. The terms of Messrs. George E. Mendenhall and Carl Joseph Berger, Jr. expire at the Company’s annual meeting of shareholders (“Annual Meeting”) in 2005; and the term of Messrs. Stuart E. Massey and Richard D. Pulford expire at the 2006 Annual Meeting. Pursuant to the Company’s Bylaws and applicable South Carolina corporate law, the directors have the authority prior to the next Annual Meeting to elect individuals to fill one, two or all of these vacancies. Management is currently in the process of identifying suitable candidates for election to fill such vacancies.

     Mr. Pulford is a party to a sales representative and marketing agreement with the Company that provides for certain payments to Mr. Pulford for his services as a sales representative for the Company. See the section of this prospectus below entitled “Certain Related Party Transactions.”

     The directors of the Company who are executive officers of the Company are not separately compensated for serving as directors of the Company. All directors of the Company are reimbursed by the Company for all out-of-pocket costs and expenses reasonably incurred by them in the discharge of their duties as directors, including out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Non-employee directors receive discretionary annual grants of stock options.

     In addition to reimbursement of such costs and expenses, members of the Board of Directors are granted stock options in connection with their initial appointment to serve as a member of the Board of Directors and in connection with their service on committees of the Board of Directors. During the fiscal year ended December 31, 2003, 250,000 stock options were granted to Mr. Berger for his service as both chair and co-chair of several Board committees, 200,000 options were granted to Ms. Dollie Cole (a former director) for her Board committee service and 200,000 stock options were granted to Mr. Pulford for his Board committee service. Any options granted to directors are subject to shareholder approval at the Company’s next Annual Meeting. An additional 50,000-share purchase option granted to Mr. Pulford in 2003, for his initial appointment to the Board of Directors, vests with respect to 50% of the options six months after grant with the remaining options vesting one year after grant. All other stock options granted to members of the Board of Directors in 2003 will vest on October 1, 2005. The exercise price of all options granted to directors in 2003 is equal to the closing sales price of the Common Stock on the date of the respective option grant, which was $0.14 per share. The term of each option is five years. Since Ms. Cole no longer serves on the Board of Directors, her unvested options have terminated.

     The Board of Directors has established the following two standing committees of the Board of Directors: the Audit and Risk Management Committee and the Compensation and Human Resources Committee.

     The Board of Directors has not established a separate committee to perform the functions traditionally associated with a nominating committee. Such functions are currently performed by the Board of Directors acting as a whole. The Board of Directors will consider nominees recommended by the shareholders for election as directors at any Annual Meeting, provided the nomination is made in writing and properly identifies the shareholder making the nomination as a shareholder of record entitled to vote at such meeting; includes the consent of the nominees to serve, if elected, and the representation of the nominating shareholder to appear in person or by proxy to nominate the identified nominees; provides pertinent information concerning the nominee’s background, experience and any arrangement or understanding between the nominating shareholder and the nominee pursuant to which the nomination is made; and is delivered to the Secretary of the Company no later than ninety days prior to the date of an Annual Meeting, unless the Company notifies the shareholders otherwise.

     The Audit and Risk Management Committee is composed of Mr. Berger. Based on the representations made by Mr. Berger in his director questionnaire, and discussions between Mr. Berger and the Board of Directors, the Board of Directors has, in its business judgment, determined that Mr. Berger does not have a material relationship with the Company other than serving on the Board of Directors. As such, the Board of Directors has determined that Mr. Berger is “independent” as defined in Rule 4200(a)(15) of the NASD’s listing standards and Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Board of Directors makes regular determinations as to director independence under applicable NASD and SEC definitions.

     The Audit and Risk Management Committee does not have a “financial expert,” as defined in Item 401(e)(2) of Regulation S-B under the Securities Act, because the Company has been unable to identify a suitable potential director meeting those qualifications. Under the guidance of a written charter adopted by the Board of Directors, the Audit and Risk Management Committee is responsible for recommending to the Board of Directors the retention of independent auditors, approving audit and non-audit services and fees of the Company’s independent auditors, reviewing the scope of the annual audit undertaken by the Company’s independent auditors and the progress and results of their work, and reviewing the financial statements of the Company and its general accounting and auditing procedures. This committee met a total of four times during 2003.

     The Compensation and Human Resources Committee is composed of Mr. Berger and Mr. Pulford. The functions of the Compensation and Human Resources Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, administrating the Company’s stock option and incentive plans, making recommendations to the Board of Directors with respect to the participation in such plans by directors, officers and employees of, and consultants to the Company, and the extent of that participation, and considering such other matters as may from time to time be referred to the Compensation and Human Resources Committee by the Board of Directors. No directors of the Company who are also executive officers of the Company participate in the deliberations by such committee concerning the compensation of such executive officers. This committee met a total of four times during 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company as of June 30, 2004 (at which time the Company had 32,530,146 shares of Common Stock issued and outstanding) by (i) all shareholders known to the Company to be beneficial owners of more than 5% of the issued and outstanding Common Stock; and (ii) all executive officers and directors of the Company, individually and as a group:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent
IBSS Class B Investors, LLC (2)(3)	4,066,798	11.11%
George E. Mendenhall, PhD. (4)(5)	3,474,523	10.01%
Stuart E. Massey (4)(6)	3,411,252	9.81%
Fusion Capital Fund II, LLC (7)	3,000,215	8.96%

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent
Donald R. Futch (4)(8)	582,313	1.76%
Carl Joseph Berger, Jr. (4)(9)	307,330	*
Richard D. Pulford (4)(10)	75,000	*
Michael P. Bernard (4)	0	*
Shares held by all directors and executive officers as a group (6 persons total) (11)	7,850,418	20.86%

     (1) Beneficial ownership reflected in the table is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to the securities. Except as otherwise specified, each of the shareholders named in the above referenced table has indicated to us that the shareholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by that shareholder.

     (2) The address for this beneficial owner is c/o Seyburn, Kahn, Ginn, Bess, and Serlin, P.C., 2000 Town Center, Suite 1500, Southfield, Michigan 48075.

     (3) Shares indicated as being owned include (i) 2,033,399 are shares of Common Stock convertible upon exercise of warrants under an Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and (ii) 2,033,399 are shares of Common Stock convertible upon exercise of an Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003. These shares do not include 22,821,256 shares of Common Stock that GEE Enterprises, LLC is entitled to receive upon exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006. See “Description of Securities – Debt Securities.”

     (4) The address for this beneficial owner is 1601 Shop Road, Suite E, Columbia, SC 29201.

     (5) Shares indicated as being owned include 2,184,874 shares issuable upon the exercise of common stock options.

     (6) Shares indicated as being owned include 2,229,152 shares issuable upon the exercise of common stock options.

     (7) The address for this beneficial owner is 222 Merchandise Mart Plaza, Suite 9-112, Chicago, Illinois 60654. Shares indicated as being owned include 1,250,000 issued under the common stock purchase agreement with Fusion Capital, 510,715 issued as an initial commitment fee, 937,500 issuable under warrants granted to Fusion Capital, 50,000 issued as a diligence fee, and 252,000 issued and to be earned under the Fusion Consulting Agreement (described below). The warrant may not be exercised if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our Common Stock outstanding at the time such warrant is exercised by Fusion Capital.

     (8) Shares indicated as being owned include 488,736 shares issuable upon the exercise of common stock options.

     (9) Shares indicated as being owned include 75,000 issuable under common stock warrants and 71,000 issuable upon the exercise of common stock options.

     (10) Shares indicated as being owned include 25,000 issuable under common stock options and 25,000 issuable under common stock warrants.

     (11) Shares indicated as being owned include 5,098,762 shares issuable upon the exercise of common stock options and warrants.

EXECUTIVE COMPENSATION

     Summary Compensation Table

     The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period ended December 31, 2003.

		Annual Compensation				Long Term Compensation
					Other	Restr.	Options/	LTIP	All
					Annual	Stock	SARs (#)	Pay-	Other
Name	Title	Year	Salary	Bonus	Comp.	Awards	(1)	outs	Comp.
George E.	Chief Executive	2003	$104,500	-0-	$6,428 (2)	-0-	5,037,255	-0-	-0-
Mendenhall, Ph.D.	Officer and	2002	$97,596	-0-	-0-	-0-	96,894	-0-	-0-
	Chairman of the	2001	$132,611	-0-	-0-	-0-	10,000	-0-	-0-
	Board of Directors
Stuart E. Massey	Ex. VP and Chief	2003	$104,500	-0-	-0-	-0-	5,037,255	-0-	-0-
	Technology Officer	2002	$97,956	-0-	-0-	-0-	96,894	-0-	-0-
		2001	$132,611	-0-	-0-	-0-	10,000	-0-	-0-
Donald R. Futch	VP- Business	2003	$84,417	-0-	-0-	-0-	831,863	-0-	-0-
	Development	2002	$83,778	-0-	-0-	-0-	92,825	-0-	-0-
		2001	$115,556	-0-	-0-	-0-	10,000	-0-	-0-

     (1) Pursuant to the terms of the new employment agreements (referenced below in the section of this prospectus entitled “Executive Compensation”) for each of the above named executive officers, one stock option is exercisable or convertible into one share of Common Stock of the Company. Consequently, each executive officer shall receive a number of securities underlying the stock options equal to the number of stock options granted during this period.

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

		Percent of Total
		Options / SARs
	Number of Securities	Granted to
	Underlying Options / SARs	Employees in Fiscal	Exercise of Base	Expiration
Name of Officer	Granted (#) in Fiscal Year	Year (1)	Price ($/Sh.)	Date
George E. Mendenhall, Ph.D. (2)	5,037,255	43.66%	$0.14	5 years
Stuart E. Massey (3)	5,037,255	43.66%	$0.14	5 years
Donald R. Futch (4)	831,863	7.21%	$0.14	5 years

     (1) In addition to the stock option grants to the executive officers named above, the Company granted an aggregate of 524,560 stock options on February 20, 2003 to all non-officer employees during fiscal year 2003 as a result of an across the board wage cut declared by the Company in 2003. The wage cut affected both officers and non-officer employees of the Company.

     Subject to shareholder approval of the Plan Amendment (as defined below), the Company granted an aggregate of 650,000 stock options in 2003 to three members of the Board of Directors as compensation for their respective service on the Board of Directors and the two committees of the Board of Directors, including 250,000 stock options granted to Mr. Berger for his service as both chair and co-chair of such committees and 200,000 stock options were granted to Ms. Cole and Mr. Pulford for their respective service on the two committees of the Board of Directors. The Company also granted 1,975,000 stock options to non-officer employees pursuant to option agreements dated October 1, 2003 (which options will fully vest on October 1, 2005) as well as an additional 106,473 options on several different occasions in 2003 to various employees of the Company.

     Effective as of October 1, 2003, the Board of Directors approved an amendment (the “Plan Amendment”) to the Company’s 2001 Stock Incentive Plan to increase the number of shares that could be granted under the plan from 1,200,000 to 16,200,000 to include all of these additional options granted in 2003, subject to shareholder approval. The Plan Amendment was approved by the Company’s shareholders at the Annual Meeting on June 10, 2004.

     (2) The 5,037,255 stock options referenced above that were granted to Mr. Mendenhall in 2003 were granted in more than one grant. 5,000,000 were granted, subject to stockholder approval of the Plan Amendment, pursuant to the new employment agreement with Mr. Mendenhall dated October 1, 2003 (discussed below) and the remainder were granted as part of the Company’s 2003 salary cuts. Of the initial grant of 5,000,000 shares, 2,000,000 vested on October 1, 2003 and 3,000,000 will vest on October 1, 2005. The remaining 37,255 shares vested on August 15, 2003 and were granted in exchange for the Company’s decision to cut $5,066.67 of salary due and owing to Mr. Mendenhall from March 2003 to August 2003.

     (3) The 5,037,255 stock options referenced above that were granted to Mr. Massey in 2003 were granted in more than one grant. 5,000,000 were granted, subject to stockholder approval of the Plan Amendment, pursuant to the new employment agreement with Mr. Massey dated October 1, 2003 (discussed below) and the remainder were granted as part of the salary cuts discussed below. Of the initial grant of 5,000,000 shares, 2,000,000 vested on October 1, 2003, and 3,000,000 will vest on October 1, 2005. The remaining 37,255 shares vested on August 15, 2003 and were granted in exchange for the Company’s decision to cut $5,066.67 of salary due and owing to Mr. Massey from March 2003 to August 2003.

     (4) The 831,863 stock options referenced above that were granted to Mr. Futch were granted in more than one grant during 2003. 800,000 were granted, subject to stockholder approval of the Plan Amendment, pursuant to the new employment agreement with Mr. Futch dated October 1, 2003 (discussed below) and the remainder were granted as part of the salary cuts discussed below. Of the initial grant of 800,000 shares, 300,000 vested on October 1, 2003, and 500,000 will vest on October 1, 2005. The remaining 31,863 shares vested on August 15, 2003 and were granted in exchange for the Company’s decision to cut $4,333.36 of salary due and owing to Mr. Futch from March 2003 to August 2003.

     The current terms of the new employment agreements (see section of this prospectus below entitled “Employment Agreements”) for each of the three above referenced executive officers of the Company provide that the exercise prices for the stock options granted in 2003 are subject to adjustments contemplated with respect to options granted under the Company’s 2001 Stock Incentive Plan (the “Stock Plan”). Such adjustments include, without limitation, subsequent stock splits, stock dividends, recapitalizations, or similar events. Many of these types of adjustments could cause the exercise price for each stock option above to be lowered in certain situations. In the event that the exercise price were lowered as a result of such adjustments, the named executive would receive an added economic benefit by being able to receive a share of Common Stock upon exercise of a stock option at an exercise price less than that originally received under the terms of the Stock Plan and the new employment agreements with the Company’s executive officers.

Aggregated Option/SAR Exercises in Last
Fiscal Year and Fiscal Year End Option/SAR Values

			No. of Unexercisable	Value of Unexercised In-
	Shares		Securities Underlying	The-Money
	Acquired on	Value	Options/SARs at FY END	Options/SARs at FY End
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
George E. Mendenhall, Ph.D.	56,649 (1)	$566.49	56,649	-0- (1)

     (1) All of these options were exercisable at $0.01 per share. Mr. Mendenhall exercised these stock options when the aggregate fair market value of the options exceeded the aggregate exercise price thereof by $6,248. As such, Mr. Mendenhall realized taxable income in the amount of $6,248.

     Employment Agreements

     Mendenhall Agreement. The Company was party to an employment agreement with George E. Mendenhall, Ph.D., dated January 1, 1997, as amended September 1, 1997 and January 1, 1999. The prior January 1, 1997 employment agreement has been superceded by a new employment agreement between the Company and Mr. Mendenhall dated October 1, 2003.

     Under the terms of the new employment agreement, Mr. Mendenhall is employed by the Company for a period of four years ending on December 31, 2007. The term is to be automatically renewed for additional terms of one year each, unless the Company decides to elect not to renew within 180 days prior to expiration of the then current term. Mr. Mendenhall receives several forms of performance and non-performance based compensation. His non-performance based compensation includes annual base compensation of $152,000, eligibility for an annual bonus, participation in the Company’s existing benefit programs for executive officers, reimbursement of reasonable expenses, and a grant of 5,000,000 stock options convertible into Common Stock at the exercise price of $0.14 per share. 2,000,000 of these stock options are fully vested as of October 1, 2003. The remaining 3,000,000 of these stock options vest on October 1, 2005. The remainder of Mr. Mendenhall’s options for fiscal year 2003, or 37,255 options, were granted as penny stock options in connection with the Company’s decision to make across the board salary cuts for executive officers and employees in 2003 (see the section of this prospectus above entitled “Executive Compensation”).

     The new employment agreement with Mr. Mendenhall provides for accelerated vesting of all unvested options upon a change of control of the Company (as defined in the agreement) and permits the Company to terminate Mr. Mendenhall’s employment with or without cause. In the event that the Company does so with cause (as defined in the agreement), Mr. Mendenhall forfeits a variety of compensation and other benefits enumerated in the agreement (excluding vested stock options). In the event the Company does so without cause, the Company is required to pay to Mr. Mendenhall (i) all accrued and unpaid salary, bonuses and all unreimbursed expenses, (ii) severance compensation equal to 18 months of base salary at the rate of base salary in effect immediately preceding the date of termination but not less than $152,000 per year, (iii) all unvested stock options referenced above, and (iv) all other employee benefits granted in the agreement that are received by Mr. Mendenhall at the time of termination. Finally, the new employment agreement obligates Mr. Mendenhall to certain confidentiality and non-competition covenants.

     Massey Agreement. The Company was also party to an employment agreement with Stuart E. Massey dated December 31, 1996, and amended September 1, 1997. The prior employment agreement with Mr. Massey has been superceded by a new employment agreement between the Company and Mr. Massey dated October 1, 2003.

     Under the terms of the new employment agreement, Mr. Massey is employed by the Company for a period of four years ending on December 31, 2007. The term is to be automatically renewed for additional terms of one year each, unless the Company decides to elect not to renew within 180 days prior to expiration of the then current term. Mr. Mendenhall receives several forms of performance and non-performance based compensation. His non-performance based compensation includes annual base compensation of $152,000, eligibility for an annual bonus, participation in the Company’s existing benefit programs for executive officers, reimbursement of reasonable expenses, and a grant of 5,000,000 stock options convertible into Common Stock at the exercise price of $0.14 per share. 2,000,000 of these stock options are fully vested as of October 1, 2003. The remaining 3,000,000 of these stock options vest on October 1, 2005. The remainder of Mr. Massey’s options for fiscal year 2003, or 37,255 options, were granted as penny stock options in connection with the Company’s decision to make across the board salary cuts for executive officers and employees in fiscal year 2003 (see the section of this prospectus above entitled “Executive Compensation”).

     The new employment agreement with Mr. Massey provides for accelerated vesting of all unvested options upon a change of control of the Company (as defined in the agreement) and permits the Company to terminate Mr. Massey’s employment with or without cause. In the event that the Company does so with cause (as defined in the agreement), Mr. Massey forfeits a variety of compensation and other benefits enumerated in the agreement (excluding vested stock options). In the event the Company does so without cause, the Company is required to pay to Mr. Massey (i) all accrued and unpaid salary, bonuses and all unreimbursed expenses, (ii) severance compensation equal to 18 months of base salary at the rate of base salary in effect immediately preceding the date of termination but not less than $152,000 per year, (iii) all unvested stock options referenced above, and (iv) all other employee benefits granted in the agreement that are received by Mr. Massey at the time of termination. Finally, the new employment agreement obligates Mr. Massey to certain confidentiality and non-competition covenants.

     Futch Agreement. The Company was also party to an employment agreement with Donald R. Futch dated January 1, 1999. The prior employment agreement with Mr. Futch has been superceded by a new employment agreement between the Company and Mr. Futch dated October 1, 2003.

     Under the terms of the new employment agreement, Mr. Futch is employed by the Company for a period of four years ending on December 31, 2007. The term is to be automatically renewed for additional terms of one year each, unless the Company decides to elect not to renew within 180 days prior to expiration of the then current term. Mr. Futch receives several forms of performance and non-performance based compensation. His non-performance based compensation includes annual base compensation of $115,000, eligibility for an annual bonus, participation in the Company’s existing benefit programs for executive officers, reimbursement of reasonable expenses, and a grant of 800,000 stock options convertible into Common Stock at the exercise price of $0.14 per share. 300,000 of these stock options are fully vested as of October 1, 2003. The remaining 200,000 stock options vest on October 1, 2005. The remainder of Mr. Futch’s options for fiscal year 2003, or 31,863 options, were granted as penny stock options in connection with the Company’s decision to make across the board salary cuts for executive officers and employees in 2003 (see the section of this prospectus above entitled “Executive Compensation”).

     The new employment agreement with Mr. Futch provides for accelerated vesting of all unvested options upon a change of control of the Company (as defined in the agreement) and permits the Company to terminate Mr. Futch’s employment with or without cause. In the event that the Company does so with cause (as defined in the agreement), Mr. Futch forfeits a variety of compensation and other benefits enumerated in the agreement (excluding vested stock options). In the event the Company does so without cause, the Company is required to pay to Mr. Futch (i) all accrued and unpaid salary, bonuses and all unreimbursed expenses, (ii) severance compensation equal to 18 months of base salary at the rate of base salary in effect immediately preceding the date of termination but not less than $115,000 per year, (iii) all unvested stock options referenced above, and (iv) all other employee benefits granted in the agreement that are received by Mr. Futch at the time of termination. Finally, the new employment agreement obligates Mr. Futch to certain confidentiality and non-competition covenants.

     McMaster Agreement. On June 30, 2003 the Company terminated its prior employment with William S. McMaster dated May 30, 2000 in connection with Mr. McMaster’s tender of his resignation. At the time this employment agreement was terminated, the Company owed Mr. McMaster $250,651.37 in deferred wages and accrued interest thereon. The Company is currently making monthly payments to Mr. McMaster of these deferred wages (and interest) in the amount of $9,548.62 each.

     Bernard Agreement. The Company entered into an employment agreement, dated as of March 19, 2004, with Michael P. Bernard. Under the terms of this agreement, Mr. Bernard is employed by the Company for a three-year period beginning on April 16, 2004. The term is to be automatically renewed for additional terms of one year each, unless either party elects not to renew within 180 days prior to the expiration of the then current term. Mr. Bernard assumed the responsibilities of the Chief Financial Officer of the Company beginning on May 14, 2004, immediately following the filing with the SEC of the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2004.

     Mr. Bernard receives several forms of performance and non-performance based compensation. His non-performance based compensation includes annual base compensation of $150,000, eligibility for an annual bonus, participation in the Company’s existing benefit programs for executive officers, reimbursement of reasonable expenses, and a grant of 500,000 stock options convertible into Common Stock at the exercise price of $0.26 per share. These options have an exercise life of five years and vest, so long as Mr. Bernard remains an employee of the Company, as follows: (i) 75,000 shares on October 15, 2004, (ii) 100,000 shares on April 15, 2005, (iii) 75,000 shares on October 15, 2005, (iv) 100,000 shares on April 15, 2006, and (v) 150,000 shares on October 15, 2006.

     The agreement provides for accelerated vesting of all unvested options upon a change of control of the Company (as defined in the agreement) and permits the Company to terminate Mr. Bernard’s employment with or without cause. In the event that the Company does so with cause (as defined in the agreement), Mr. Bernard forfeits a variety of compensation and other benefits enumerated in the agreement (excluding vested stock options). In the event that the Company does so without cause, or if Mr. Bernard resigns “for good cause” (as defined in the agreement), the Company is required to pay Mr. Bernard (i) all accrued and unpaid salary, bonuses and all unreimbursed expenses, (ii) severance compensation equal to 18 months of base salary at the rate of base salary in effect immediately preceding the date of termination but not less than $150,000 per year, (iii) all unvested stock options referenced above, and (iv) all other employee benefits granted in the agreement that are received by Mr. Bernard at the time of termination for a period of one year. Finally, the agreement obligates Mr. Bernard to certain confidentiality and non-competition covenants.

CERTAIN RELATED PARTY TRANSACTIONS

     The Company is party to a sales representative and marketing agreement with one of its directors, Richard D. Pulford, and Mr. Pulford’s affiliate corporation, CSI, dated September 16, 2003 (the “Sales Agreement”). Under the terms of the Sales Agreement, Mr. Pulford is to act as an exclusive sales representative with respect to certain of the Company’s customers and a non-exclusive sales representative with respect to others and must use his best efforts to market the Company’s products worldwide in order to generate sales revenues. Mr. Pulford cannot market or sell any products that are competitive with those sold by the Company. Mr. Pulford is also obligated to perform other services for the Company, including, but not limited to, coordinating the efforts if the Company’s sales staff in working with existing clients, introducing specified customers and vendors of the Company to other customers and vendors to explore synergistic relationships, introducing financial resources to the Company’s customers, strategic partners, customers, and vendors where such financing will be directly beneficial to the Company, and searching for corporate partnering or acquisition opportunities for the Company.

     The term of the Sales Agreement is for 10 years from its date and may be renewed for successive additional renewal periods of two years each, unless one party delivers a notice not to renew within 90 days of the expiration of the then existing term. The Company is permitted to terminate Mr. Pulford upon written notice for breach of a term or provision of the Sales Agreement, but must provide him 30 days in which to cure any such breach. Mr. Pulford is obligated to indemnify the Company for specified losses that result from alleged misrepresentations or other actions and the Company has a right to audit and inspect the accounts and records generated by Mr. Pulford as a result of his sales and marketing activities.

     In exchange for these services, the Company granted to Mr. Pulford three forms of compensation. The first is the right to receive certain commissions based on the amounts collected by the Company that are a direct result of Mr. Pulford’s sales efforts. In the event that Mr. Pulford earns such commissions, he may elect to receive payment of the commissions in either (i) cash or (ii) the grant of stock options or restricted stock grants. Should Mr. Pulford elect to receive the commissions in stock options, he could be entitled to purchase up to 1,000,000 shares of Common Stock at an exercise price of $0.14 per share, which was the then market price of a share of Common Stock on September 16, 2003. The stock options that could be granted to Mr. Pulford in the event he elects to receive any commissions earned by him will vest at the rate of 1 share for each net dollar of revenue that Mr. Pulford directly or indirectly contributes to the Company’s gross revenue as a result of his sales efforts. Net revenue is defined under the Sales Agreement as license revenue, service revenue, maintenance revenue, and hardware revenue minus the cost of the hardware as well as net income that might be added to the Company’s net income by acquisition.

     The second is a non-refundable monthly cash advance of $10,000 per month (which is taken only out of the Company’s excess cash) (each, a “Draw Payment”). Each Draw Payment is applied against future commissions and the aggregate of all Draw Payment cannot exceed $175,000 in the aggregate over the term of the Sales Agreement.

     The third is a delayed signing bonus, which provides that the Company is to pay to Mr. Pulford on the earlier of (i) the 5th anniversary of the Sales Agreement (or September 16, 2008) or (ii) a “change in control” of the Company (as defined in the Sales Agreement), a lump sum in the amount of $175,000, less the amount of all Draw Payments actually paid to Mr. Pulford.

     In addition to the Sales Agreement, the Company entered into several transactions in fiscal year 2003 pursuant to which it issued to members of its Board of Directors stock options as compensation for their service on the Board of Directors and various committees thereof. For more detail on these issuances, see the section above of this prospectus entitled “Management.”

DESCRIPTION OF SECURITIES

     All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable South Carolina law and to the provisions of our Articles and bylaws (“Bylaws”). Copies of our Articles and Bylaws were filed as an exhibit to our Form 1-A currently on file with the Commission. Both the Articles and Bylaws are referenced on the Exhibit Index attached hereto.

     Capital Stock

     Under the Articles, we are authorized to issue 200,000,000 shares of Common Stock at no par value and 10,000,000 shares of blank preferred stock. As of June 30, 2004, there were 32,530,146 shares of Common Stock issued and outstanding. No shares of preferred stock of any class have been authorized or issued by the Company. After giving effect to the offering (assuming the exercise of all of options and warrants), the issued and outstanding capital stock of the Company will consist of 116,486,196 shares.

     Holders of Common Stock of the Company have the voting rights equating to one vote per outstanding shares of Common Stock on all matters upon which shareholders are entitled to vote. Holders of Common Stock have no cumulative voting rights with respect to the election of directors or conversion, preemptive or other subscription rights. However, holders of Common Stock but are entitled to have dividend, distribution, and liquidation rights granted by South Carolina law or declared by resolution or resolutions of the Board of Directors from time to time out of funds legally available. We have never paid any cash dividends on our Common Stock and, given the Company’s current financial condition, our management has no plans to declare cash dividends in the foreseeable future. Accordingly, this investment may be inappropriate for you if you need dividend income from an investment in the Shares.

     Holders of our Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

     All of the Shares offered hereby, when issued in exchange for the consideration paid as set forth in this prospectus or converted upon proper exercise of the Warrants, as the case may be, will be fully paid and nonassessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of the Shares offered hereunder.

     Finally, holders of Common Stock have no right to acquire additional shares of Common Stock based upon the percentage of our Common Stock you own when we sell more shares of our Common Stock to other investors. This is because we do not provide our stockholders with any anti-dilution or preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares of Common Stock to other investors, result in a dilution of the percentage ownership that you hold as a result of your purchasing the Shares offered in this prospectus.

     Debt Securities.

     In 2001, the Company restructured substantially all of its short-term and long-term debt into a series of convertible debentures and notes, several of which have since been amended and restated. The following debt securities remain outstanding from that restructuring:

•	Promissory note dated March 15, 2001 in the face amount of $300,000 and issued to Rice Street Associates, Ltd., which permits conversion of the outstanding principal amount into at least 333,333 shares of Common Stock (at a conversion price equal to or less than $0.90/share); and

•	Promissory note dated March 15, 2001 in the face amount of $350,000 and issued to Fitz-John Creighton McMaster, which permits conversion of the outstanding principal amount into at least 388,888 shares of Common Stock (at a conversion price equal to or less than $0.90/share).

     On March 29, 2002, the Company issued a note to Steve Swanson in the principal amount of $100,000 and an interest rate of 9% per annum, which was convertible into shares of Common Stock at a conversion price of $0.29 per share. On December 31, 2003, Mr. Swanson converted all of his note into 391,675 shares of Common Stock in accordance with the terms of the note.

     On October 1, 2003, IBSS Class A Investors, LLC converted the outstanding balance of principal and interest due on its Amended and Restated Class A Secured Debenture ($1,031,677) into a non-interest bearing and non-convertible note due on December 31, 2006. EEL Group, LLC, which was formed from those members of IBSS Class A Investors, LLC who had not previously elected to convert their proportionate interest in such debenture, received warrants to acquire 15,214,170 shares of Common Stock at a purchase price of $0.07275 per share, which warrants first become exercisable on October 1, 2004. Also on October 1, 2003, certain IBSS Class B Investors, LLC converted the outstanding balance of principal and interest due on its Amended and Restated Class B Secured Debenture ($1,735,399) into a non-interest bearing and non-convertible note due on December 31, 2006. GEE Enterprises, LLC, which was formed from those members of IBSS Class B Investors, LLC who had not previously elected to convert their proportionate interest in such debenture, received warrants to acquire 22,821,256 shares of Common Stock at a purchase price of $0.07275 per share, which warrants first become exercisable on October 1, 2004 (None of the IBSS Class A Investors, LLC, EEL Group, LLC, IBSS Class B Investors, LLC or GEE Enterprises, LLC, or their respective managing and non-managing members, are affiliated with the Company, except through their ownership of the Company’s securities). The Company issued the following securities pursuant to these transactions:

•	Amended and Restated Class A Secured Debenture dated October 1, 2003 in the principal amount of $928, 241 and issued to the IBSS Class A Investors, LLC;

•	Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 and issued to the IBSS Class A Investors, LLC (convertible upon exercise into 464,120 shares of Common Stock);

•	Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class A Investors, LLC (convertible upon exercise into 928,241 shares of Common Stock);

•	Common Stock Purchase Warrant dated October 1, 2003 and issued to EEL Group, LLC (convertible upon exercise into 15,214,170 shares of Common Stock);

•	Amended and Restated Class B Secured Debenture dated October 1, 2003 in the principal amount of $1,933,399 and issued to the IBSS Class B Investors, LLC;

•	Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and issued to the IBSS Class B Investors, LLC (convertible upon exercise into 2,033,399 shares of Common Stock);

•	Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class B Investors, LLC (convertible upon exercise into 2,033,399 shares of Common Stock); and

•	Common Stock Purchase Warrant dated October 1, 2003 and issued to GEE Enterprises, LLC (convertible upon exercise into 22,821,256 shares of Common Stock).

     Warrants

     On December 31, 2003, the Company sold 1,250,000 shares of Common Stock and 1,000,000 Common Stock warrants to Generation Capital Associates, Inc. (“GCA”) pursuant to the terms of a purchase agreement with GCA dated December 24, 2003, a Common Stock purchase warrant with GCA dated December 30, 2003, and two separate letter agreements with GCA dated December 24, 2003 and January 13, 2004. In addition to purchasing 1,250,000 shares of Common Stock, GCA was also granted warrants to purchase up to 1,000,000 shares of Common Stock (the “GCA Warrants”). In exchange, GCA paid $250,000 to the Company that the Company is currently using as short-term operating capital.

     The GCA Warrants entitle GCA to purchase from the Company at any time until December 31, 2008, up to 1,000,000 GCA Warrant Shares (one for 937,500 shares and the other for 62,500 shares of Common Stock), which are fully paid and nonassessable shares of Common Stock. The Aggregate Warrant Price of $375,000 (which represents the cost of purchasing all of the GCA Warrant Shares) was computed under the terms of the GCA Financing as $0.40 per share (the “Per Share Warrant Price”), which is the exercise or strike price for converting one Warrant into one Warrant Share (or one share of Common Stock). Under the terms of the Warrants, the Aggregate Warrant Price is not subject to adjustment. However, the Per Share Warrant Price is subject to adjustment for, among other things, subsequent dilutive issuances by the Company and other adjustments for certain dividends, distributions, subdivisions, recombinations, reclassifications, reorganizations, consolidations, mergers or sales of assets. The terms of the GCA Warrants also provide that the holder shall not be permitted to exercise the warrants to the extent that any such exercise would cause the holder to become a beneficial owner of more than 5% of the Company’s outstanding Common Stock.

     IBSS Class A Investors, LLC owns (i) warrants convertible into 464,120 shares of Common Stock under an Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 and (ii) warrants convertible into 928,241 are shares of Common Stock upon exercise of the Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003. As described above, EEL Group, LLC may receive up to 15,214,170 shares of Common Stock upon the exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006.

     IBSS Class B Investors, LLC owns (i) warrants convertible into 2,033,399 shares of Common Stock under an Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and (ii) warrants convertible into 2,033,399 shares of Common Stock upon exercise of an Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003. As described above, GEE Enterprises, LLC may receive up to 22,821,256 shares of Common Stock upon its exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006.

     Elite Financial Communications Group, LLC (“Elite”) may receive up to 200,000 shares of Common Stock upon its exercise of a common stock purchase warrant dated October 28, 2003. Under the terms of the warrant, Elite has the right to exercise the option to convert the 200,000 shares on the following schedule of vesting and exercise prices: 50,000 shares vest on October 28, 2003 at $0.30 per share, 50,000 shares vest on the 91st day of the warrant at $0.35 per share, 50,000 shares vest on the 181st day of the warrant at $0.40 per share, and 50,000 shares vest on the 271st day of the warrant at $0.45 per share. The term of the options is five years.

     The common stock purchase warrant held by Elite was granted as partial compensation to Elite under its service agreement dated October 25, 2003 with the Company (the “Service Agreement”). Under the Service Agreement, Elite provides a broad variety of services to the Company as an independent contractor. Such services include, among others, (i) researching and analyzing the Company’s goals and objectives and making recommendations to improve the same, (ii) finding and evaluating prospective broker-dealers, institutional investors, and equity analysts, (iii) assisting the Company with preparation and dissemination of quarterly financial results and other developments, (iv) coordinating press releases and Regulation FD webcasts, and (v) featuring fundamental and technical analyses and corporate overviews of the Company (as well as other corporations) through Elite’s Internet-based financial forum. The term of the Service Agreement is twelve months from the date of the agreement and the Company has the ability to terminate the agreement at any time upon 30 days prior notice. In exchange for such services, Elite receives monthly payments in the amount of $10,000 each and the common stock purchase warrant described above. The Company is also obligated to reimburse Elite for all reasonable costs and expenses incurred in connection with its services to the Company.

     Liberty Union Life Assurance Corporation (“Liberty Union”) may receive up to 250,000 shares upon its exercise of a common stock purchase warrant dated December 5, 2003. Under the terms of the warrant, Liberty Union has the right to exercise the option to convert the 250,000 shares at $0.40 per share for a period of three years from the date of the warrant. The common stock purchase warrant held by Liberty Union was granted in connection with the subscription agreement dated December 4, 2003 between Liberty Union and the Company (the “Subscription Agreement”). Under the terms of the Subscription Agreement, Liberty Union, in exchange for its payment of $100,000 to the Company, received 500,000 shares of Common Stock (purchased at $0.20 per share) as well as the warrant.

     Mr. Berger may receive up to 75,000 shares upon his exercise of a common stock purchase warrant dated October 24, 2003. Under the terms of the warrant, Mr. Berger has the right to exercise the option to convert the 75,000 shares at $0.40 per share for a period of three years from the date of the warrant.

     In the first and second quarters of 2004, the Company raised an additional $455,000 in working capital through the private sale of 2,275,000 shares of Common Stock and 1,137,500 warrants with an exercise price of $0.40 and a term of five years.

     In connection with the transactions contemplated by the stock purchase agreement with Fusion Capital, the Company issued a common stock purchase warrant to Fusion Capital dated June 28, 2004. Under the term of the warrant, Fusion Capital is granted the right to purchase 937,500 shares of Common Stock. The term of the warrant is for a period of five years to expire on June 28, 2009. The exercise or strike price for the warrant is $0.40 per share and is subject to normal adjustment for subdivisions, stock splits, dividends, reclassifications, consolidations, mergers, and other actions. The warrant is freely assignable and permits cashless exercise.

     In addition to the warrant, the Company also entered into a consulting agreement with Fusion Capital dated June 29, 2004 (the "Fusion Consulting Agreement”). The term of the Fusion Consulting Agreement is 12 calendar months and the Company is permitted to terminate the agreement at any time before its expiration provided that it is cash flow positive on an operating basis for three consecutive calendar months commencing on or after July 1, 2004. Under the terms of the Fusion Consulting Agreement, Fusion Capital is to provide to the Company certain consulting and other business advisory services, in exchange for which it received 252,000 shares of Common Stock, which shares are to be earned by Fusion Capital over the term of the agreement in equal amounts of 21,000 shares per month. Fusion Capital is obligated to return any unearned portion of the shares if the Company terminates the agreement prior to its expiration.

     Anti-Takeover Protections.

     Various provisions in our Articles, our Bylaws and in the South Carolina corporation statutes could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction involving the Company without approval of our Board of Directors, even if the transaction would be beneficial to our shareholders. These anti-takeover provisions make it less likely that a change in control will occur and tend to perpetuate existing management. The Company’s current anti-takeover provisions currently include:

•	provisions in our Articles establishing three classes of directors with staggered terms, which means that only one-third of the members of the Board of Directors is elected each year, and each director serves for a term of three years;

•	provisions in our Articles authorizing the Board of Directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us;

•	provisions in our Articles authorizing the Board of Directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us;

•	provisions in our Articles prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

•	provisions in our Bylaws relating to meetings of shareholders which limit who may call a meeting and what matters may be voted upon;

•	provisions in our Bylaws establishing advance notice requirements for nominations for election to the Board of Directors and for proposing matters that can be acted upon by shareholders at shareholder meetings; and

•	state law provisions that require two-thirds of the shareholders to approve mergers and similar transactions and amendments to our articles of incorporation.

     In addition, the South Carolina Business Combination Act, the South Carolina Control Share Acquisition Act and the vesting terms of our stock option plans may discourage, delay or prevent a change in control of our company.

PLAN OF DISTRIBUTION

     The Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the Common Stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

     Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     Fusion Capital is an “underwriter” within the meaning of the Securities Act.

     Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

     We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our Common Stock during the term of the common stock purchase agreement.

     We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

     This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

SELLING SHAREHOLDERS

     The selling stockholders in the offering are listed below. Except as otherwise described below, the selling stockholders have voting and dispositive power with respect to all of the shares of Common Stock upon their purchase of the same (or exercise of the warrants, as applicable). No selling stockholder (nor any of its officers, executives, directors, or affiliates (if any)) has held a position or office or, to our knowledge, otherwise had a control or other material relationship with the Company or its affiliates within the past three years. The selling stockholders may sell the following class(es) of securities in the following amounts and percentages:

		Percentage of
	Shares	Outstanding		Percentage of
	Beneficially	Shares		Outstanding
	Owned	Beneficially	Shares To	Shares To Be
	Before The	Owned	Be Sold In	Beneficially
	Offering	Before The	The	Owned After
Selling Shareholder	(1)(2)	Offering	Offering	The Offering
Fusion Capital Fund II, LLC (3)(4)	3,000,215	8.94%	18,258,930	*
Roger A. Kazinowski (5)	3,901,845	11.47%	1,750,000	6.61%
Phillip L. Elkus Revocable Trust (6)	1,750,000	5.18%	1,750,000	0%
Sheldon L. Miller Revocable Trust (7)	375,000	1.14%	375,000	0%
David Newman (8)	375,000	1.14%	375,000	0%
Noel Upfall Revocable Trust (9)	187,500	*	187,500	0%
Martin E. Tessler Revocable Trust (10)	187,500	*	187,500	0%
Neil Fetter	100,000	*	100,000	0%
Neil Fetter Revocable Trust (11)	87,500	*	87,500	0%
Ronald K. Weiss (12)	82,000	*	82,000	0%
Mel Belson (13)	74,000	*	74,000	0%
William S. Goose Revocable Trust (13)	74,000	*	74,000	0%
David Gross (13)	74,000	*	74,000	0%
Martin Littman (13)	74,000	*	74,000	0%
David Weiss (13)	74,000	*	74,000	0%
Gerald Weiss (13)	74,000	*	74,000	0%
John R. Clinton	62,500	*	62,500	0%
Barbara Gottlieb (14)	55,500	*	55,500	0%
Ronald S. Weiss (15)	18,500	*	18,500	0%

*	Less than 1%.

     (1)     Based on 32,530,146 shares of Common Stock outstanding as of June 30, 2004, together with securities exercisable or convertible into shares of Common Stock within 60 days of June 30, 2004 for certain selling shareholders. In calculating the foregoing information, we have assumed that, upon completion of the offering or offerings under this prospectus, each selling stockholder listed above that holds warrants exercisable into Common Stock will have properly exercised their warrants and sold all of the shareholder’s respective securities offered under this prospectus. Because the number of shares of Common Stock issuable upon exercise of the warrants held by each individual selling shareholder is dependent, in part, upon (i) the market price of Common Stock prior to exercise of the warrants and (ii) the specific mechanics of conversion under the differing terms of each warrant, the actual number of shares of Common Stock that will be issued upon exercise of the warrants will fluctuate daily and cannot be precisely determined at this time. In addition, the selling stockholders may decide to exercise all, some or none of the warrants or may decide to offer and sell all, some, or none of the shares of Common Stock (or shares issuable upon exercise of the warrants) under this prospectus. In addition, under some circumstances, the respective donees, pledges, and transferees, or other successors in interest of the selling stockholders (if any) may also sell the shares listed above as being held by such selling stockholder and offered under this prospectus.

     (2)     These amounts include (a) shares of Common Stock that are beneficially owned, as defined in footnote (1) above, and (b) shares of Common Stock that may be acquired upon the exercise of warrants that become exercisable more than 60 days from June 30, 2004 which are not deemed to be beneficially owned.

     (3)      As of the date hereof, 1,810,715 shares of our Common Stock have been acquired by Fusion Capital under the common stock purchase agreement. Fusion Capital may acquire up to an additional 15,510,715 shares under the common stock purchase agreement. In addition, up to 252,000 shares of Common Stock have been issued to, and may be earned by, Fusion Capital under the Fusion Consulting Agreement, and 937,500 shares of our Common Stock may be acquired by Fusion Capital upon exercise of a warrant; provided, however, the warrant may not be exercised if Fusion Capital would beneficially own more than 9.9% of our issued and outstanding Common Stock upon exercise of the warrant. Percentage of outstanding shares is based on 32,530,146 shares of Common Stock outstanding as of June 30, 2004, together with such additional 15,510,715 shares of Common Stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof. Fusion Capital may not purchase shares of our Common Stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our Common Stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our Common Stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $12,500 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

     (4)     Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of Common Stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

     (5)     Of these 3,901,845 shares, 25,000 shares are issuable upon the exercise of options to purchase Common Stock granted as compensation to Mr. Kazinowski in connection with consulting services provided to the Company. These options are exercisable at $2.85 per share and expire on September 11, 2011. 1,250,000 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. 86,500 shares are issuable upon the exercise of common stock purchase warrants at between $5.94 and $10.38 per share, depending on the specific year in which the warrants are exercised. 100,000 shares are issuable upon the exercise of common stock purchase warrants at the lesser of $1.00 per share or ½ of the average trading price for the 10 days ended two days prior to exercise in years one through three. During fiscal years 2001 and 2002, Mr. Kazinowski was a member of the Company’s Board of Directors.

     (6)     Of these 1,750,000 shares, 1,250,000 shares are issuable upon exercise of common stock purchase warrants at $0.40 per share. The expiration date of the warrants is March 31, 2009. Phillip L. Elkus is settler and trustee of the trust and has sole voting and disposition power over these shares.

     (7)     Of these 375,000 shares, 125,000 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on April 27, 2009. Sheldon L. Miller is settlor and trustee of the trust and has sole voting and disposition power over these shares.

     (8)     Of these 375,000 shares, 125,000 shares are issuable upon exercise of common stock purchase warrants at $0.40 per share. These warrants expire on March 31, 2009.

     (9)     Of these 187,500 shares, 62,500 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on May 31, 2009. Noel Upfall is settlor and trustee of the trust and has sole voting and disposition power over these shares.

     (10)     Of these 187,500 shares, 62,500 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on April 27, 2009. Martin E. Tessler is settlor and trustee of the trust and has sole voting and disposition power over these shares.

     (11)     Of these 87,500 shares, 62,500 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on March 31, 2009. Neil Fetter is settlor and trustee of the trust and has sole voting and disposition power over these shares.

     (12)     Of these 82,000 shares, 32,000 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on March 31, 2009.

     (13)     Of these 74,000 shares, 24,000 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on March 31, 2009

     (14)     Of these 55,500 shares, 18,000 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on March 31, 2009.

     (15)     Of these 18,500 shares, 6,000 shares are issuable upon the exercise of common stock purchase warrants at $0.40 per share. These warrants expire on March 31, 2009.

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings.

LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered under this prospectus will be passed upon for us by Parker, Poe, Adams & Bernstein L.L.P. of Charlotte, North Carolina.

EXPERTS

     The audited consolidated financial statements of Integrated Business Systems and Services, Inc., as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, have been audited by Scott McElveen, L.L.P., independent auditors, as set forth in their report dated February 27, 2004, and have been included in this prospectus in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE TO FIND MORE INFORMATION ABOUT IBSS

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Integrated Business Systems and Services, Inc.

Index to Consolidated Financial Statements

Pages
Independent Auditors’ Report	F-1
Consolidated Financial Statements for the Years Ended December 31, 2003 and 2002:
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Changes in Shareholders’ Deficiency	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6 to F-28
Unaudited Condensed Financial Statements for the Six Months Ended June 30, 2004 and 2003:
Condensed Balance Sheets	F-29
Condensed Statements of Operations	F-30
Condensed Statements of Cash Flows	F-31
Notes to Unaudited Condensed Financial Statements	F-32 to F-35

Independent Auditors’ Report

To the Board of Directors
Integrated Business Systems and Services, Inc.
Columbia, South Carolina

We have audited the accompanying consolidated balance sheets of Integrated Business Systems and Services, Inc. and its subsidiary (collectively the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a current year net loss, an accumulated deficit, and a working capital deficiency. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Scott McElveen, L.L.P.

Scott McElveen, L.L.P.

Columbia, South Carolina
February 27, 2004

Integrated Business Systems and Services, Inc.

Balance Sheets
December 31,

	2003	2002
Assets
Current assets:
Cash and cash equivalents	$214,925	$55,874
Accounts receivable, trade	265,644	202,970
Interest receivable	31,789	26,539
Other prepaid expenses	726	63,809

Total current assets	513,084	349,192
Capitalized software costs, net	63,172	241,294
Property and equipment, net	377,540	399,849
Related party receivable	––	18,200
Other assets	52,000	11,479

Total assets	$1,005,796	$1,020,014

Liabilities and Shareholders’ Deficiency
Current liabilities:
Convertible notes payable, net of discount	$496,219	$696,000
Current portion of long-term debt	8,664	150,000
Accounts payable	104,505	190,423
Accrued liabilities:
Accrued compensation and benefits	334,978	519,576
Accrued payroll taxes	54,022	241,726
Accrued professional fees	79,073	170,920
Accrued interest	30,543	377,857
Accrued rent	67,604	100,223
Other	25,500	33,391
Deferred revenue	10,063	73,327

Total current liabilities	1,211,171	2,553,443
Long-term debt, net of discount	3,193,960	2,051,488

Total liabilities	4,405,131	4,604,931

Commitments and contingencies
Shareholders’ deficiency:
Preferred stock, undesignated par value, 10,000,000 shares none authorized or issued	—	—
Common shares, voting, no par value, 100,000,000 shares authorized, 26,880,404 and 22,230,258 shares outstanding at December 31, 2003 and 2002, respectively	20,868,000	19,877,678
Notes receivable officers/directors	(131,080)	(131,080)
Unearned compensation	—	(42,581)
Accumulated deficit	(24,136,255)	(23,288,934)

Total shareholders’ deficiency	(3,399,335)	(3,584,917)

Total liabilities and shareholders’ deficiency	$1,005,796	$1,020,014

The accompanying notes are an integral part of these financial statements.

Integrated Business Systems and Services, Inc.

Statements of Operations
for the years ended December 31,

	2003	2002	2001
Revenues
Services	$3,133,796	$2,728,355	$1,994,653
Software licensing	55,937	506,590	153,750
Maintenance	82,040	67,799	102,671
Hardware sales	38,970	84,802	1,406,208

Total revenues	3,310,743	3,387,546	3,657,282

Cost of revenues
Services	912,175	1,023,634	1,239,215
Software licensing	191,394	190,023	225,103
Maintenance	110,714	87,623	96,402
Hardware sales	26,764	66,280	1,091,531

	1,241,047	1,367,560	2,652,251

Gross margin	2,069,696	2,019,986	1,005,031

Operating expenses
General and administrative	1,693,122	2,512,321	4,161,730
Sales and marketing	311,010	311,402	1,707,415
Research and development costs	193,574	376,660	735,540
Restructuring and impairment charges	—	—	1,841,272
Bad debt expense	21,770	51,126	232,292

Total operating expenses	2,219,476	3,251,509	8,678,249

Loss from operations	(149,780)	(1,231,523)	(7,673,218)
Other income (losses and expenses):
Loss on disposal of equipment	(15,500)	(11,999)	(5,151)
Other income	39,363	128,050	83
Interest income	5,250	4,442	32,912
Interest expense	(726,654)	(1,196,384)	(3,800,341)
Loss on equity investment	—	—	(657,840)
Non-controlling interest	—	(847,353)	847,353

Net loss	$(847,321)	$(3,154,767)	$(11,256,202)

Loss per share:
Net loss
Basic and diluted	$(0.04)	$(0.17)	$(0.71)

The accompanying notes are an integral part of these financial statements.

Integrated Business Systems and Services, Inc.

Statements of Changes in Shareholders’ Deficiency
for the three years ended December 31, 2003

	Number of	Common	Notes		Accumulated
	Common	Shares	Receivable		Deficit and	Total
	Shares	Carrying	Officers/	Unearned	Minority	Shareholders’
	Outstanding	Value	Directors	Compensation	Interest	Deficiency
Balance, December 31, 2000	14,244,869	$10,828,400	$(190,800)	$—	$(8,877,965)	$1,759,635
Sale of common shares	1,020,000	408,600	—	—	—	408,600
Subordinated debt converted to common shares	1,320,000	1,650,000	—	—	—	1,650,000
Payment of notes receivable officers/directors	—	—	59,720	—	—	59,720
Issuance of warrants	—	1,979,131	—	—	—	1,979,131
Long-term debt beneficial conversion	—	2,142,724	—	—	—	2,142,724
Exercise of options	21,700	22,908	—	—	—	22,908
Exercise of warrants	1,168,125	1,009,463	—	—	—	1,009,463
Net loss	—	—	—	—	(11,256,202)	(11,256,202)
Non-controlling interest in net assets	—	—	—	—	(847,353)	(847,353)

Balance, December 31, 2001	17,774,694	18,041,226	(131,080)	—	(20,981,520)	(3,071,374)
Sale of common shares	523,985	142,000	—	—	—	142,000
Subordinated debt converted to common shares	3,821,010	767,851	—	—	—	767,851
Accounts payable converted to common shares	38,117	62,845	—	—	—	62,845
Accounts payable converted to warrants	—	30,000	—	—	—	30,000
Issuance of warrants	—	472,112	—	—	—	472,112
Deferred stock compensation	—	122,869	—	(42,581)	—	80,288
Long-term debt beneficial conversion	—	228,076	—	—	—	228,076
Exercise of options	72,452	10,699	—	—	—	10,699
Net loss	—	—	—	—	(3,154,767)	(3,154,767)
Non-controlling interest in net assets	—	—	—	—	847,353	847,353

Balance, December 31, 2002	22,230,258	19,877,678	(131,080)	(42,581)	(23,288,934)	(3,584,917)
Sale of common shares	2,150,000	430,000	—	—	—	430,000
Subordinated debt and interest converted to common shares	2,080,163	337,074	—	—	—	337,074
Accounts payable converted to common shares	112,618	23,660	—	—	—	23,660
Issuance of warrants for services	—	19,000	—	—	—	19,000
Deferred stock compensation	—	162,477	—	42,581	—	205,058
Stock issued for services	125,000	16,250	—	—	—	16,250
Exercise of options	182,365	1,861	—	—	—	1,861
Net loss	—	—	—	—	(847,321)	(847,321)

Balance, December 31, 2003	26,880,404	$20,868,000	$(131,080)	$—	$(24,136,255)	$(3,399,335)

The accompanying notes are an integral part of these financial statements

Integrated Business Systems and Services, Inc.

Statements of Cash Flows
for the years ended December 31,

	2003	2002	2001
Operating activities
Net loss	$(847,321)	$(3,154,767)	$(11,256,202)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation	146,369	148,879	154,312
Provision for losses on notes and accounts receivable	—	41,601	215,599
Amortization of software costs	178,122	179,217	179,219
Loss on disposal of equipment	15,500	11,999	5,151
Loss on equity investments	—	—	657,840
Non-controlling interest in net loss	—	847,353	(847,353)
Non-cash interest expense	306,301	815,263	3,525,606
Non-cash restructuring and impairment charges	—	—	1,841,272
Deferred compensation	205,058	80,288	—
Issuance of warrants and stock for professional services	35,250	72,000	174,873
Changes in operating assets and liabilities:
Accounts receivable	(62,674)	162,398	(1,191,310)
Unbilled revenue	—	38,856	(38,856)
Interest receivable	(5,250)	(1,904)	627
Prepaid expenses and other assets	22,562	(35,193)	28,868
Accounts payable	(49,658)	(151,877)	159,728
Accrued expenses	179,244	182,878	1,128,271
Deferred revenue	(63,264)	(20,050)	45,227

Cash provided by (used in) operating activities	60,239	(783,059)	(5,217,128)

Investing activities
Payment for purchases of equity interests in affiliates	—	—	(540,000)
Sale (purchase) of investments	—	—	50,000
Purchases of property and equipment	(139,560)	(560)	(155,883)
Proceeds from sale of property and equipment	—	3,900	5,703
Related party receivables, net	5,600	9,794	58,905

Cash (used in) provided by investing activities	(133,960)	13,134	(581,275)

Financing activities
Payments on notes payable, net	(322,500)	(175,000)	—
Proceeds from issuance of convertible debt	—	839,000	2,836,640
Proceeds from issuance of long-term debt	130,000	—	—
Payments on long-term debt	(6,589)	—	—
Sale of common shares	430,000	100,000	408,600
Proceeds from exercise of common stock options and warrants	1,861	10,699	1,032,371
Proceeds from issuance of convertible promissory notes	—	45,000	826,000

Cash provided by financing activities	232,772	819,699	5,103,611

Net increase (decrease) in cash	159,051	49,774	(694,792)
Cash and cash equivalents at beginning of period	55,874	6,100	700,892

Cash and cash equivalents at end of period	$214,925	$55,874	$6,100

The accompanying notes are an integral part of these financial statements.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 1. Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, Integrated Business Systems and Services, Inc. (“IBSS”) has a working capital deficiency and an accumulated deficit of approximately $699,000 and $24,100,000, respectively at December 31, 2003. Ultimately, IBSS’ viability as a going concern is dependent upon its ability to generate positive cash flows from operations, maintain adequate working capital and obtain satisfactory long-term financing. However, there can be no assurances that IBSS will be successful in the above endeavors.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should IBSS be unable to continue as a going concern. IBSS’ plans include the following, although it is not possible to predict the ultimate outcome of IBSS’ efforts.

Cost and Expense Reductions. IBSS was able to reduce by approximately 80% the costs associated with its operating facilities, including reductions in its lease obligations and its expenditures for furniture, fixtures and equipment. In the absence of any substantial infusion of growth capital during the year, IBSS has no plans during 2004 for any significant capital expenditures.

Investor Debt and Other Payables. On October 1, 2003, IBSS restructured substantially all of its short-term investor debt. Under the restructured debt instruments, approximately 90% of the principal balance is not payable until the fourth quarter of 2006.

In the months since the issuance of IBSS’ currently outstanding convertible debt, holders of a portion of this debt have converted the principal and accrued interest on all or a portion of their debt into common stock. Although these conversions have reduced IBSS’ principal and interest obligations, in the first quarter of 2004, IBSS will be faced with principal and interest obligations on the remaining convertible debt that it will not be able to satisfy from currently projected cash flows from operations.

Additional Capital. IBSS is seeking to raise additional capital during 2004 through the private placement of convertible debt or equity securities. Because of several factors, including the operating, market and industry risks associated with an investment in its common stock, the fact that IBSS’ common stock is no longer traded on the Nasdaq Stock Market and is currently traded on the Over-the-Counter Bulletin Board maintained by the NASD, and the continued weakness in the capital markets in general and the technology sectors in particular, IBSS may experience difficulty in raising additional financing until its operating results or overall market conditions reflect sustained improvement.

Integrated Business Systems and Services, Inc.
Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies:

All financial information presented in these financial statements is expressed in U.S. dollars, except as otherwise noted. The Canadian exchange rates to one U.S. dollar at December 31, 2003 and 2002 were $ 1.2946 and $1.5769, respectively.

IBSS was incorporated in 1990 and is located in Columbia, South Carolina. IBSS is the provider of SynapseTM, a complete framework and methodology used to create, implement and manage a wide variety of dynamic, distributed, networked, and real-time enterprise applications. SynapseTM utilizes a single, flexible framework to provide time and cost advantages in the development, deployment, and on-going management of customized applications. IBSS provides solutions to customers for mission-critical technologies in manufacturing, distribution, healthcare, finance, insurance, retail, education and government using SynapseTM to take advantage of technologies such as wireless networking, mobile computing and radio frequency identification.

Basis of Consolidation – In 2003, 2002 and 2001, the consolidated financial statements include the accounts of IBSS and its majority-owned subsidiary (Synamco, L.L.C.) (collectively “IBSS”).

Cash and Cash Equivalents – IBSS considers all highly liquid investments with a maturity of three months or less at date of acquisition to be cash equivalents.

Accounts Receivable – Accounts receivable are customer obligations due under normal trade terms. IBSS performs continuing credit evaluations of its clients and generally does not require collateral. Management reviews accounts receivable on a regular basis to determine if any receivables will potentially be uncollectible. Any accounts receivable balances that are determined to be uncollectible are included in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, management believes all accounts receivable are fully collectable and therefore has not established an allowance as of December 31, 2003. However, actual write-offs may occur on the outstanding accounts receivable balances.

Property and Equipment – Property and equipment, including certain support software acquired for internal use, are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over their estimated useful lives, generally ranging from five to seven years. Leasehold improvements are amortized over the lesser of the term of the respective lease or estimated useful life of the improvement. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income.

Goodwill and Other Intangible Assets – IBSS tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value.).

Investment in Affiliated Company – The equity method of accounting is used for companies and other investments in which IBSS has significant influence; generally this represents common stock ownership or partnership equity of at least 20% and not more than 50%. IBSS’ investments in affiliates are stated at cost, adjusted for equity in undistributed earnings or losses, since acquisition.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued):

Revenue Recognition – IBSS’ revenues are generated primarily by licensing to customers standardized manufacturing software systems and providing integration services, automation and administrative support and information services to the manufacturing industry. IBSS recognizes revenues related to software licenses and software maintenance in accordance with the guidance of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, SAB No. 104, “Revenue Recognition,” and with the American Institute of Certified Public Accountants Statement of Position No. 97-2, “Software Revenue Recognition,” as amended.

IBSS generally recognizes revenue when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is probable. Each of these four criteria above is defined as follows:

Persuasive evidence of an arrangement exists. It is IBSS’ customary practice to have a written contract, which is signed by both the customer and IBSS or, in situations where a contract is not required; a customer purchase order has been received.

Delivery has occurred. IBSS’ software may be either physically or electronically delivered to the customer. Delivery is deemed to have occurred upon the delivery of the electronic code or the shipment of the physical product based on standard contractual committed shipping terms, whereby risk of loss passes to the customer when the shipment is picked up by the carrier. If undelivered products or services exist in an arrangement that are essential to the functionality of the delivered product, delivery is not considered to have occurred until these products or services are delivered as described above.

The fee is fixed or determinable. IBSS’ customers generally pay a per-license fee that is based on the number of servers on which the software is installed, the size of the application that they will develop for the software, the options provided for those servers, and the number of client workstations that access the server. Additional license fees are due when the total number of subscribers using IBSS’ products increases beyond the specified number for which a license was purchased or when additional options are added. License fees are generally due within 30-45 days from product delivery.

Collectibility is probable. Collectibility is assessed on a customer-by-customer basis. IBSS typically sells to customers with high credit ratings and solid payment practices. New customers are subjected to a credit review process in which IBSS evaluates the customers’ financial position and ultimately their ability to pay. If it is determined from the outset of an arrangement that collectibility is not probable based upon the credit review process, revenue is recognized as cash payments are received.

IBSS’ agreements with its customers and resellers do not contain product return rights. Revenues from maintenance, which consist of fees for ongoing support and product updates, are recognized ratably over the term of the contract, typically one year. Cash payments received in advance of product or service revenue are recorded as deferred revenue. Consulting revenues are primarily related to implementation services performed on a time and materials basis under separate service arrangements.

Research and Development – Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at discovery of new knowledge which will be useful in developing new products or processes, or significantly enhancing existing products or production processes, and the implementation of such through design, testing of product alternatives or construction of working models. Such costs are charged to operations as incurred.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued):

Impairment of Long-Lived Assets – On determining that assets have been impaired or are to be disposed of, including discontinued operations, IBSS measures the lower of the carrying value of fair value less costs to sell, whether reported in continuing operations or discontinued operations. IBSS reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used other than goodwill is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value of the assets. The recoverability of goodwill is assessed whenever the facts and circumstances suggest that the asset may be impaired and that the write-down is material. IBSS assesses the recoverability of goodwill by determining whether the unamortized goodwill balance can be recovered through undiscounted future cash flows.

Software Development Costs – Under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” issued by the Financial Accounting Standards Board (“FASB”), certain costs incurred in the internal development of computer software, which is to be licensed to customers, are capitalized. Amortization of capitalized software costs is provided upon commercial release of the products at the greater of the amount using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product including the period being reported on. IBSS generally amortizes capitalized software costs on a straight-line basis over five years.

Costs that are capitalized as part of internally developed software primarily include direct and indirect costs associated with payroll, computer time and allocable depreciation and other direct allocable costs, among others. All costs incurred prior to the establishment of technological feasibility, which IBSS defines as the earlier to occur of (1) establishment of a detail program design or (2) the development of a working model, have been expensed as research and development costs during the periods in which they were incurred. Once technological feasibility has been achieved, costs of producing the product master are capitalized. Capitalization stops when the product is available for general release. The amount, by which unamortized software costs exceed the estimated net realizable value, if any, is charged to income in the period it is determined. IBSS evaluates the net realizable value of capitalized computer software costs and intangible assets on an ongoing basis relying on a number of factors, including operating results, business plans, budgets and economic projections.

Because IBSS believes its current process for developing software is essentially completed concurrently with the establishment of a working model, no costs have been capitalized during 2003 or 2002.

Stock-Based Compensation – IBSS applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock-based compensation plans and applies the disclosure-only provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”).

IBSS recognizes stock-based compensation expense for stock options granted to employees and non-employee directors if the quoted market price of the stock at the date of the grant or award exceeds the price, if any, to be paid by an employee for the exercise of the stock.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued):

Stock-Based Compensation (continued) – Had compensation cost for options granted under IBSS’ stock-based compensation plans been determined based on the fair value at the grant dates consistent with SFAS 123, IBSS’ net income and earnings per share would have changed to the pro forma amounts listed below:

	2003	2002	2001
Net loss:
As reported	$(847,321)	$(3,154,767)	$(11,256,202)
Add: stock-based compensation expense included in reported net loss	205,058	80,288	—
Deduct: stock-based compensation expense determined under the fair value based method for all awards	(305,465)	(750,043)	(749,615)

Pro forma net loss	$(947,728)	$(3,824,522)	$(12,005,817)

Net loss per common share:
As reported:
Basic and diluted	$(0.04)	$(0.17)	$(0.71)

Pro forma:
Basic and diluted	$(0.04)	$(0.20)	$(0.76)

See Note 11 for more information regarding IBSS’ stock compensation plans and the assumptions used to prepare the pro forma information presented above.

Income Taxes – Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in future periods based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Equity Instruments – IBSS issues various types of debt and equity instruments in its efforts to meet the capital needs of the company.

IBSS follows APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB 14”) in its accounting for issuances of convertible debt with detachable stock purchase warrants. In accordance with APB 14, IBSS allocates the portion of proceeds of debt securities issued with detachable stock purchase warrants, which is allocable to warrants as paid-in-capital, included as a component of its no par value common stock. IBSS determines the fair value of stock purchase warrants using Black-Scholes valuation techniques.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued):

Equity Instruments (continued) – From time to time, IBSS issues convertible securities with beneficial conversion features, whereby the conversion feature is “in the money” and therefore there is a presumption that the debt will be converted prior to, or at, maturity. In accordance with FASB Emerging Issues Task Force (“EITF”) 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, IBSS allocates a portion of the proceeds equal to the intrinsic value of the embedded beneficial conversion feature to additional paid-in-capital, included as a component of its no par value common stock. IBSS recognizes the proceeds allocated to the beneficial conversion feature as interest expense through the date of earliest conversion. IBSS limits the discount assigned to the beneficial conversion feature to the amount of proceeds allocated to the convertible instrument. During the years ended December 31, 2002 and 2001, interest expense attributable to the beneficial conversion feature was reduced by approximately $615,000 and $600,000, respectively, due to the limits imposed upon IBSS by EITF 98-5.

In accordance with EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” IBSS allocates the proceeds received in a financing transaction that includes a convertible instrument to the convertible instrument and any other detachable instruments included in the exchange on a relative fair value basis.

During the three years ended December 31, 2003, IBSS granted fully exercisable warrants for services rendered. The fair market value of the warrants was calculated on the measurement date using the Black-Scholes pricing model and is generally amortized ratably over the term of the respective agreement or service period, whichever is shorter.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could materially differ from those estimates.

Concentrations of Credit Risk – Financial instruments, which potentially subject IBSS to concentrations of credit risk, consist principally of trade accounts receivable and cash in banks.

IBSS performs ongoing credit evaluations on certain of its customers’ financial condition, but generally does not require collateral to support customer receivables. IBSS places its cash and cash equivalents with high credit quality entities and limits the amount of credit exposure with any one entity. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

IBSS’ two largest customers accounted for the following percentage of net sales in each respective period:

	Largest	2nd Largest
	Customer	Customer
2003	93%	4%
2002	88%	11%
2001	52%	44%

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued):

Concentrations of Credit Risk – Accounts receivable due from these customers were approximately $250,000 (94%) and $183,000 (90%) at December 31, 2003 and 2002, respectively. No other customers accounted for more than 5% of fiscal 2003, 2002 or 2001 net sales.

Foreign Currency Transactions – Transaction gains and losses are included in the results of operations in the period in which they occur. Assets and liabilities are translated utilizing year-end exchange rates. IBSS did not have any material transaction gains or losses for the three years ended December 31, 2003.

Net Loss Per Share of Common Stock – All net loss per share of common stock amounts presented have been computed based on the weighted average number of shares of common stock outstanding during the period. Stock warrants and stock options are not included in the calculation of dilutive loss per common share because IBSS has experienced operating losses in all periods presented and their effect is antidilutive.

Financial Instruments – The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The carrying value of IBSS’ notes payable and long-term debt at December 31, 2003 and 2002 approximate fair value as they bear interest at market rates.

Advertising Costs – IBSS expenses all advertising costs as incurred.

Non-Controlling Interest in Net Assets – IBSS records the minority interest portion of its majority-owned operations, which are applicable to the minority interest partners, as a component of equity and in its statements of operations.

New Accounting Standards – In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities. FIN No. 46 is an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and addresses consolidation by business enterprises of variable interest entities. FIN 46 applies immediately to variable interest entities created or obtained after January 31, 2003 and it applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. Management believes that the adoption of this pronouncement will not have a material effect on the IBSS’s financial position or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the IBSS’s financial position or results of operations.

Reclassifications – Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 3. Acquisitions:

In June 2000, IBSS established the corporate charter of ASP*N, LLC (“ASP*N”), as a 25% joint venture with a financial services company. ASP*N’s primary purpose was to develop and implement technological strategies for application service providers.

During 2000, IBSS invoiced ASP*N approximately $500,000 for professional and technology services provided to Wilcam Systems, LLC (“Wilcam”) through ASP*N. On December 29, 2000, IBSS exercised its option for an additional 25% interest in ASP*N’s membership interests in exchange for the receivable balance of approximately $500,000 due from ASP*N, which management believes was recorded in accordance with EITF 00-8, “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services.” After IBSS’ eliminations, the sale of services resulted in a net services revenue recognition of approximately $284,000. Expenses associated with these services were general and administrative expenses and are accordingly reflected as such in these financial statements. At December 31, 2000, IBSS owned a 43.02% interest in ASP*N, after certain dilutive effects occurring as a result of third party investments in ASP*N.

On November 10, 2000, ASP*N contributed professional and technology consulting services to Wilcam for a 50% equity interest in Wilcam’s Class B membership interests and purchased an additional 4% of Wilcam’s Class C non-voting membership interests for $600,000. On December 29, 2000, ASP*N exercised its option for 3.5% of Wilcam’s Class D membership interests. The November 10 and December 29, 2000 purchases of Class C and Class D non-voting membership interests diluted the Class B membership interests by 3.75%. At December 31, 2000, ASP*N’s resulting ownership percentages in Wilcam were 46.25% Class B, 4.0 % Class C and 3.5% Class D membership interests.

During 2000, IBSS loaned $305,000 to Wilcam for operational purposes. The note bears interest at the prime rate plus 1% and is due on demand. In addition, IBSS invoiced Wilcam approximately $165,000 for maintenance and consulting services. On January 17, 2001, IBSS converted approximately $180,000 of the Wilcam loan to a 1.2% equity interest in Wilcam’s Class D membership interests.

On March 22, 2001, IBSS purchased an additional 2.4% investment in Wilcam’s Class D non-voting membership interests for $360,000.

On October 1, 2001, IBSS assigned 12.05% of its investment in ASP*N to a 3rd party, resulting in a residual interest in ASP*N of 30.97%, and a cost basis of $500,000. In December 2001, Synamco, L.L.C. was formed to continue development of Synapse-HR, a web-based federal Family Medical Leave Act attendance and benefits management software program. On December 13, 2001, IBSS exchanged its residual interest in ASP*N of 30.97% for 50.38% and 3.6% voting and non-voting membership interests, respectively, for Synamco, L.L.C. membership interests. In accordance with EITF 98-7 “Accounting for Exchanges of Similar Equity Method Investments,” IBSS recorded the exchange transaction at the fair value of the net assets received by IBSS.

As of December 13, 2001, Synamco, LLC had software capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” of approximately $860,000, goodwill of approximately $982,000, and liabilities of approximately $1,842,000. The capitalized software was comprised principally of a Synapse license purchased from IBSS by Wilcam for approximately $500,000, and a portion of professional services purchased from IBSS by Wilcam for approximately $1,787,000.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 3. Acquisitions (continued):

At December 31, 2001, IBSS determined its investment in Synamco, L.L.C. and the related goodwill to be impaired under the provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” Due to significant capital constraints, IBSS has not budgeted for any sales from Synamco, L.L.C. and therefore, the present value of estimated future cash flows is estimated by management to be minimal. As a result of the impairment analysis performed by IBSS, approximately $1,842,000 has been charged against 2001 operations.

During the fourth quarter of 2002, due to inactivity in Synamco, L.L.C., and no plans to expend significant efforts for the sales of Synapse-HR, IBSS forgave the receivable owed it for Synamco, L.L.C. in the approximate amount of $1,860,000, which had previously eliminated in consolidation. The effects of the forgiveness of the obligation eliminated the minority interest position in these financial statements.

No activity related to Wilcam or Synamco occurred in 2003.

Note 4. Capitalized Software Costs:

Capitalized software costs consist of the following at December 31:

	2003	2002
Internally developed software	$998,105	$998,105
Less accumulated amortization	(934,933)	(756,811)

Capitalized software costs, net	$63,172	$241,294

IBSS has determined that no write-down of capitalized software costs for impairment is necessary for the reporting periods included in these financial statements.

Note 5. Property and Equipment:

Property and equipment consists of the following at December 31:

	2003	2002
Computer equipment	$270,962	$300,989
Furniture and fixtures	138,062	145,399
Marketing equipment	107,514	107,514
Office and other equipment	102,831	95,582
Computer software	76,271	76,800
Leasehold improvements	130,000	39,071

	825,640	765,355
Less accumulated depreciation	(448,100)	(365,506)

Property and equipment, net	$377,540	$399,849

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 6. Convertible Notes Payable:

	2003	2002
Note payable to a third party bearing interest at 10%, principal and interest due on demand. Principal and interest are convertible into common shares at $1.00 per share.	$—	$75,000
Note payable to a third party bearing interest at 10%, established minimum monthly principal and interest payments, original note balance of $350,000, note matures January 1, 2004. Principal and interest are convertible into common shares at $0.50 per share.	431,289	350,000
Note payable to a third party bearing interest at 10%, established minimum monthly principal and interest payments, original note balance of $271,000, note matures January 1, 2004. Principal and interest are convertible into common shares at $0.50 per share.	64,930	271,000

	$496,219	$696,000

Under the terms of the convertible notes payable, if the required minimum monthly payments (as prescribed in the notes) are not made, the note is in default status. In the event of default, the notes are due on demand and interest escalates to 22%. All events of default occurring through August 15, 2003 were waived by the note holders. Subsequent to August 15, 2003, the notes were considered to be in default and accrued interest at 22%. All payments made under the notes are required by the holder to be applied first to interest and then to principal and any interest which is not received by the due date be added to the principal balance and bear interest in the same manner as any unpaid note balances. The notes are collateralized by all of the assets of IBSS.

As part of the financing, IBSS issued the debt holders 423,000 detachable warrants with three-year terms, which entitle the holder to purchase one common share for each warrant. The warrants are exercisable at prices ranging from $1.00 to $3.30 per share.

Note 7. Long-Term Debt:

	2003	2002
Loan payable to an executive officer bearing interest at prime rate, principal and interest due on demand on or after January 1, 2005.	$107,048	$—
Loan payable to an executive officer bearing interest at prime rate, principal and interest due on demand on or after January 1, 2005.	98,042	—
Loan payable to an executive officer bearing interest at prime rate, principal and interest due on demand on or after January 1, 2005.	107,048	—
Loan payable to a third party, interest at 10%, interest payable quarterly, principal due October 15, 2003. Convertible at the option of the holder up to $75,000 at $1.00 per share.	—	150,000
Loan payable to a third party, interest at 9%, and interest payable quarterly, principal due January 1, 2004. Convertible at the option of the holder at $1.00 or average 30 day trading price.	—	100,000
Loan payable to a third party, interest at 10%, principal and interest due monthly, maturing January 1, 2013.	123,410	—
Loan payable to a third party bearing zero interest, principal and interest due December 31, 2006.	1,031,677	845,731
Loan payable to a third party bearing zero interest, principal and interest due December 31, 2006.	1,735,399	1,412,058

	3,202,624	2,507,789
Less current maturities	(8,664)	(150,000)
Less discount	—	(306,301)

	$3,193,960	$2,051,488

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 7. Long-Term Debt (continued):

On December 31, 2001, IBSS issued $2,286,640 principal amount of convertible notes, including a $1,013,000 refinance of the March 2, 2001 debt issue, due in full on January 1, 2004 or at the point proceeds greater than $1 million are received from investor funding. The December 31, 2001 debt issue refinanced various cash advances received by IBSS during 2001, totaling $1,273,640. Interest on the notes was payable in arrears on January 1, 2003 and January 1, 2004. Interest accrued at a graduating scale beginning at 9% for the first 90 days and increased by 1% each 90-day period thereafter. If all principal and interest amounts due were paid by January 1, 2003, and there are no events of default, interest was to remain at 9%. The notes were convertible in whole or part at any time at the option of the holder at the lesser of $1.00 per share or 50% of the average closing price for the 30 days prior to conversion. IBSS issued 1,822,519 warrants at an original exercise price of $1.60 in consideration for these convertible notes. During 2002, approximately $568,000 of the notes were converted into shares of common stock.

During 2002, IBSS issued $839,000 principal amount of convertible debt due in full on January 1, 2004 or at the point proceeds greater than $1 million are received from investor funding. The terms of the notes issued in 2002 are the same as the December 31, 2001 debt issue. IBSS issued 839,000 warrants at an original exercise price of $1.60. During 2002, $300,000 of the notes were converted into shares of common stock.

In relation to the warrants issued with the December 31, 2001 and the 2002 debt issues the warrant price was reduced to $0.60 due to the non-payment of the outstanding amounts.

On October 1, 2003, the outstanding balances on the above debt issues were refinanced. The terms of the new notes include combining the accrued interest with the outstanding loan balance, ceasing interest accruals and voiding the conversion rights. In consideration for voiding the conversion rights, 38,035,426 warrants were issued which correlated with the conversion price prior to the refinancing. The warrants have a three year life, a fixed exercise price of $0.0725 and are exercisable on or after October 1, 2004. The note is due in full on December 31, 2006. The notes are collateralized by all of the assets of IBSS.

In accordance with EITF 02-4; “Determining Whether a Debtor’s Modification or Exchange of Debt Instruments is within the Scope of FASB Statement No. 15”, IBSS determined that the creditor had granted a concession by reducing the interest rate to zero, and therefore, FASB No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” was applicable. After the refinancing, the future cash payments were equal to the gross carrying balance, and there was no gain or loss on the troubled debt restructuring.

Annual principal maturities on long-term debt are as follows:

2004	$8,664
2005	321,708
2006	2,777,650
2007	11,681
2008	12,904
Thereafter	70,017

$3,202,624

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 8. Shareholders’ Deficiency:

Performance Shares – As a requirement of the British Columbia Securities Commission, the total common shares of management (3,600,000) were held pursuant to the terms of an escrow agreement, as performance shares (“Escrowed Shares”).

Prior to 2001, the performance shares were to be released from escrow, on a pro-rata basis, based upon the cumulative cash flow of IBSS, as evidenced by annual audited financial statements. “Cash flow” was defined to mean net income or loss before tax, adjusted for certain add-backs. For each $0.91 (Canadian) of cumulative cash flow generated by IBSS from its operations, one performance share would be released from escrow.

During 2001, the Canadian laws were amended to allow release of the Escrowed Shares based upon the passage of time. Management believes that release of the Escrowed Shares to officers, directors, employees and consultants of IBSS will not be deemed compensatory, as there is no longer a service requirement and the owners are not required to remain with IBSS.

On September 19, 2001, March 19, 2002 and September 19, 2002, releases of a 25% pro-rata share of the original escrow stock were made. The remaining Escrowed Shares were released in 2003.

Preferred Stock - IBSS’ authorized shares of preferred stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the shareholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the numbers of shares constituting any series. There are not any shares of preferred stock outstanding at December 31, 2003 or 2002.

Common shares – IBSS’ common shares have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common shares.

Private Offerings – In October 2003, IBSS closed three private offerings totaling $180,000. Total shares issued were 2,150,000 at $0.20 per share. In connection with the offerings, IBSS issued 450,000 stock purchase warrants with a two year life exercisable at $0.40 per share.

In December 2003, IBSS closed a private equity offering with Generation Capital Associates, Inc. (the “GCA Financing”). Under the terms of the stock purchase agreement, dated December 24, 2003, with GCA, IBSS sold to GCA 1,250,000 shares of Common Stock. Under the terms of the stock purchase warrant issued to GCA, IBSS granted to GCA warrants to purchase up to 1,000,000 shares of Common Stock pursuant to two common stock purchase warrants (the “GCA Warrants”), dated December 30, 2003, one for 937,500 shares of Common Stock and another for 62,500 shares of Common Stock at $0.40 per share. In exchange for the GCA Shares and GCA Warrants, GCA paid $250,000 to IBSS on December 31, 2003.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 8. Shareholders’ Deficiency (continued):

Warrants – The following table shows warrants outstanding for the purchase of common shares at December 31, 2003. Warrants are exercisable at the option of the holder.

Issue Date	Exercise Price	Outstanding
January 3, 2000	$1.00 per share in years one through five.	11,855
February 4, 2000	$5.94 and $10.38 in years one through five.	259,680
February 25, 2000	$2.50 for Group A; and $3.50 for Group B	501,875
May 30, 2000	$6.00 per share in years one through nine.	50,002
November 7, 2000	$7.69 per share in years one though five.	30,000
January 1, 2001	$3.91 per share in years one through five.	100,000
December 31, 2001	$0.60 per share in years one through two.	1,123,000
December 31, 2001	Lesser of $1.00 per share or 1/3 of average trading price for the 10 days ended 2 days prior to exercise in years one through three (as amended)	600,000
May 8, 2001	$3.00 per share in years one through three.	40,000
May 30, 2001	$3.00 per share in years one through three.	20,000
May 31, 2001	$3.00 per share in years one through three.	10,000
August 7, 2001	$3.30 per share in years one through three.	87,500
August 14, 2001	$1.00 per share in years one through three.	125,000
August 17, 2001	$3.00 per share in years one through three.	10,000
September 11, 2001	$2.85 per share in years one through ten.	100,000
September 14, 2001	$2.90 per share in years one through three.	75,000
October 15, 2001	$1.80 per share in years one through five.	100,000
November 14, 2001	$1.90 per share in years one through three.	135,500
November 20, 2001	$1.84 per share in years one through five.	25,000
December 13, 2001	$1.00 per share in years one through three.	10,625
December 31, 2001	$0.07275 per share in years one through four (as amended).	2,497,519
January 1, 2002	Lesser of $1.00 per share or 1/2 of average trading price for the 10 days ended 2 days prior to exercise in years one through three.	100,000
February 19, 2002	$0.65 per share in years one through three.	200,000
March 21, 2002	Lesser of $1.00 per share or 1/2 of average trading price for the 10 days ended 2 days prior to exercise in years one through three.	100,000
April 1, 2002	Lesser of $1.00 per share or 1/2 of average trading price for the 10 days ended 2 days prior to exercise in years one through three.	100,000
October 1, 2003	$0.07275 per share in years two through three.	38,035,426
October 28, 2003	$0.30, $0.35, $0.40 and $0.45 in years one through five.	200,000
December 4, 2003	$0.40 per share in years one through two.	250,000
December 17, 2003	$0.40 per share in years one through two.	200,000
December 30, 2003	$0.40 per share in years one through five.	1,000,000

Total Outstanding Warrants		46,097,982

Approximately 8,000,000 warrants outstanding are fully vested and exercisable at December 31, 2003.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 8. Shareholders’ Deficiency (continued):

		Weighted average
		exercise
	Warrants	price per share
Outstanding at December 31, 2000	2,936,535	$3.35
Granted during the year	4,464,146	$1.63
Exercised during the year	(1,168,125)	$0.86

Outstanding at December 31, 2001	6,232,556	$2.07
Granted during the year	500,000	$0.71
Exercised during the year	—	$—
Expired during the year	(50,000)	$1.87

Outstanding at December 31, 2002	6,682,556	$1.60
Granted during the year	39,685,426	$0.09
Exercised during the year	—	$—
Expired during the year	(270,000)	$5.85

Outstanding at December 31, 2003	46,097,982	$0.24

Exercisable at December 31, 2003	8,062,556	$1.05

Note 9. Loss per share:

The following table shows a reconciliation of the numerators and denominators used in calculating basic and diluted loss per share:

	2003	2002	2001
Numerator:
Numerator for basic and diluted loss per share	$(847,321)	$(3,154,767)	(11,256,202)

Denominator:
Weighted average common shares – basic and diluted calculation	22,922,301	18,941,043	15,872,128

Basic and diluted loss per share	$(0.04)	$(0.17)	$(0.71)

The warrants and options were not included in the computation of diluted loss per share because the warrants and options would have an antidilutive effect when included in the computation due to IBSS’s net loss.

Note 10: Accrued Compensation and Benefits:

During 2001, the President and Chief Executive Officer (“CEO”) terminated his employment with IBSS. As part of the CEO’s termination package, IBSS agreed to pay the CEO approximately $305,000 as salary continuance and health benefits of approximately $12,000 through October 2003. Of the total amount charged to expense for the year ended December 31, 2001, approximately $134,000 was paid during 2001 and the remaining $183,000 is included in accrued compensation and benefits. During 2002, the severance package was forfeited by the CEO and reverted to the minimum package provided under the CEO’s prior employment agreement. Accordingly, approximately $165,000 was no longer payable to the CEO. All amounts have been paid under all severance agreements as of December 31, 2002.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 11. Employee Benefits:

Retirement Plan - IBSS maintains a 401(k) retirement plan, which is managed by an outside trustee. All employees are eligible to participate. IBSS has not contributed to the 401(k) plan.

Stock Option Plans:

1997 Option Plan – IBSS’ Board of Directors adopted a stock option plan (the “1997 Option Plan”), effective April 29, 1997. Options normally extend for 5 years and under committee policy generally become exercisable in installments of 50 percent per six months commencing six months from the date of grant. The maximum number of common shares IBSS has reserved for issuance under the 1997 Option Plan, including options currently outstanding, is 1,860,000. The number of common shares reserved for issuance to any one person cannot exceed 5% of the number of issued and outstanding common shares, and no person is entitled to receive in any one year grants regarding more than 50,000 shares.

Information with respect to options granted under the 1997 Option Plan is as follows:

		Weighted average
		exercise
	Stock Options	price per share
Outstanding at December 31, 2000 (1)	321,000	$1.42
Outstanding at December 31, 2000	842,898	$5.64
Granted during the year	68,000	$2.67
Exercised during the year (1)	(21,700)	$1.56
Expired or cancelled during the year (1)	(34,500)	$3.40
Expired or cancelled during the year	(320,000)	$4.87

Outstanding at December 31, 2001 (1)	264,800	$1.16

Outstanding at December 31, 2001	590,898	$5.71

Granted during the year	418,000	$0.97
Exercised during the year (1)	(30,452)	$1.05
Expired or cancelled during the year (1)	(99,848)	$0.99
Expired or cancelled during the year	(197,400)	$3.75

Outstanding at December 31, 2002 (1)	134,500	$1.21

Outstanding at December 31, 2002	811,498	$4.86

Exercisable at December 31, 2002 (1)	134,500	$1.21

Exercisable at December 31, 2002	418,198	$4.92

Granted during the year	—	$—
Exercised during the year (1)	—	$—
Expired or cancelled during the year (1)	(52,500)	$1.87
Expired or cancelled during the year	(296,998)	$2.24

Outstanding at December 31, 2003 (1)	82,000	$0.95

Outstanding at December 31, 2003	514,500	$4.29

Exercisable at December 31, 2003(1)	82,000	$0.95

Exercisable at December 31, 2003	493,750	$4.24

(1)	Canadian Dollars

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 11. Employee Benefits (continued):

Stock Option Plans (continued):

2001 Option Plan – On June 28, 2000, IBSS adopted the 2001 Stock Incentive Plan (the “2001 Option Plan”), effective January 1, 2001. The 2001 Option Plan provides for option awards of up to 1,200,000 shares, stock appreciation rights and restricted stock awards. The options have terms up to ten years.

Information with respect to options granted under the 2001 Option Plan is as follows:

		Weighted average
		exercise
	Stock Options	price per share
Outstanding at December 31, 2000	—	$—
Granted during the year	88,000	$3.41
Exercised during the year	—	$—
Expired or cancelled during the year	(10,000)	$3.41

Outstanding at December 31, 2001	78,000	$3.41
Granted during the year	565,625	$0.68
Expired or cancelled during the year	(28,813)	$1.78

Outstanding at December 31, 2002	614,812	$0.98

Exercisable at December 31, 2002	238,034	$1.63

Granted during the year	—	$—
Expired or cancelled during the year	(133,187)	$0.73

Outstanding at December 31, 2003	481,625	$1.04

Exercisable at December 31, 2003	406,892	$1.12

2002 Option Plan – During 2002, IBSS’ Board of Directors adopted a non-qualified stock option plan (the “2002 Option Plan”), effective August 1, 2002. The maximum number of common shares reserved for issuance under the 2002 Option Plan is 800,000 shares.

Information with respect to options granted under the 2002 Option Plan is as follows:

		Weighted average
		exercise
	Stock Options	price per share
Outstanding at December 31, 2001	—	$—
Granted during the year	308,723	$0.01
Exercised during the year	—	$—
Expired or cancelled during the year	—	$—

Outstanding at December 31, 2002	308,723	$0.01
Granted during the year	631,033	$0.01
Exercised during the year	(148,509)	$0.01
Expired or cancelled during the year	—	$—

Outstanding at December 31, 2003	791,247	$0.01

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 11. Employee Benefits (continued):

Stock Option Plans (continued):

For the years ended December 31, 2003 and 2002, IBSS recognized expense related to stock-based compensation of approximately $205,000 and $80,000, respectively. IBSS did not recognize any expense related to stock-based compensation during 2001.

The pro forma disclosures required by SFAS 123 regarding net loss and net loss per share are stated as if IBSS had accounted for stock options using fair values. Using the Black-Scholes option-pricing model the fair value at the date of grant for these options was estimated using the following assumptions:

	2002	2001	2000
Dividend yield	—	—	—
Expected volatility	137%	122%	131%
Risk-free rate of return	2.6-2.9%	2.9-3.3%	4.5 - 5.0%
Expected option life, years	5	5	5

In February 2003, IBSS issued approximately 631,000 options to employees an at exercise price of $0.01. The weighted average fair value of these options was $0.20 each.

Options granted outside of the above Plans:

In October 2003, IBSS issued 10,800,000 options to officers at an exercise price of $0.14. The weighted average fair value of these options was $0.01 each. In addition on October 1, 2003, IBSS issued 1,975,000 stock options to employees and 650,000 stock options to Board of Directors members at an exercise price of $0.14, with a two year vesting period. Management plans to amend the 2001 Option Plan to increase the number of shares that could be granted under the 2001 Option Plan to include these options.

The weighted average fair value for options granted under the Option Plans during 2002 and 2001 was $.68, and $2.64, respectively.

The Black-Scholes and other option pricing models were developed for use in estimating fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. IBSS’ employee stock options have characteristics significantly different than those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. Accordingly, in management’s opinion, these existing models may not necessarily provide a reliable single measure of the fair value of employee stock options.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 12. Income Taxes:

Deferred income taxes reflect the net tax effect of temporary differences and carryforwards between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of IBSS’ deferred tax assets and liabilities consisted of the following at December 31:

	2003	2002	2001
Deferred tax assets:
Operating loss carryforwards	$7,296,194	$7,617,558	$6,221,020
Deferred revenue	3,824	27,864	35,483
Other, net	52,336	46,063	136,633
Valuation allowance	(7,293,155)	(7,533,164)	(6,162,463)

Total deferred tax assets	59,199	158,321	230,673

Deferred tax liabilities:
Capitalized software costs	(24,005)	(91,692)	(159,795)
Depreciation	(35,194)	(55,011)	(61,517)
Other, net	—	(11,618)	(9,361)

Total deferred tax liabilities	(59,199)	(158,321)	(230,673)

Total	$—	$—	$—

Temporary differences and carryforwards, which gave rise to significant portions of deferred tax assets and liabilities at December 31, are as follows:

	2003	2002	2001
Operating loss carryforward	$(321,364)	$1,396,538	$3,212,337
Deferred revenue	(24,040)	(7,619)	17,186
Other, net	37,709	(86,321)	46,226
Capitalized software costs	67,687	68,103	68,103
Valuation allowance	240,008	(1,370,701)	(3,343,852)

Net deferred income taxes	$—	$—	$—

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 12. Income Taxes (continued):

The principal reasons for the differences between income tax expense and the amount computed by applying the statutory federal rate to pre-tax loss were as follows for the three years ended December 31:

	2003	2002	2001
Tax at statutory federal rate	$(288,089)	$(1,057,321)	$(3,827,109)
Effect on rate of:
Stock options, warrants and other	168,540	(191,386)	914,193
Life insurance premiums	4,309	2,428	3,820
Penalties	6,063	27,688	12,593
Non-deductible expenses	884	1,676	2,899
State income taxes, net of federal income tax effect	348,301	(153,786)	(450,248)
Change in valuation allowance	(240,008)	1,370,701	3,343,852

Total	$—	$—	$—

As of December 31, 2003, IBSS had federal and state net operating loss carryforwards of approximately $19,200,000. The net operating loss carryforwards will expire between 2012 and 2022, if not utilized.

Management of IBSS continually evaluates certain limitations which may occur as prescribed under the Internal Revenue Code (“IRC”) Section 382, which would potentially limit the availability of offsetting operating loss carryforwards against future taxable income. In addition, management continually evaluates the tax consequences of the issuance, and subsequent exercise of, warrants and options to certain employees and vendors and the impact of the potential compensation on operating loss carryforwards.

In determining that is was more likely than not that the recorded deferred tax asset would not be realized, management of IBSS considered the following: (1) recent operating results, (2) the budgets and forecasts that management and the Board of Directors had adopted for the next fiscal year, (3) the ability to utilize NOL’s prior to their expiration, (4) the potential limitation of NOL utilization in the event of a change of ownership and (5) the generation of future taxable income in excess of income reported on the consolidated financial statements.

A valuation allowance of approximately $7,293,000 and $7,533,000 at December 31, 2003 and 2002, respectively, remained necessary in the judgment of management because the factors noted above (i.e. forecasts) did not support the utilization of less than a full valuation allowance.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 13. Related Party Transactions:

Sales representative and marketing agreement – IBSS is party to a sales representative and marketing agreement with one of its directors dated September 16, 2003 (the “Sales Agreement”). Under the terms of the Sales Agreement, the director is to act as an exclusive sales representative with respect to certain of IBSS’ customers and a non-exclusive sales representative with respect to others and must use his best efforts to market IBSS’ products worldwide in order to generate sales revenues. The term of the Sales Agreement is for 10 years from its date and may be renewed for successive additional renewal periods of two years each, unless one party delivers a notice not to renew within 90 days of expiration of the then existing term. Compensation under the agreement is as follows: (1) stock options to purchase up to 1,000,000 shares at an exercise price of $0.14 per share (options vest at 1 share for each net dollar of revenue directly or indirectly added to IBSS’ revenue under the agreement); (2) a non-refundable cash advance of $10,000 per month not to exceed $175,000 (the “Draw Payments”) (contingent on net cash as defined in the Sales Agreement); and (3) a delayed signing bonus to be paid on the earlier of (i) the 5th anniversary of the Sales Agreement (September 16, 2008) or (ii) a “change in control” of IBSS (as defined in the Sales Agreement), a lump sum in the amount of $175,000, less the amount of all Draw Payments actually paid.

Related party receivables – Related party receivables at December 31, 2002 are advances to IBSS’ chief executive officer.

Accounts payable and accrued expenses – At December 31, 2003 and 2002, IBSS had approximately $296,000 and $61,000, respectively, owed to related parties included in accounts payable and accrued expenses, exclusive of payroll accruals.

Notes receivable – At December 31, 2003, IBSS held four notes receivable with balances totaling $131,080 due from IBSS’ chief executive officer and its executive vice president. IBSS loaned these officers money to exercise Common Stock purchase warrant agreements to purchase an aggregate of 300,000 shares of IBSS’ common stock at the applicable exercise price of $0.60 to $0.68 per share. These notes, which bear interest at the prime rate per annum, matured in 2002 and are due on demand at December 31, 2003. The loans are collateralized by 300,000 shares of common stock. The receivable is shown on the balance sheets as a reduction in stockholders’ equity.

Note 14. Supplemental Cash Flow Information:

During the years presented below, interest paid amounted to:

	2003	2002	2001
Interest paid	$68,133	$38,315	$270,935

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 14. Supplemental Cash Flow Information (continued):

The following table summarizes non-cash investing and financing activities:

	2003	2002	2001
Repayment of employee advances and notes for purchase of common stock	$—	$—	$104,970

Conversion of convertible notes into capital	$301,500	$1,650,000	$180,000

Repayment of notes payable issued for common stock purchase and related party receivable in exchange for severance package	$—	$—	$104,970

Conversion of accrued interest into common stock	$35,574	$—	$—

Conversion of accrued salaries and related interest to long-term debt	$312,137	$—	$—

Conversion of accrued interest to long-term debt and notes payable	$683,506	$—	$—

Offset of related party receivable with related party payable	$12,600	$—	$—

Note 15. Commitments and Contingencies:

Litigation – In the normal course of business, IBSS and its subsidiaries may, from time to time, become parties to various legal claims, actions and complaints. At December 31, 2003, management is not aware of any pending or threatened litigation, or unasserted claims that could result in losses that would be material to the financial statements.

Operating Lease Commitments – IBSS leases its principal facilities under a noncancellable operating lease expiring in January 2013. The lease consists of a security deposit of $50,000 and base rental of $36,000 per year, payable in monthly payments of $3,000. IBSS is also responsible for its share of common area maintenance charges. Renewal option may be granted pursuant to the provisions of the lease.

At December 31, 2003 minimum lease payments are as follows:

2004	$36,000
2005	36,000
2006	36,000
2007	36,000
2008	36,000
Thereafter	144,000

Total	$324,000

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 15. Commitments and Contingencies (continued):

Rent expense was approximately as follows for the years ended December 31:

2003	2002	2001
$103,000	$385,000	$411,000

Note 16. Significant Risks and Uncertainties:

IBSS’ operating results and financial condition can be impacted by a number of factors, including but not limited to the following, any of which could cause actual results to vary materially from current and historical results or IBSS’ anticipated future results.

Currently, IBSS’ business is focused principally within the manufacturing and transaction processing industries. Significant changes in the regulatory or market environment of this industry could impact demand for IBSS’ software products and services. Additionally, there is increasing competition for IBSS’ products and services, and there can be no assurance that IBSS’ current products and services will remain competitive, or that IBSS’ development efforts will produce products with the cost and performance characteristics necessary to remain competitive. Furthermore, the market for IBSS’ products and services is characterized by rapid changes in technology. IBSS’ success will depend on the level of market acceptance of IBSS’ products, technologies and enhancements, and its ability to introduce such products, technologies and enhancements to the market on a timely and cost effective basis, and maintain a labor force sufficiently skilled to compete in the current environment.

As discussed in Note 2, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Amounts affected by these estimates include, but are not limited to, the estimated useful lives, related amortization expense and carrying values of IBSS’ capitalized software development costs. Changes in the status of certain matters or facts or circumstances underlying these estimates could result in material changes to these estimates, and actual results could differ significantly from these estimates.

IBSS’ primary efforts are now directed to the development of a market for its Synapse for Manufacturing, Synapse Government e-Printing, Synapse Composer and the Synapse Application Development Platform software and integration services. Like other companies at this stage of development, IBSS is subject to numerous risks, including the uncertainty of its chosen market, its ability to develop its markets and its ability to finance operations and other risks.

Integrated Business Systems and Services, Inc.

Notes to Consolidated Financial Statements

Note 17. Segment Information:

Management has determined that IBSS operates in one dominant industry segment, which involves the supply of computer technology products and services. These products and services have similar economic characteristics, customers and distribution methods. All of IBSS’s operations, assets and employees are located in the United States and its revenues are generated in the United States.

Note 18. Subsequent Events

Dutchess Equity Line of Credit – As part of its initial capital raising activities in 2004, IBSS entered into an investment agreement dated January 21, 2004, for an equity line of credit (the “Equity Line”) with Dutchess Private Equities, L.P., a Delaware limited partnership (“Dutchess”). Under the terms of the Equity Line, IBSS may periodically sell shares of common stock, solely at the IBSS’s option, to Dutchess to raise capital to fund working capital needs. The periodic sale of shares is known as a put (each, a “Put”). Under a Put, IBSS may request an advance to draw down a portion of the Equity Line by delivering a written Put notice (“Put Notice) to Dutchess of draw down of a portion of the Equity Line (the date on which such Put notice is delivered to Dutchess is the “Put Date”). A closing will be held seven business days after the Put Date, at which time IBSS will deliver shares of common stock and Dutchess will pay the Purchase Price (as defined below).

Each Put will contain an amount of common stock proposed to be sold to Dutchess (the “Put Amount”) equal to either (at the IBSS’s discretion): (i) 200% of the average daily volume (U.S. Market only) of the common stock for the 10 trading days prior to the Put Date, multiplied by the average of the three daily closing best bid prices of common stock immediately preceding the Put Date, or (ii) $20,000. In no event will the Put Amount be more than $1,000,000 with respect to any single Put.

The purchase price (“Purchase Price”) for each share of common stock subject to a Put is 95% of the lowest best bid price of common stock during the period beginning on a Put Date and ending on and including the date that is five trading days after such Put Date (the “Pricing Period”). Following Dutchess’ receipt of a Put Notice, Dutchess will be required to purchase from IBSS during the related Pricing Period that number of shares of common stock having an aggregate Purchase Price equal to the lesser of (i) the Put Amount set forth in the Put Notice, and (ii) 20% of the aggregate trading volume of the common stock during the applicable Pricing Period multiplied by 95% of the lowest best bid prices of the common stock during the specified Pricing Period, provided such shares bear no restrictive legend and are not subject to stop transfer restrictions. The Equity Line also contains a floor provision, which permits IBSS (in its discretion) to withdraw that portion of the Put Amount if the closing bid price of common stock during the applicable Pricing Period with respect a Put Notice is less than 75% of the lowest closing best bid prices of the common stock for 15 trading days prior to each Put Notice Date or less than $0.48, in any case.

IBSS may request advances under the Equity Line once the underlying shares are registered and the registration statement is declared to be effective by the Securities and Exchange Commission. Thereafter, IBSS may continue to request advances until Dutchess has advanced $10 million.

Private Placements: During the first quarter of 2004, IBSS made two private placements of common stock totaling $200,000. The terms included issued stock at $0.20 per share and 50% coverage for stock purchase warrants exercisable at $0.40 per warrant.

PART I — FINANCIAL INFORMATION

Item 1. Condensed Financial Statements.

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

CONDENSED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash and cash equivalents	$128,029	$214,925
Accounts receivable, trade	179,219	265,644
Interest receivable	34,712	31,789
Notes receivable	75,000	—
Other prepaid expenses	40,949	726

Total current assets	457,909	513,084
Capitalized software costs, net	16,421	63,172
Property and equipment, net	311,445	377,540
Other assets	50,000	52,000

Total assets	$835,775	$1,005,796

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY:
Current liabilities:
Convertible notes payable, net of discount	$522,195	$496,219
Current portion of long-term debt	9,107	8,664
Accounts payable	53,455	104,505
Accrued liabilities:
Accrued compensation and benefits	233,912	334,978
Accrued payroll taxes	8,667	54,022
Accrued professional fees	253,829	79,073
Accrued interest	44,184	30,543
Accrued rent	40,000	67,604
Other	7,391	25,500
Deferred revenue	48,142	10,063

Total current liabilities	1,220,882	1,211,171
Long-term debt, net of current portion	3,189,294	3,193,960

Total liabilities	4,410,176	4,405,131

Shareholders’ deficiency:
Preferred stock, undesignated par value, 10,000,000 shares, none authorized or issued	—	—
Common stock, no par value, 200,000,000 shares authorized, 31,530,146 and 26,880,404 shares outstanding at June 30, 2004 and December 31, 2003, respectively	21,593,131	20,868,000
Notes receivable officers/directors	(131,080)	(131,080)
Accumulated deficit	(25,036,452)	(24,136,255)

Total shareholders’ deficiency	(3,574,401)	(3,399,335)

Total liabilities and shareholders’ equity (deficiency)	$835,775	$1,005,796

The accompanying notes are an integral part of these financial statements.

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues
Services	$381,139	$765,437	$1,109,985	$1,532,101
Licenses	16,000	—	16,000	—
Maintenance and support	28,428	8,526	56,855	17,052
Hardware sales	72,272	—	80,679	25,024

Total revenues	497,839	773,963	1,263,519	1,574,177
Cost of revenues	278,158	288,364	559,311	549,817

Gross profit	219,681	485,599	704,208	1,024,360

Operating expenses
General and administrative	393,032	374,482	774,699	917,483
Sales and marketing	204,653	82,006	433,822	184,434
Research and development costs	163,381	43,873	306,760	101,618

Total operating costs	761,066	500,361	1,515,281	1,203,535

Loss from operations	(541,385)	(14,762)	(811,073)	(179,175)

Other income (loss and expenses)
Loss on disposal of equipment	—	—	—	(15,465)
Other income (expenses)	959	6,252	(10,497)	16,367
Interest expense	(37,570)	(181,920)	(78,627)	(400,444)

Total other expenses	(36,611)	(175,668)	(89,124)	(399,542)

Net Loss	$(577,996)	$(190,430)	$(900,197)	$(578,717)

Loss per share
Basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.03)

The accompanying notes are an integral part of these condensed financial statements.

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
	June 30,
	2004	2003
Operating activities
Net loss	$(900,197)	$(578,717)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	70,123	73,573
Amortization of software costs	46,751	89,061
Non-cash interest expense	55,326	153,150
Issuance of stock in payment of accounts payable and accrued liabilities	47,080	11,158
Loss on disposition of fixed assets	—	15,465
Non-cash compensation	—	133,322
Changes in operating assets and liabilities:
Accounts receivable	86,425	84,744
Interest receivable	(2,923)	(2,683)
Prepaid expenses and other assets	(7,248)	20,670
Accounts payable	(31,934)	(48,622)
Accrued expenses	3,388	254,802
Deferred revenue	38,079	(17,052)

Cash provided by (used in) operating activities	(595,130)	188,871

Investing activities
Purchases of property and equipment	(4,028)	(139,004)
Notes receivables	(75,000)	—
Related party receivables, net	—	4,397

Cash used in investing activities	(79,028)	(134,607)

Financing activities
Payments on notes payable	(60,325)	(110,000)
Payments on long-term debt	(4,223)	(1,933)
Proceeds from issuance of long-term debt	—	129,363
Proceeds from issuance of common stock	651,190	—
Proceeds from exercise of common stock options and warrants	620	176

Cash provided by financing activities	587,262	17,606

Net increase (decrease) in cash	(86,896)	71,870
Cash and cash equivalents at beginning of period	214,925	55,874

Cash and cash equivalents at end of period	$128,029	$127,744

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Condensed Financial Statements

For the Three Months Ended June 30, 2004 and 2003

1.	Basis of Presentation

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for condensed interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B promulgated by the Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of those of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended June 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2004. For further information, please refer to the audited financial statements and footnotes thereto included in the Company’s Form 10-KSB for the year ended December 31, 2003, as filed with the Commission.

     In 2003, the condensed financial statements included the accounts of Integrated Business Systems and Services, Inc. and its majority-owned subsidiary, Synamco, LLC. Synamco, LLC was liquidated effective December 31, 2003.

2.	Going Concern

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company had a working capital deficiency and an accumulated deficit of approximately $762,973 and $25,036,452, respectively, at June 30, 2004. In addition, the Company has experienced a significant decline in revenues from its largest customer without a corresponding increase in revenues from other sources. Without an increase in revenues from all sources or an additional capital infusion, or both, the Company will not be able to meet its current and future financial obligations.

     Ultimately, IBSS’ viability as a going concern is dependent upon its ability to generate positive cash flows from operations, maintain adequate working capital and obtain satisfactory long-term financing. However, there can be no assurances that IBSS will be successful in the above endeavors.

     The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should IBSS be unable to continue as a going concern. IBSS’ plans include the following, although it is not possible to predict the ultimate outcome of IBSS’ efforts:

     Cost and Expense Reductions. During 2003, IBSS was able to reduce by approximately 80% the costs associated with its operating facilities, including reductions in its lease obligations and its expenditures for furniture, fixtures and equipment. In the absence of any substantial infusion of growth capital during the year, IBSS has no plans during 2004 for any significant capital expenditures.

     Investor Debt and Other Payables. On October 1, 2003, IBSS restructured substantially all of its short-term investor debt. Under the restructured debt instruments, approximately 90% of the principal balance is not payable until the fourth quarter of 2006.

     In the months since the issuance of IBSS’ currently outstanding convertible debt, holders of a portion of this debt have converted the principal and accrued interest on all or a portion of their debt into common stock. Although these conversions have reduced IBSS’ principal and interest obligations, IBSS is currently faced with principal and interest obligations on the remaining convertible debt that it will not be able to satisfy from currently projected cash flows from operations.

     Additional Capital. IBSS is seeking to raise additional capital during 2004 through the private placement of convertible debt or equity securities. Because of several factors, including the operating, market and industry risks associated with an investment in its common stock, the fact that IBSS’ common stock is no longer traded on the Nasdaq Stock Market and is currently traded on the Over-the-Counter Bulletin Board (“OTCBB”) maintained by the National Association of Securities Dealers (“NASD”), and the continued weakness in the capital markets in general and the technology sectors in particular, IBSS may experience difficulty in raising additional financing until its operating results or overall market conditions reflect sustained improvement.

3.	New Accounting Standards

     In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS 150 is effective for financial instruments entered into or modified after May 21, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have an impact on IBSS’s financial position or results of operations.

4.	Stock Based Compensation

     The Company accounts for stock options in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, no compensation expense is recognized for stock or stock options issued at fair value. For stock options granted at exercise prices below the estimated fair value, the Company records deferred compensation expense for the difference between the exercise price of the shares and the estimated fair value. The deferred compensation expense is amortized ratably over the vesting period of the individual options. For performance based stock options, the Company records compensation expense related to these options over the performance period.

     SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”)), provides an alternative to APB 25 in accounting for stock based compensation issued to employees. SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income and earnings per share as if the fair value based method prescribed by SFAS 123 had been applied. The Company intends to continue to account for stock based compensation arrangements under APB 25 and has adopted the pro forma disclosure requirements of SFAS 123.

     Had compensation cost for options granted under the Company’s stock-based compensation plans been determined based on the fair value at the grant dates consistent with SFAS 123, the Company’s net income and earnings per share would have changed to the pro forma amounts listed below:

	Six Months Ended June 30,
	2004	2003
Net loss:
As reported	$(900,197)	$(578,717)
Add: stock-based compensation expense included in reported net income	—	133,322
Deduct: stock based compensation expense determined under the fair value based method for all awards	(102,101)	(189,488)

Pro forma net loss	$(1,002,298)	$(634,883)

Net loss per common share:
As reported:
Basic and diluted	$(0.03)	$(0.03)
Pro forma:
Basic and diluted	$(0.04)	$(0.03)

     The pro forma disclosures required by SFAS 123 regarding net loss and net loss per share are stated as if the Company had accounted for stock options using fair values. Compensation expense is recognized on a straight-line basis over the vesting period of each option installment. Using the Black-Scholes option-pricing model the fair value at the date of grant for these options was estimated using the following assumptions:

	Six Months Ended June 30,
	2004	2003
Dividend yield	—	—
Expected volatility	129%	122%
Risk-free rate of return	3.02-3.38%	2.61-3.12%
Expected option life, years	5	5

     The weighted average fair value for options granted under the Option Plans during the three months ended June 30, 2004 was $0.25. The weighted average fair value for options granted under the Option Plans during the three months ended June 30, 2003 was $0.20.

     The Black-Scholes and other option pricing models were developed for use in estimating fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. The Company’s employee stock options have characteristics significantly different than those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. Accordingly, in management’s opinion, these existing models may not necessarily provide a reliable single measure of the fair value of employee stock options.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company’s Articles and Bylaws contain provisions that indemnify officers and directors of the Company for certain costs in connection with a suit or other proceeding by reason of the fact that such person was an officer or director of the Company or was otherwise successful on the merits of a defense in such actions. However, in accordance with South Carolina law, the Company may not indemnify its directors for liability in situations where the director is adjudged to be liable to the Company or where the director is adjudged to have received an improper personal benefit. The Company’s Articles and Bylaws do not contain any provision that eliminate the persona liability of an officer or director for their breach of fiduciary duty. In addition, the Bylaws further provide for advances to directors and officers for expenses incurred in connection with proceedings against them for which they are entitled to indemnification and whether the Company has agreed to indemnify each for claims made in suits or proceedings against them relating to their service to the Company.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriters discounts and commissions, payable by the Company in connection with the sale of the Shares being registered hereunder. The Company will pay all such expenses. All amounts referenced below are estimates, except for the SEC Registration Fee:

Cost/Expense	Amount to be Paid
SEC Registration Fee	$856
Accounting Fees and Expenses	$6,000
Printing and Engraving	$4,000
Blue Sky fees and expenses	$2,500
Legal fees and expenses	$35,000
Miscellaneous	$1,644

Total	$50,000

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

     The Company has, within the past three years, sold securities that were exempt from registration under the Securities Act pursuant to Section 4(2) as described below.

     In 2001, the Company restructured substantially all of its short-term and long-term debt into a series of convertible debentures and notes, several of which have since been amended and restated. In connection with the debt restructuring, the Company issued the following securities:

•	Promissory note dated August 14, 2001 in the face amount of $125,000 and issued to Kirkman Finlay III, which permits conversion of the outstanding principal amount into at least 138,889 shares of Common Stock (at a conversion price equal to or less than $0.90/share). On October 14, 2003, this note was converted by the holder into 402,186 shares of Common Stock;

•	Promissory note dated March 15, 2001 in the face amount of $300,000 and issued to Rice Street Associates, Ltd., which permits conversion of the outstanding principal amount into at least 333,333 shares of Common Stock (at a conversion price equal to or less than $0.90/share); and

•	Promissory note dated March 15, 2001 in the face amount of $350,000 and issued to Fitz-John Creighton McMaster, which permits conversion of the outstanding principal amount into at least 388,888 shares of Common Stock (at a conversion price equal to or less than $0.90/share).

     On March 29, 2002, the Company issued a note to Steve Swanson in the principal amount of $100,000, at an interest rate of 9% per annum, which was convertible into shares of Common Stock.

     On October 1, 2003, certain IBSS Class A Investors, LLC converted the outstanding balance of principal and interest due on its Amended and Restated Class A Secured Debenture ($1,031,677) into a non-interest bearing and non-convertible note due on December 31, 2006. EEL Group, LLC, which was formed from the remaining participants in IBSS Class A Investors, LLC who had not previously elected to convert their shares of the note, received warrants to acquire 15,214,170 shares of Common Stock at a purchase price of $0.07275 per share, which warrants first become exercisable on October 1, 2004. Also on October 1, 2003, certain IBSS Class B Investors, LLC converted the outstanding balance of principal and interest due on its Amended and Restated Class B Secured Debenture ($1,735,399) into a non-interest bearing and non-convertible note due on December 31, 2006. GEE Enterprises, LLC, which was formed from the remaining participants in IBSS Class B Investors, LLC who had not previously elected to convert their shares of the note, received warrants to acquire 22,821,256 shares of Common Stock at a purchase price of $0.07275 per share, which warrants first become exercisable on October 1, 2004. The Company issued the following securities pursuant to these transactions:

•	Amended and Restated Class A Secured Debenture dated October 1, 2003 in the principal amount of $928, 241 and issued to the IBSS Class A Investors, LLC;

•	Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 and issued to the IBSS Class A Investors, LLC (convertible upon exercise into 464,120 shares of Common Stock);

•	Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class A Investors, LLC (convertible upon exercise into 928,241 shares of Common Stock);

•	Common Stock Purchase Warrant dated October 1, 2003 and issued to EEL Group, LLC (convertible upon exercise into 15,214,170 shares of Common Stock);

•	Amended and Restated Class B Secured Debenture dated October 1, 2003 in the principal amount of $1,933,399 and issued to the IBSS Class B Investors, LLC;

•	Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and issued to the IBSS Class B Investors, LLC (convertible upon exercise into 2,033,399 shares of Common Stock);

•	Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class B Investors, LLC (convertible upon exercise into 2,033,399 shares of Common Stock); and

•	Common Stock Purchase Warrant dated October 1, 2003 and issued to GEE Enterprises, LLC (convertible upon exercise into 22,821,256 shares of Common Stock).

     Effective October 2, 2003, the Company issued 1,000,000 shares of Common Stock to The Scott Group pursuant to a consulting agreement under which The Scott Group provides various services to the Company.

     On December 13, 2003, Steve Swanson converted the outstanding principal and interest ($113,586.29) on his note (as described above) into 391,677 shares of Common Stock at a conversion price of $.29 per share, in accordance with the terms of the note.

     On December 31, 2003, the Company sold 1,250,000 shares of Common Stock and 1,000,000 Common Stock warrants to Generation Capital Associates, Inc. (“GCA”) pursuant to the terms of a purchase agreement with GCA dated December 24, 2003, a Common Stock purchase warrant with GCA dated December 30, 2003, and two separate letter agreements with GCA dated December 24, 2003 and January 13, 2004. In addition to purchasing 1,250,000 shares of Common Stock, GCA was also granted warrants to purchase up to 1,000,000 shares of Common Stock. In exchange, GCA paid $250,000 to the Company that the Company is currently using as short-term operating capital.

     In the first and second quarters of 2004, the Company raised an additional $455,000 in working capital through the private sale of 2,275,000 shares of Common Stock and 1,137,500 warrants with an exercise price of $0.40 and a term of five years.

     On June 28, 2004, the Company sold $252,000 (or 1,760,715 shares) of Common Stock to Fusion Capital pursuant to the terms of the common stock purchase agreement with Fusion Capital (as described above). These 1,760,715 shares include 510,715 shares as a one-time initial commitment fee and 50,000 shares as a one-time diligence fee. The Company also granted to Fusion Capital warrants exercisable into 937,500 shares of Common Stock and 252,000 shares of Common Stock to be earned as consulting services under the Fusion Consulting Agreement.

Item 27. EXHIBITS

     See Index to Exhibits

Item 28. UNDERTAKINGS

The undersigned registrant hereby undertakes the following with respect to this registration statement:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Columbia, State of South Carolina, on August 27, 2004.

Registrant:	Integrated Business Systems and Services, Inc.

By:	/s/ George E. Mendenhall

Name: George E. Mendenhall
Title: Chief Executive Officer and Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ George E. Mendenhall George E. Mendenhall	Chief Executive Officer and Chairman of the Board (principal executive officer)	August 27, 2004
/s/ Michael P. Bernard Michael P. Bernard	Chief Financial Officer (principal financial and accounting officer)	August 27, 2004
/s/ Stuart E. Massey * Stuart E. Massey	Executive Vice President and Director	August 27, 2004
/s/ Richard D. Pulford * Richard D. Pulford	Director	August 27, 2004
/s/ Carl Joseph Berger, Jr. * Carl Joseph Berger, Jr.	Director	August 27, 2004

*By:	/s/ George E. Mendenhall

George E. Mendenhall
Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit No.
3.1	Amended and Restated Articles of Incorporation of Company (incorporated by reference to Exhibit 2.1 to the Company’s Form 1-A filed July 9, 1997)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 2.2 to the Company’s Form 1-A filed July 9, 1997)

4.1	Securities Purchase Agreement dated December 24, 2003 between the Company and GCA Financing, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.2	Common Stock Purchase Warrant dated December 30, 2003 to GCA Financing, Inc. (937,500 Shares) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.3	Common Stock Purchase Warrant dated December 30, 2003 to GCA Financing, Inc. (62,500 Shares) (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.4	Letter Agreement dated December 24, 2003 between the Company and GCA Financing, Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.5	Letter Agreement dated January 13, 2004 between the Company and GCA Financing, Inc. (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.6	Investment Agreement, dated January 21, 2004 with Dutchess Private Equities, L.P. (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.7	Registration Rights Agreement, dated January 21, 2004 with Dutchess Private Equities, L.P. (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.8	Promissory Note dated March 15, 2002 between the Company and Fitz-John Creighton McMaster (incorporated by reference to Exhibit 10.13 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002)

4.9	Promissory Note dated March 15, 2002 between the Company and Rice Street Associates, LLC (incorporated by reference to Exhibit 10.14 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002)

4.10	Second Amendment and Restated Promissory Note dated August 14, 2002 between the Company and Kirkman Finlay III (incorporated by reference to Exhibit 10.15 to the Company’s Form 10-QSB for the three-month period ended September 30, 2002)

4.11	Class A Secured Convertible Debenture dated December 31, 2001 between the Company and IBSS Class A Investors (incorporated by reference to Exhibit 10.21 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002)

4.12	Class B Secured Convertible Debenture dated December 31, 2001 between the Company and IBSS Class B Investors (incorporated by reference to Exhibit 10.22 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002)

Exhibit No.
4.13	Common Stock Purchase Warrant dated December 31, 2001 between the Company and IBSS Class A Investors (incorporated by reference to Exhibit 10.23 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002)

4.14	Common Stock Purchase Warrant dated December 31, 2001 between the Company and IBSS Class B Investors (incorporated by reference to Exhibit 10.24 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002)

4.15	Omnibus Security Agreement dated December 31, 2001 by and among the Company, IBSS Class A Investors and IBSS Class B Investors (incorporated by reference to Exhibit 10.25 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002)

4.16	Inter-Creditor Agreement dated December 31, 2001 by and among the Company, IBSS Class A Investors and IBSS Class B Investors (incorporated by reference to Exhibit 10.26 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002)

4.17	Security Agreement dated June 12, 2001 by and between the Company and Fitz-John Creighton McMaster (incorporated by reference to Exhibit 10.27 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002)

4.18	Security Agreement dated August 2, 2001 by and between the Company and Rice Street Associates, LLC (incorporated by reference to Exhibit 10.28 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002)

4.19	Security Agreement dated August 14, 2001 by and between the Company and Kirkman Finlay III (incorporated by reference to Exhibit 10.29 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002)

4.20	Common stock purchase warrant dated October 28, 2003 between the Company and Elite Financial Communications Group, LLC (200,000 shares of Common Stock) (incorporated by reference to Exhibit 4.20 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.21	Common stock purchase warrant dated December 4, 2003 between the Company and Liberty Union Life Assurance Corporation (250,000 shares of Common Stock) (incorporated by reference to Exhibit 4.21 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.22	Common stock purchase warrant dated December 17, 2003 between the Company and C. Joseph Berger, Jr. (75,000 shares of Common Stock) (incorporated by reference to Exhibit 4.22 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.23	Common stock purchase warrant dated December 17, 2003 between the Company and Dollie Cole (125,000 shares of Common Stock) (incorporated by reference to Exhibit 4.23 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.24	Common stock purchase warrant dated October 1, 2003 between the Company and IBSS Class A Investors, LLC (for 15,214,170 shares) (incorporated by reference to Exhibit 4.24 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.25	Common stock purchase warrant dated October 1, 2003 between the Company and IBSS Class B Investors, LLC (for 22,821,256 shares) (incorporated by reference to Exhibit 4.25 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

Exhibit No.
4.26	Amended and Restated Class A Secured Debenture dated October 1, 2003 between the Company and Class A Investors, LLC (incorporated by reference to Exhibit 4.26 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.27	Amended and Restated Class B Secured Debenture dated October 1, 2003 between the Company and Class B Investors, LLC (incorporated by reference to Exhibit 4.27 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.28	Letter Agreement between the Company, Class A Investors, LLC, and Class B Investors, LLC dated October 1, 2003 (incorporated by reference to Exhibit 4.28 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.29	Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003 to the IBSS Class A Investors, LLC (928,241 shares) (incorporated by reference to Exhibit 4.29 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.30	Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003 to the IBSS Class B Investors, LLC (2,033,399 shares) (incorporated by reference to Exhibit 4.30 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.31	Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 to the IBSS Class A Investors, LLC (464,120 shares) (incorporated by reference to Exhibit 4.31 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.32	Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 to the IBSS Class B Investors, LLC (2,033,399 shares) (incorporated by reference to Exhibit 4.32 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.33	Subscription Agreement dated December 4, 2003 between the Company and Liberty Union Life Assurance Corporation (incorporated by reference to Exhibit 4.33 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

4.34	Common Stock Purchase Agreement dated June 28, 2004 between the Company and Fusion Capital Fund II, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 29, 2004)

4.35	Registration Rights Agreement dated June 28, 2004 between the Company and Fusion Capital Fund II, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 29, 2004)

4.36	Warrant dated June 28, 2004 between the Company and Fusion Capital Fund II, LLC*

5.1	Opinion of Parker, Poe, Adams & Bernstein L.L.P. as to legality *

10.1	Employment Agreement dated October 1, 2003 between the Company and George E. Mendenhall (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

Exhibit No.
10.2	Deferred Compensation Agreement dated September 1, 2002 between the Company and George E. Mendenhall (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.3	Employment Agreement dated October 1, 2003 between the Company and Stuart E. Massey (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.4	Deferred Compensation Agreement dated September 1, 2002 between the Company and Stuart E. Massey (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.5	Employment Agreement dated October 1, 2003 between the Company and Donald R. Futch (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.6	Deferred Compensation Agreement dated September 1, 2002 between the Company and Donald R. Futch (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.7	Lease Agreement between the Company and Pinebelt, LLC dated October 8, 2002 with respect to property at 1601 Shop Road, Ste E, Columbia, S.C. (incorporated by reference to Exhibit 10.50 in the Company’s Form 10-QSB for fiscal year ended March 31, 2003)

10.8	Sales Representative and Marketing Agreement dated September 16, 2003 between the Company and Richard D. Pulford (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.9	Integrated Business Systems and Services, Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.30 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002)

10.10	Nonqualified Stock Option Agreement dated as of May 30, 2000 between the Company and William S. McMaster (incorporated by reference to Exhibit 10.15 to the Company’s 10-KSB for the year ended December 31, 2000)

10.11	Service Agreement dated October 25, 2003 between the Company and Elite Financial Communications Group, LLC (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.12	Placement Agent Agreement dated January 30, 2004 between the Company and US Euro Securities, Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.13	Reseller/OEM Agreement dated November 10, 2003 between the Company and Prospect Airport Services, Inc. (incorporated by reference to Exhibit 10.15 to the Company’s Form 10-KSB for the fiscal year ended December 31, 2003)

10.14	Integrated Business Systems and Services, Inc. 2001 Stock Incentive Plan, Amended and Restated as of March 18, 2004 (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

Exhibit No.
10.15	Amended and Restated Statement of Work for IBSS dated October 2, 2003 between the Company and The Scott Group (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.16	Amended and Restated Statement of Work for IBSS dated October 2, 2003 between the Company and The Scott Group, as amended by letter dated July 12, 2004

10.17	Services Agreement dated January 15, 2004 between the Company and Midnight Auto Inc. (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.18	Employment Agreement dated as of March 19, 2004 between the Company and Michael P. Bernard (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-112517))

10.19	Consulting Agreement dated June 29, 2004 between the Company and Fusion Capital Fund II, LLC*

10.20	Promissory Note dated January 31, 2003 issued by the Company to Pinebelt, LLC*

10.21	First Promissory Note dated May 10, 2004 issued by USM Systems, Ltd. to the Company (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-Q SB for the three-month period ended June 30, 2004)

10.22	Security Agreement dated July 28, 2004 between USM Systems, Ltd. and the Company (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-QSB for the there-month period ended June 30, 2004)

23.1	Consent of Parker, Poe, Adams & Bernstein L.L.P. (contained in Exhibit 5.1) *

23.2	Consent of Scott McElveen, L.L.P., dated July 23, 2004 *

23.3	Consent of Scott McElveen, L.L.P., dated August 27, 2004

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	Previously Filed